     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1996


                                                      REGISTRATION NO. 333-05785

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        NEW YORK BAGEL ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

                KANSAS                                   5812                                 73-1369185
   (State or other jurisdiction of           (Primary Standard Industrial        (I.R.S. Employer Identification No.)
    incorporation or organization)           Classification Code Number)

                                300 I.M.A. PLAZA
                             250 NORTH WATER STREET
                           WICHITA, KANSAS 67202-1213
                                  316-267-7373
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                ROBERT J. GERESI
                            CHIEF EXECUTIVE OFFICER
                        NEW YORK BAGEL ENTERPRISES, INC.
                                300 I.M.A. PLAZA
                             250 NORTH WATER STREET
                           WICHITA, KANSAS 67202-1213
                                  316-267-7373
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATION TO:

              GREGORY B. KLENDA, ESQ.                               RICHARD F. DAHLSON, ESQ.
   KLENDA, MITCHELL, AUSTERMAN & ZUERCHER, L.L.C.                   JACKSON & WALKER, L.L.P.
                  1600 EPIC CENTER                                901 MAIN STREET, SUITE 6000
               301 NORTH MAIN STREET                                DALLAS, TEXAS 75202-3797
             WICHITA, KANSAS 67202-4888                                   214-953-6000
                    316-267-0331

                           --------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
      PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NUMBER OF FORM S-1 AND TITLE OF ITEM                                          PROSPECTUS CAPTION
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page; Additional Information;
                                                                   Outside Back Cover Page

       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Prospectus Summary; Risk Factors; S Corporation
                                                                   Distributions; Use of Proceeds; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operation

       5.  Determination of Offering Price......................  Outside Front Cover Page; Risk Factors; Underwriting

       6.  Dilution.............................................  Risk Factors; Dilution

       7.  Selling Security Holders.............................  Outside Front Cover Page; Prospectus Summary; Risk
                                                                   Factors; Principal and Selling Stockholders;
                                                                   Underwriting

       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting

       9.  Description of Securities to Be Registered...........  Description of Capital Stock

      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts

      11.  Information with Respect to the Registrant...........  Prospectus Summary; Risk Factors; S Corporation
                                                                   Distributions; Dividend Policy; Use of Proceeds;
                                                                   Dilution; Capitalization; Selected Combined
                                                                   Financial Data; Management's Discussion and Analysis
                                                                   of Financial Condition and Results of Operations;
                                                                   Business; Management; Principal and Selling
                                                                   Stockholders; Certain Transactions; Description of
                                                                   Capital Stock; Shares Eligible for Future Sale;
                                                                   Combined Financial Statements

      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................                            *

- ------------------------
* Item is inapplicable or the answer thereto is in the negative and is omitted from the Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 26, 1996


                                2,000,000 SHARES

   [LOGO]
                        NEW YORK BAGEL ENTERPRISES, INC.
                                  COMMON STOCK

    Of the 2,000,000 shares of Common Stock offered hereby, 1,800,000 shares are being sold by New York Bagel Enterprises, Inc. (the "Company") and 200,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


    Prior to this offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $10.00 and $12.00 per share. For information relating to the factors to be considered in determining the initial public offering price, see "Underwriting." The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "NYBE," subject to notice of issuance.


    SEE "RISK FACTORS" APPEARING ON PAGES 7 TO 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------
THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
   AND  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE
     COMMISSION OR  ANY  STATE  SECURITIES COMMISSION  PASSED  UPON  THE
        ACCURACY  OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                PROCEEDS TO
                                   PRICE        UNDERWRITING    PROCEEDS TO       SELLING
                                 TO PUBLIC        DISCOUNT       COMPANY(1)     STOCKHOLDERS
Per Share....................        $               $               $               $
Total (2)....................        $               $               $               $


(1) Before deducting estimated expenses of this offering of $700,000, payable by the Company.


(2) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock, solely to cover over-allotments, if any. See "Principal and Selling Stockholders" and "Underwriting." If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount, Proceeds to
    Company  and Proceeds to Selling Stockholders will be $         , $        ,
    $        and $        , respectively.

                            ------------------------

    The shares of Common Stock are offered severally by the Underwriters named herein subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates representing the shares will be ready for delivery at the offices of Rauscher
Pierce Refsnes, Inc., Dallas, Texas, on or about         , 1996.

RAUSCHER PIERCE REFSNES, INC.                                J.C. BRADFORD & CO.

                               ------------------

                 THE DATE OF THIS PROSPECTUS IS         , 1996

[Photograph depicting front facade and side of building, and outside seating of a Company restaurant.]



     [Photograph depicting a selection of the Company's bagel delicatessen sandwiches, drinks and other food items.]



  [Photograph depicting the interior with table and booth seating of a Company restaurant.]



               [Photograph depicting products with Company logo.]



[United States map designating cities with Company-owned restaurants, franchised restaurants, Company-owned restaurants under development and franchised restaurants under development.]



 [Photograph depicting product sack with Company logo and a selection of bagels and cream cheeses.]



[Photograph depicting the interior front order counter with menu board and bagel display case of a Company restaurant.]


    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND COMBINED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS (I) REFLECTS A 1.4-FOR-1 STOCK SPLIT EFFECTED ON JUNE 4, 1996, (II) REFLECTS THE REORGANIZATION AND ACQUISITIONS AS DESCRIBED HEREIN, (III) REFLECTS THE CONVERSION ON A ONE-FOR-ONE BASIS OF THE CLASS B COMMON STOCK INTO CLASS A COMMON STOCK AND THE RECLASSIFICATION OF THE CLASS A COMMON STOCK INTO COMMON STOCK, AND (IV) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.


    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."


                                  THE COMPANY


    The Company owns and franchises 50 quick-service New York Bagel restaurants in 16 states that serve generous portions of fresh, high quality food with fast, friendly service at an attractive price-value relationship. New York Bagel restaurants provide a selection of up to 20 varieties of bagels that are made from scratch, boiled and baked throughout the day in the traditional "New York style." Breakfast menu items include a variety of bagels and custom-blended cream cheeses, breakfast bagel sandwiches, gourmet coffees, muffins and croissants. Lunch and dinner items include an assortment of bagel delicatessen sandwiches, prepared salads, cookies and soft drinks. The restaurants are generally open Monday through Saturday from 6:30 a.m. to 8:00 p.m. and on Sunday from 8:00 a.m. to 5:00 p.m. Management believes that Company-owned restaurants typically generate approximately 40% of their sales before 11:00 a.m., with an average ticket of approximately $3.00 during such period and $4.00 thereafter. Time studies performed on a periodic basis by the Company show that, on average, breakfast customers are served within three minutes of placing their order and lunch and dinner customers are served within five minutes.



    The Company opened its first restaurant in 1986 and has grown by expanding its base of Company-owned restaurants and selectively adding franchisees. The Company has developed 18 of its 20 Company-owned restaurants in Oklahoma, Kansas, Tennessee and Texas. In addition to developing new restaurants, the Company acquired two bagel restaurants in December 1995, one of which was a franchised New York Bagel restaurant. The Company commenced franchising the New York Bagel concept in 1993 and currently has 20 franchisees operating 30 restaurants in 15 states. The Company intends to continue expanding its concept and contemplates having 28 to 30 Company-owned and 45 to 50 franchised restaurants in operation by the end of 1996 and 45 to 50 Company-owned and 70 to 80 franchised restaurants by the end of 1997.


    The Company believes that consumption of bagels has increased in recent years as consumers have discovered that bagels are a healthier, lower fat alternative to other quick-service foods and are a suitable substitute for sandwich breads. Management believes that the market for retail bagel restaurants is fragmented and underserved, and that the Company can capitalize on the demand for fresh bagels by expanding the New York Bagel concept in targeted markets.


    The Company presently targets mid-sized and smaller metropolitan markets, as management believes these markets typically contain fewer competing bagel restaurants and more favorable lease and labor environments than larger metropolitan markets. In each of its targeted markets, the Company seeks to establish a strong market presence by employing a multiple store strategy involving a bakery restaurant which produces bagels for itself and for one or more nearby satellite restaurants. In addition to opening new restaurants, the Company intends to pursue selective acquisitions of local and regional bagel operations with an established market presence. By entering underserved markets and opening multiple restaurants, the Company hopes to maximize market share and establish brand awareness. The Company and its franchisees have implemented this bakery/satellite restaurant combination 15 times.

    By employing a multiple store strategy, the Company focuses not only on generating attractive unit level economics, but also on the economic returns of each target market. The Company's approach to opening new restaurants has been to minimize its required investment by leasing substantially all of its locations. The Company believes that bakery restaurants can be opened for an initial investment, including leasehold improvements, furniture, fixtures, equipment, initial working capital and pre-opening expenses, of approximately
$250,000, with satellite restaurants requiring approximately $150,000. By averaging these initial investment amounts within markets, the Company believes it achieves attractive returns on investment. During 1995 and the period ended June 30, 1996, average sales per Company-owned restaurant opened throughout each period were $559,000 and $293,000, respectively. During 1995 and the period ended June 30, 1996, the Company's restaurant level cash flow margin was 17.1% and 18.9%, respectively.


    The Company believes that the location, layout and design of its restaurants contribute to the success of its operations. The Company's restaurants are typically located in strip shopping centers, free-standing buildings and downtown business districts that provide visibility, curb appeal and accessibility. A variety of factors are considered in selecting sites for the Company's restaurants, including population density, traffic patterns, area demographics and competition. The Company's restaurants are configured to facilitate a smooth flow of dine-in and carry-out traffic while retaining a casual cafe atmosphere. The Company's prototypical unit is decorated in rich colors and dark woods and contains a mixture of booth, table and barstool seating and, where available, outdoor seating. Exposed ceilings with drop lighting and a combination of tile and carpeted flooring are used to enhance its comfortable ambiance. Walls are covered with black and white photographs depicting classic New York scenes. The flexibility of its restaurant design and layout allow its restaurants to be configured to fit a wide variety of locations, thereby increasing the number of suitable sites.

    Management believes that comprehensive training is essential to the efficiency and consistency of its operations. Accordingly, the Company conducts an extensive 90-day training program for its restaurant managers and franchisees that is comprised of approximately ten days of classroom instruction on administration, record keeping and inventory control and approximately 80 days of on-site instruction on baking and food preparation at the Company's training facility in Oklahoma City, Oklahoma. In addition, the Company provides a team for on-site assistance during the initial ten days of operation at each Company-owned restaurant and at a franchisee's initial franchised restaurant.

    The Company's executive offices are located at 300 I.M.A. Plaza, 250 North Water Street, Wichita, Kansas 67202-1213, and its telephone number is (316) 267-7373.

                                  THE OFFERING


Common Stock offered by the Company..............  1,800,000 shares
Common Stock offered by the Selling
 Stockholders....................................  200,000 shares
Common Stock to be outstanding after this
 offering (1)....................................  4,600,000 shares
Use of Proceeds..................................  To repay bank indebtedness, finance the development of Company-owned restaurants,
                                                   for possible acquisitions of bagel
                                                   restaurants, and for working capital and
                                                   general corporate purposes.
Nasdaq National Market Symbol....................  NYBE


- ------------------------
(1) Excludes (i) 400,000 shares of Common Stock reserved for issuance under the Company's 1996 Incentive Plan, of which options to acquire 271,000 shares are outstanding as of the date of this Prospectus and (ii) 19,320 shares of Common Stock issuable upon conversion of the Convertible Debenture, as defined herein. See "Management -- 1996 Incentive Plan" and "Description of Capital Stock -- Convertible Debenture."

                     SUMMARY FINANCIAL AND RESTAURANT DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                        TWENTY-SIX
                                                              YEAR ENDED DECEMBER 31,      SIX MONTHS   WEEKS ENDED
                                                          -------------------------------  ENDED JUNE    JUNE 30,
                                                            1993       1994     1995 (1)    30, 1995     1996 (2)
                                                          ---------  ---------  ---------  -----------  -----------
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues..........................................  $   3,561  $   5,822  $   7,359   $   3,539   $   5,190
Operating income........................................         99        647        666         394         676
Earnings before income taxes............................         85        594        626         374         512
Net earnings............................................         76        597        619         374         512
Pro forma to reflect income taxes (3):
  Net earnings..........................................                        $     380               $     311
  Net earnings per share................................                        $    0.13               $    0.10
Pro forma weighted average shares outstanding (in
 thousands) (4).........................................                            2,978                   2,978
RESTAURANT DATA:
System-wide sales (5)...................................  $   3,581  $   7,260  $  13,232   $   5,623   $  10,544
Company-owned restaurants (6):
  Average period sales per restaurant...................        470        524        559         279         293
  Average period sales per restaurant (excluding limited
   hour restaurants) (7)................................        513        604        635         316         322
  Same restaurant sales increase........................       21.0%      19.0%       9.8%       13.9%        5.1%
Number of restaurants open at end of period:
  Company-owned.........................................          9         12         15          12          20
  Franchised............................................          2          9         25          16          30
                                                          ---------  ---------  ---------  -----------  -----------
    Total...............................................         11         21         40          28          50
                                                          ---------  ---------  ---------  -----------  -----------
                                                          ---------  ---------  ---------  -----------  -----------


                                                                   JUNE 30, 1996
                                                          -------------------------------
                                                                                   AS
                                                                     PRO FORMA  ADJUSTED
                                                           ACTUAL       (8)        (9)
                                                          ---------  ---------  ---------
                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit)..............................................  $    (872)   $  (1,124)     $   12,775
Total assets...........................................................      4,002        4,002          17,717
Total debt.............................................................      3,930        3,930              86
Stockholders' equity (deficit).........................................     (1,066)      (1,341)         16,373


- ------------------------
(1) The Company acquired two restaurants in December 1995. If such transactions had occurred on January 1, 1995, "Total revenues," "Net earnings" and "Net earnings per share" would have been approximately $8,761,000, $224,000 and $0.08, respectively, for the year ended December 31, 1995, on a pro forma basis. The pro forma results do not necessarily reflect what would have occurred if the acquisitions had been made at the beginning of the respective periods or the results that may occur in the future. See "Pro Forma Condensed Combined Statement of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

(2) Effective January 1, 1996, the Company elected to change its fiscal year end from a calendar year end to a 52/53 week fiscal year, ending on the last Sunday of the year, which consists of four 13-week periods.

(3) Reflects a pro forma adjustment assuming the Company had been treated as a C corporation rather than as an S corporation for income tax purposes for the periods presented. See "S Corporation Distributions" and Note 2(i) of Notes to Combined Financial Statements.

(4) See Note 2(i) of Notes to Combined Financial Statements.

(5) Reflects total sales of Company-owned restaurants and sales of franchised restaurants as reported by franchisees or derived by the Company from other data reported by franchisees.

(6) Reflects restaurants open throughout the entire period indicated. Same restaurant sales reflects restaurants that were open during the entire period indicated and the entire corresponding prior period.


(7) Limited hour restaurants are typically open Monday through Friday during business hours. As of June 30, 1996, there were five Company-owned limited hour restaurants and three franchised limited hour restaurants.



(8) Gives effect to (i) an accrual for the distribution of $184,000 to stockholders as if the Company had terminated its S corporation status at June 30, 1996 and made a distribution to the stockholders in connection with their estimated federal and state income tax obligations, and (ii) the establishment of a deferred tax liability in the estimated amount of $91,000 arising from the termination of the Company's S corporation status.


(9) As adjusted to reflect the sale of 1,800,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY.


    EXPANSION. As of June 30, 1996, there were 50 New York Bagel restaurants in operation, consisting of 20 Company-owned and 30 franchised restaurants. In addition, there were four Company-owned restaurants and four franchised restaurants in various stages of development. By the end of 1996, the Company contemplates having approximately 28 to 30 Company-owned and 45 to 50 franchised restaurants in operation. The Company expects to have approximately 45 to 50 Company-owned and 70 to 80 franchised restaurants in operation by the end of 1997. The Company intends to use a significant portion of the net proceeds of this offering to develop additional Company-owned restaurants. There can be no assurance that the Company will be able to open all of its planned restaurants or that, if opened, such restaurants can operate profitably. The opening and success of New York Bagel restaurants will depend on various factors, not all of which are within the control of the Company, including customer acceptance of the Company's concept in new markets, the availability of suitable sites, the negotiation of acceptable lease or purchase terms for new locations, permit and regulatory compliance, the ability to meet construction schedules, the financial and other capabilities of the Company and its franchisees, the ability of the Company to successfully manage this anticipated expansion and to hire and train personnel, and general economic and business conditions. Furthermore, because of the Company's relatively small restaurant base, an unsuccessful restaurant could have a more significant adverse effect on the Company's results of operations than would be the case for a company with a larger restaurant base.



    The Company's expansion will also require the implementation and integration of enhanced operational and financial systems and additional management, operational and financial resources. Failure to implement and integrate these systems and add these resources could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth. The Company experienced growth in revenues and net income in 1995 and in the period ended June 30, 1996. There can be no assurance that the Company will continue to experience growth in, or maintain its present level of, revenues or net earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Expansion Strategy."


    DEPENDENCE ON FRANCHISEES. The Company realizes a portion of its revenues from initial franchise fees and continuing royalty payments from its franchisees. If the Company's franchisees encounter business or operational difficulties, the Company's revenues from royalties will be adversely affected. Such difficulties may also negatively impact the Company's ability to sell new franchises. Consequently, the Company's financial prospects are significantly related to the success of its franchised restaurants, over which the Company has limited direct operational control. There can be no assurance that the Company will be able to successfully attract new franchisees or that the Company's franchisees will be able to successfully operate existing or develop and operate additional New York Bagel restaurants. See "Business -- Expansion Strategy" and "Business -- Franchise Program."

    COMPETITION. The quick-service restaurant industry is intensely competitive and characterized by relatively low barriers to entry. New York Bagel restaurants compete against many well established, quick-service restaurants, local food establishments, supermarkets and convenience stores, many of which have greater product and name recognition and larger financial and other resources than the Company. An increase in the number of competitors, particularly bagel restaurants or delicatessens, in the Company's territories could have an adverse impact on the Company's results of operations and expansion plans. See "Business -- Competition."

    LIMITED COMBINED OPERATING HISTORY. Although the business of the Company began in 1986, the Company commenced operations as a combined entity in December 1995 and, as a result, has a limited combined operating history upon which investors may base their evaluation of the Company's performance. As a result of the Company's limited combined operating history, period-to-period comparisons of operating results may not be meaningful and results of operations from prior periods may not be indicative of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RESTAURANT INDUSTRY. The Company and the restaurant industry are significantly affected by factors such as changes in local, regional or national economic conditions, changes in consumer tastes and concerns about the nutritional quality of quick-service foods. Multi-unit food service chains such as the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. In addition, factors such as increases in food, labor and energy costs, the availability and cost of suitable restaurant sites, fluctuating insurance rates, state and local regulations and the availability of an adequate number of hourly-paid employees can also adversely affect the restaurant industry.

    DEPENDENCE ON KEY PERSONNEL. The Company's future success will be highly dependent on the continued efforts of senior management. The Company does not have employment agreements with any of its senior management or employees. The loss of the services of one or more of such key personnel could have a material adverse effect upon the Company's results of operations. The Company's success is also dependent upon its ability to attract and retain skilled restaurant managers and employees and the ability of its key personnel to manage the Company's growth and integrate its operations. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

    INCREASES IN OPERATING COSTS; INTERRUPTIONS IN SUPPLIES. An increase in operating costs could adversely affect the profitability of the Company. Factors such as inflation, increased food and labor costs, including the proposed increase in the minimum hourly wage requirement, and employee benefit costs and the availability of qualified management and other personnel may adversely affect the profitability of the Company. The cost and availability of many restaurant commodities are subject to fluctuations due to seasonality, weather, demand and other factors. The Company's restaurants are dependent on frequent deliveries of food supplies and any shortages or interruptions could have a material adverse effect on the Company. See "Business -- Purchasing and Distribution."

    GEOGRAPHIC CONCENTRATION. All but one of the Company-owned restaurants are located in Oklahoma, Kansas and Tennessee. As a result, the Company's results of operations may be materially affected by adverse business, economic or weather conditions in these states. Although the Company plans to open additional restaurants in new geographic areas, there can be no assurance that the current geographic concentration of the Company's business will not have an adverse effect on its results of operations or financial condition in the future.

    POSSIBLE ACQUISITIONS. The Company's growth strategy includes possible acquisitions of bagel restaurants. However, no assurance can be given that the Company will be able to find attractive acquisition candidates, consummate additional acquisitions or that it will successfully integrate, convert or operate any acquired business. In the event that the Company makes acquisitions, there can be no assurance that any such acquisition and resulting conversion expenses, including loss of restaurant sales during the remodel period, will not have a material adverse effect upon the Company's operating results, particularly during the period in which such operations are being integrated into the Company. Furthermore, the Company's ability to make acquisitions may depend upon its ability to obtain financing. There can be no assurance that the Company will be able to obtain financing on acceptable terms. See "Business -- Expansion Strategy."

    FLUCTUATIONS IN QUARTERLY RESULTS. The timing of restaurant openings or acquisitions, recognition of franchise fee income and seasonal factors may result in fluctuations in quarterly operating results of the Company. In accordance with generally accepted accounting principles, franchise and development fees and the corresponding deferred charges with respect to each franchise or development agreement are not recognized as income until a restaurant commences operations. There can be no assurance that quarterly fluctuations will not continue and, accordingly, the Company's financial results for a particular quarter may not be indicative of results for an entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Financial Data."


    CONTROL OF COMPANY. Following completion of this offering, the directors and executive officers of the Company will beneficially own approximately 45.3% of the outstanding Common Stock of the Company (approximately 42.3% if the Underwriters' over-allotment option is exercised in full). In addition, the existing stockholders and the Company are parties to a certain stockholders' agreement (the "Stockholders' Agreement"), which, among other things, sets forth certain agreements regarding the designation and election of directors of the Company. These stockholders will own approximately 56.5% of the outstanding Common Stock following completion of this offering (approximately 52.8% if the Underwriters' over-allotment option is exercised in full). Due to their ownership position and the Stockholders' Agreement, such stockholders will retain the power to direct the Company's business and affairs through their ability to control the outcome of elections of the Company's Board of Directors and to take other actions that require the vote or approval of the stockholders of the Company. See "Management -- Stockholders' Agreement" and "Principal and Selling Stockholders."



    BENEFITS OF OFFERING TO CERTAIN STOCKHOLDERS. The Company's existing stockholders are hereby offering an aggregate of 200,000 shares of Common Stock (230,000 shares if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. In addition, the Company intends to use approximately $4.5 million of the proceeds of this offering to retire bank indebtedness of the Company which certain stockholders have guaranteed either jointly and severally or severally on either a limited or unlimited basis. A portion of such indebtedness was used to fund prior distributions to stockholders. The Company also intends to use a portion of the net proceeds of this offering to fund a distribution to existing stockholders in connection with their estimated federal and state income tax obligations attributable to the Company's 1996 earnings. If the Company had terminated its S corporation status as of June 30, 1996, the Company's S corporation taxable income for 1996 would have been approximately $409,000 and the resulting distribution would have been approximately $184,000. There can be no assurance as to the actual amount of the Company's S corporation taxable income for 1996 up to the date the Company terminates its S corporation status or the amount of the related distribution. See "S Corporation Distributions," "Use of Proceeds," "Certain Transactions -- Stockholder Guarantees" and "Principal and Selling Stockholders."


    GOVERNMENT REGULATION. The Company is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food, the sale of alcoholic beverages, public health and building and zoning requirements. Also, the Company and its franchisees are subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements. The Company is also subject to federal regulation and certain state laws which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on non-competition provisions and termination or non-renewal of a franchise. Some states require that certain franchise offering materials be registered before franchises can be offered or sold in that state. The failure to obtain or retain food licenses, alcoholic beverage licenses or approvals to sell franchises could adversely affect the Company's and its franchisees' results of operations. The future enactment, adoption or amendment of laws or regulations, such as establishing basic franchisee rights, increasing the minimum wage or other costs associated with employees, could adversely affect the Company's results of operations. See "Business -- Franchise Program" and "Business -- Government Regulation."

    TRADEMARKS AND SERVICE MARKS. The Company is aware of the use by other persons and entities in certain geographic areas of names and marks that are the same as or similar to the Company's marks. Some of these persons or entities may have prior rights to those names or marks in their respective localities. Negative publicity surrounding such businesses may adversely affect the Company's operations in those markets. In addition, the Company's marks contain common descriptive words and thus may be subject to challenge by users of these words, alone or in combination with other words, which describe other services or products. Accordingly, there is no assurance that the Company's marks will be available in all locations or that a challenge to the Company's use of such marks will not result in adverse consequences, including a judgment that would entail damages and/or the discontinuation of the Company's use of its marks. It is the Company's policy to utilize other compatible marks in areas where there are preexisting competing marks. See "Business -- Trademarks and Service Marks."


    CLASSIFIED BOARD OF DIRECTORS. Concurrent with the completion of this offering, the Company's Restated and Amended Articles of Incorporation and Restated and Amended Bylaws will provide for a classified Board of Directors. The terms of each class expire in consecutive years so that only one class is elected in any given year. Such provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their best interests, including offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Common Stock. See "Management -- Term of Office" and "Description of Capital Stock -- Certain Anti-Takeover Matters."



    PREFERRED STOCK. Concurrent with the completion of this offering, the Company's Restated and Amended Articles of Incorporation and Restated and Amended Bylaws will authorize shares of Preferred Stock with respect to which the Board of Directors of the Company will have the power to fix the rights, preferences, privileges and restrictions without any further vote or action by the stockholders. Depending upon the rights of such Preferred Stock, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, diluting the voting rights of holders of Common Stock, making removal of the present managment of the Company more difficult or reducing or restricting the payment of dividends and other distributions to the holders of Common Stock, including, without limitation, any liquidation preferences which may relate to such Preferred Stock. Such provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their best interests, including offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Common Stock. See "Description of Capital Stock -- Preferred Stock."



    SUPERMAJORITY STOCKHOLDER VOTES. Concurrent with the completion of this offering, the Company's Restated and Amended Articles of Incorporation and Restated and Amended Bylaws will require the affirmative vote of the holders of at least two-thirds of the outstanding capital stock in order to remove directors for cause, amend the Bylaws and approve certain business combinations with respect to a "related person." Such provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their best interests, including offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Common Stock. See "Description of Capital Stock -- Certain Anti-Takeover Matters."



    DILUTION; ABSENCE OF PRIOR PUBLIC MARKET AND VOLATILITY OF STOCK PRICE. This offering will result in immediate substantial dilution of net tangible book value of $7.54 per share to new investors, which amount represents the difference between the pro forma net tangible book value per share after the offering and an assumed initial public offering price of $11.00 per share. Prior to this offering, there has been no public market for the Common Stock. Although the Company's Common Stock has been approved for listing on the Nasdaq National Market, subject to notice of issuance, there can be no assurance that an active market will develop or be sustained following this offering; therefore, a purchaser of the Common Stock may not be able to readily liquidate its investment in the Common Stock. The initial public offering price for the shares of Common Stock sold in this offering will be determined through negotiations between the Company and the representatives of the underwriters and will not necessarily reflect the market prices for the Common Stock following this offering.

    Market prices for the Common Stock following this offering will be influenced by a number of factors, including the Company's operating results and other factors affecting the Company specifically and the restaurant industry and the financial markets generally, as well as the liquidity of the market for the Common Stock. The Company believes that the market price of its Common Stock will reflect expectations that the Company will be able to continue to operate its restaurants profitably and to develop new restaurants at a significant rate and operate them profitably. If the Company is unable to operate its restaurants as profitably and develop restaurants at a pace that reflects the expectations of the market, investors could sell shares of the Common Stock at or after the time that it becomes apparent that such expectations may not be realized, resulting in a decrease in the market price of the Common Stock. In recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. See "Dilution" and "Underwriting."


    SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this offering, the Company will have outstanding 4,600,000 shares of Common Stock (4,870,000 shares of Common Stock if the Underwriters' over-allotment option is exercised in full). Of these shares, the shares sold in this offering will be tradeable without restriction unless they are purchased by affiliates of the Company. Shares of Common Stock outstanding prior to completion of this offering will be "restricted securities" as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). These "restricted securities," and any shares purchased by affiliates of the Company in this offering may be publicly sold only if registered under the Securities Act or if sold in accordance with an available exemption from registration, such as those provided by Rule 144. The holders of 2,600,000 shares of such "restricted securities" have agreed that they will not, directly or indirectly, sell or otherwise dispose of any of such shares for a period of 180 days after the date of this Prospectus, without the prior written consent of Rauscher Pierce Refsnes, Inc., on behalf of the representatives of the underwriters. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock. The sale of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock. See "Shares Eligible For Future Sale."

                          S CORPORATION DISTRIBUTIONS


    Since January 1, 1994, the Company and certain of the Prior Entities (as defined herein) have been treated for federal and state income tax purposes as S corporations under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"). Since such date, the Company's earnings have been and will be taxed for federal and most state income tax purposes directly to the Company's stockholders, rather than to the Company, through the date immediately prior to the date of termination of the Company's S corporation status (the "Termination Date"). The Termination Date will occur on the day immediately prior to the completion of this offering. The Company will be responsible for the payment of all federal and state income taxes on earnings beginning on the Termination Date and continuing thereafter. See Notes 2 and 9 of Notes to Combined Financial Statements and Pro Forma Balance Sheet as of June 30, 1996.



    Certain Prior Entities paid cash distributions to their stockholders in the aggregate amounts of approximately $394,000 and $2.5 million during 1994 and 1995, respectively. See "Certain Transactions -- Distributions." The distributions made in 1995 were in excess of the earnings of such Prior Entities and were partially funded by borrowings of such Prior Entities which were assumed by the Company in connection with the Reorganization, as defined herein. The Company intends to repay all of its bank borrowings with a portion of the net proceeds of this offering. The Company also intends to use a portion of the net proceeds of this offering to fund a distribution to the existing stockholders in connection with their estimated federal and state income tax obligations attributable to the Company's 1996 earnings prior to the Termination Date. If the Company had terminated its S corporation status as of June 30, 1996, the Companys' S corporation taxable income for 1996 would have been approximately $409,000 and the resulting distribution would have been approximately $184,000. There can be no assurance as to the actual amount of the Company's S corporation taxable income for 1996 up to the date the Company terminates its S corporation status or the amount of the related distribution. Under federal tax laws, if the Company fails to distribute its undistributed S corporation earnings within a limited period of time following the Termination Date, a later distribution could be taxed as a dividend to the stockholders. No S corporation distributions will be made to the stockholders in connection with the Company's earnings for any period beginning on or after the Termination Date.



    Had the Company's S corporation election terminated effective June 30, 1996, the Company would have recognized a deferred tax liability of approximately $91,000 at the current corporation tax rate pursuant to Statement of Financial Accounting Standards No. 109, which represents the cumulative amount of temporary differences that have been deducted by the Company for income tax purposes but have not yet been expensed for financial accounting purposes. See "Selected Combined Financial Data" and Notes 2, 9 and 15 of Notes to Combined Financial Statements.


                                DIVIDEND POLICY

    The Company currently intends to retain all earnings to provide funds for its operations and expansion, and therefore does not anticipate paying cash dividends or making any other distributions on its shares of Common Stock in the foreseeable future. The Company's future dividend policy will be determined by its Board of Directors based on various factors, including the Company's results of operations, financial condition, business opportunities, capital requirements, credit restrictions and such other factors as the Board of Directors may deem relevant.


    The Company and certain Prior Entities have been treated for federal and state income tax purposes as S corporations under the Code since January 1, 1994. As a result, earnings of the Company were subject to taxation at the stockholder level rather than the corporate level for federal and certain state income tax purposes. Certain of the Prior Entities have previously made distributions to their stockholders in connection with the Reorganization and the Company intends to make distributions to its stockholders in connection with its status as an S corporation. However, no S corporation distributions will be made to the existing stockholders in connection with the Company's earnings for any period beginning on or after the Termination Date. See "S Corporation Distributions."

                                USE OF PROCEEDS


    The net proceeds from the sale of the shares of Common Stock offered by the Company are estimated to be approximately $17.7 million (approximately $20.5 million if the Underwriter's over-allotment option is exercised in full), assuming an initial public offering price of $11.00 per share and after deducting the underwriting discount and other estimated offering expenses. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders.



    The Company intends to use approximately $4.5 million of the net proceeds for repayment of indebtedness, as discussed below, and an amount sufficient to fund a distribution to the existing stockholders in connection with their estimated federal and state income tax obligations attributable to the Company's 1996 earnings prior to the Termination Date. If the Company had terminated its S corporation status as of June 30, 1996, the Company's S corporation taxable income for 1996 would have been approximately $409,000 and the resulting distribution would have been approximately $184,000. See "S Corporation Distributions." The balance of the net proceeds, together with cash flows from operations, will be used to finance future development of Company-owned restaurants, possible acquisitions, working capital requirements and for general corporate purposes. The Company presently does not have any specific plans, arrangements, understandings or agreements regarding any material acquisitions; however, the Company will continue to evaluate suitable acquisitions of bagel restaurant businesses as they are identified.



    The Company intends to use approximately $4.5 million of the net proceeds to repay all indebtedness outstanding under its bank financing, approximately $3.8 million of which was outstanding as of June 30, 1996 and up to $747,500 of which has been, or is anticipated to be, incurred subsequent to June 30, 1996. This bank debt consists of the following:



    - A loan agreement (the "Loan Agreement"), the proceeds of which were used to fund stockholder distributions and for working capital purposes. The Loan Agreement bears interest at the prime rate plus 1.0% (9.25% at June 30, 1996), has a maturity date of December 28, 2000 and had an outstanding balance of approximately $2.5 million as of June 30, 1996.



    - Six term notes (the "Term Notes"), the proceeds of which are being used to fund the current development of Company-owned restaurants. The Term Notes bear interest at the prime rate plus 0.5% (8.75% at June 30, 1996), have a maturity date of June 15, 2003 and had an aggregate outstanding balance of approximately $800,000 as of June 30, 1996.



    - A term loan (the "Nashville Note") incurred in connection with the acquisition of Nashville Bagel Co., Inc. The Nashville Note bears interest at the prime rate plus 0.5% (8.75% at June 30, 1996), has a maturity date of March 26, 2003 and had an outstanding balance of approximately $487,000 as of June 30, 1996.



    - A term loan (the "Stillwater Note") dated July 10, 1996 for $300,000 used to purchase land and building for an additional restaurant location in Stillwater, Oklahoma. The Stillwater Note bears interest at the prime rate plus 0.5% (8.75% at July 10, 1996), and has a maturity date of January 10, 2007.



    - A term loan (the "Springfield Note") dated July 8, 1996 for $125,000 used to fund the development of a Company-owned restaurant in Springfield, Missouri. The Springfield Note bears interest at the prime rate plus 0.5% (8.75% at July 8, 1996), and has a maturity date of October 8, 2001.



    - A term loan (the "Remodel Note") dated July 8, 1996 for $172,500 used for funding of the remodeling of three existing Company-owned restaurants in Oklahoma. The Remodel Note bears interest at the prime rate plus 0.5% (8.75% at July 8, 1996) and has a maturity date of July 8, 2001.



    - A term loan (the "Lubbock Note") dated July 15, 1996 for $150,000 used to fund the development of a Company-owned restaurant in Lubbock, Texas. The Lubbock Note bears interest at the prime rate plus 0.5% (8.75% at July 15, 1996), and has a maturity date of October 15, 2003.


    See Note 7 of the Notes to Combined Financial Statements and "Certain Transactions."

    Pending use of the proceeds as set forth above, the Company intends to invest the net proceeds in interest-bearing, short-term, investment-grade securities.

                                    DILUTION


    At June 30, 1996, the Company had a pro forma net tangible book value (deficit) of approximately $(1.8 million), or $(0.65) per share of Common Stock. Net tangible book value per share of Common Stock is defined as total tangible assets of the Company less total liabilities, divided by the total number of shares of Common Stock outstanding, without giving effect to the possible exercise of outstanding stock options or other convertible securities. After giving effect to the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at June 30, 1996 would have been approximately $15.9 million, or $3.46 per share. This represents an immediate increase in pro forma net tangible book value of approximately $4.11 per share to existing stockholders, and an immediate dilution of $7.54 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates the per share dilution to new investors:



Assumed initial public offering price per share.......................  $   11.00
  Pro forma net tangible book value (deficit) per share....  $   (0.65)
  Increase in net tangible book value per share
   attributable to payments by investors of Common Stock in
   this offering...........................................       4.11
                                                             ---------
Pro forma net tangible book value per share after this offering.......       3.46
                                                                        ---------
Dilution per share to new investors...................................  $    7.54
                                                                        ---------
                                                                        ---------



    The following table summarizes, at June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing stockholders and new investors purchasing shares in this offering at an assumed initial public offering price of $11.00 per share:


                                               SHARES PURCHASED(1)(2)
                                                                            TOTAL CONSIDERATION
                                              ------------------------  ---------------------------  AVERAGE PRICE
                                                NUMBER       PERCENT        AMOUNT        PERCENT      PER SHARE
                                              -----------  -----------  --------------  -----------  -------------
Existing stockholders.......................    2,800,000        60.9%  $      185,650         0.9%    $    0.07
New investors...............................    1,800,000        39.1       19,800,000        99.1         11.00
                                              -----------       -----   --------------       -----
  Total.....................................    4,600,000       100.0%  $   19,985,650       100.0%
                                              -----------       -----   --------------       -----
                                              -----------       -----   --------------       -----

- ------------------------
(1) Sales by Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 2,600,000, or 56.5% of the total number of shares of Common Stock to be outstanding after this offering, and will increase the number of shares held by new investors to 2,000,000 shares, or 43.5% of the total shares of Common Stock to be outstanding after this offering. See "Principal and Selling Stockholders" and "Underwriting."

(2) Excludes (i) 400,000 shares of Common Stock reserved for issuance under the Company's 1996 Incentive Plan, of which options to acquire 271,000 shares are outstanding as of the date of this Prospectus and (ii) 19,320 shares of Common Stock issuable upon conversion of the Convertible Debenture, as defined herein. See "Management -- 1996 Incentive Plan" and "Description of Capital Stock -- Convertible Debenture."

                                 CAPITALIZATION


    The following table sets forth the short-term debt and capitalization of the Company at June 30, 1996 (i) on an actual basis, (ii) on a pro forma basis as if the Company had terminated its S corporation status as of June 30, 1996 and made a distribution to the stockholders in connection with their estimated federal and state income tax obligations, and (iii) as adjusted to give effect to the sale of 1,800,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds."



                                                                                          JUNE 30, 1996
                                                                               -----------------------------------
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
                                                                                     (DOLLARS IN THOUSANDS)
Short-term debt..............................................................  $     649   $     649    $      29
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------
Distributions payable........................................................         49         233           49
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------
Long-term debt, less current portion.........................................  $   3,281   $   3,281    $      86
Stockholders' equity (deficit):
  Preferred stock, 5,000,000 shares authorized, no par value, none issued or
   outstanding (1)...........................................................     --          --           --
  Common stock, $0.01 par value, 30,000,000 shares authorized; 2,800,000 shares issued and outstanding, actual; 4,600,000 shares issued and
   outstanding, as adjusted (2)..............................................         28          28           46
  Additional paid-in capital (deficit).......................................        158      (1,369)      16,327
  Accumulated deficit........................................................     (1,252)     --           --
                                                                               ---------  -----------  -----------
Total stockholders' equity (deficit).........................................     (1,066)     (1,341)      16,373
                                                                               ---------  -----------  -----------
Total capitalization.........................................................  $   2,215   $   1,940    $  16,459
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------


- ------------------------
(1) Concurrent with the completion of this offering, the Company's Restated and Amended Articles of Incorporation will authorize the issuance of preferred stock. See "Description of Capital Stock."

(2) Excludes (i) 400,000 shares of Common Stock reserved for issuance under the Company's 1996 Incentive Plan, of which options to acquire 271,000 shares are outstanding as of the date of this Prospectus and (ii) 19,320 shares of Common Stock issuable upon conversion of the Convertible Debenture, as defined herein. See "Management -- 1996 Incentive Plan" and "Description of Capital Stock -- Convertible Debenture."

                        SELECTED COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following table sets forth selected combined financial data for the Company at the dates and for the periods indicated. The selected combined financial data at December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 have been derived from the Combined Financial Statements of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Prospectus. The selected combined financial data at December 31, 1991, 1992 and 1993 and June 30, 1996, and for each of the years in the two-year period ended December 31, 1992, and for the six months ended June 30, 1995 and the twenty-six weeks ended June 30, 1996, have been prepared on the same basis as the audited financial statements, have been derived from the unaudited Combined Financial Statements of the Company for such periods and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial position and combined results of operations at and for such periods. The Company's combined results of operations for the twenty-six weeks ended June 30, 1996 may not be indicative of its combined results of operations for the full year. Selected combined financial data should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus.


                                                                                  YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1991       1992       1993       1994      1995(1)
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Sales from Company-owned restaurants...........................  $   1,596  $   2,438  $   3,539  $   5,653  $   6,875
  Franchise revenues.............................................     --         --             22        169        484
                                                                   ---------  ---------  ---------  ---------  ---------
    Total revenues...............................................      1,596      2,438      3,561      5,822      7,359
Costs and expenses:
  Cost of sales..................................................        789      1,192      1,527      2,280      2,612
  Restaurant operating expenses..................................        594        985      1,386      2,326      3,084
  General and administrative expenses............................        152        203        469        452        838
  Depreciation and amortization..................................         43         57         80        117        159
                                                                   ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.....................................      1,578      2,437      3,462      5,175      6,693
    Operating income.............................................         18          1         99        647        666
Interest expense, net............................................         20         18         14         53         40
                                                                   ---------  ---------  ---------  ---------  ---------
  Earnings (loss) before income taxes............................         (2)       (17)        85        594        626
Income tax expense (benefit).....................................          2         (1)         9         (3)         7
                                                                   ---------  ---------  ---------  ---------  ---------
    Net earnings (loss)..........................................  $      (4) $     (16) $      76  $     597  $     619
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Pro forma to reflect income taxes (3):
  Net earnings...................................................                                              $     380
  Net earnings per share.........................................                                              $    0.13
Pro forma weighted average shares outstanding (4)................                                                  2,978


                                                                                       DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1991       1992       1993       1994       1995
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Working capital deficit..........................................  $      (4) $     (67) $    (171) $    (120) $    (368)
Total assets.....................................................        294        347        819        872      2,295
Total debt.......................................................        234        230        560        359      3,365
Stockholders' equity (deficit)...................................         16         51        126        159     (1,578)

                                                                                TWENTY-SIX
                                                                   SIX MONTHS   WEEKS ENDED
                                                                   ENDED JUNE    JUNE 30,
                                                                    30, 1995      1996(2)
                                                                   -----------  -----------
                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Sales from Company-owned restaurants...........................   $   3,345    $   4,850
  Franchise revenues.............................................         194          340
                                                                   -----------  -----------
    Total revenues...............................................       3,539        5,190
Costs and expenses:
  Cost of sales..................................................       1,273        1,733
  Restaurant operating expenses..................................       1,433        2,202
  General and administrative expenses............................         375          402
  Depreciation and amortization..................................          64          177
                                                                   -----------  -----------
    Total costs and expenses.....................................       3,145        4,514
    Operating income.............................................         394          676
Interest expense, net............................................          20          164
                                                                   -----------  -----------
  Earnings (loss) before income taxes............................         374          512
Income tax expense (benefit).....................................      --           --
                                                                   -----------  -----------
    Net earnings (loss)..........................................   $     374    $     512
                                                                   -----------  -----------
                                                                   -----------  -----------
Pro forma to reflect income taxes (3):
  Net earnings...................................................                $     311
  Net earnings per share.........................................                $    0.10
Pro forma weighted average shares outstanding (4)................                    2,978

                                                                        JUNE 30, 1996
                                                                   ------------------------
                                                                         (UNAUDITED)
BALANCE SHEET DATA:
Working capital deficit..........................................          $ (872)
Total assets.....................................................           4,002
Total debt.......................................................           3,930
Stockholders' equity (deficit)...................................          (1,066)


- ------------------------------
(1) The Company acquired two restaurants in December 1995. If such transactions had occurred on January 1, 1995, "Total revenues," "Net earnings" and "Net earnings per share" would have been approximately $8,761,000, $224,000 and $0.08, respectively, for the year ended December 31, 1995, on a pro forma basis. The pro forma results do not necessarily reflect what would have occurred if the acquisitions had been made at the beginning of the respective periods or the results that may occur in the future. See "Pro Forma Condensed Combined Statement of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."
(2) Effective January 1, 1996, the Company elected to change its fiscal year end from a calendar year end to a 52/53-week fiscal year, ending on the last Sunday of the year, which consists of four 13-week periods.
(3) Reflects a pro forma adjustment assuming the Company had been treated as a C corporation rather than as an S corporation for income tax purposes for the periods presented. See "S Corporation Distributions" and Note 2(i) of Notes to Combined Financial Statements.
(4) See Note 2(i) of Notes to Combined Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW


    The Company opened its first restaurant in 1986, and has developed 18 of its 20 Company-owned restaurants in Oklahoma, Kansas, Tennessee and Texas. In addition to developing new restaurants, the Company acquired two bagel restaurants in December 1995, one of which was a franchised New York Bagel restaurant. The Company commenced franchising the New York Bagel concept in 1993 and currently has 20 franchisees operating 30 restaurants.


    The Company's business was previously operated through six separate entities, each of which was owned by one or more existing stockholders (collectively, the "Prior Entities"). The Company was incorporated in December 1995 under the laws of Kansas, and on December 31, 1995, the Prior Entities were merged into the Company (the "Reorganization"). The financial statements herein include the results of operations of the Prior Entities on a combined basis for all periods. See "Certain Transactions -- Reorganization" and Note 1 of the Notes to Combined Financial Statements.

    The Company completed the acquisition of two bagel restaurants in December 1995 (the "Acquisitions"). The Company acquired the outstanding stock of Nashville Bagel Co., Inc. ("Nashville Bagel"), which operated a bagel restaurant in Nashville, Tennessee, and acquired a franchised New York Bagel restaurant located in Wichita, Kansas. Each Acquisition was accounted for under the purchase method, and accordingly, the operations of Nashville Bagel and the acquired franchised restaurant have been included in the Company's combined results of operations after December 14, 1995 and December 31, 1995, respectively. Pro Forma Condensed Combined Statement of Operations included herein presents the results of operations of the Company as if the Acquisitions had occurred at January 1, 1995. See "Certain Transactions -- Franchise Acquisitions" and Note 12 of the Notes to Combined Financial Statements.

    The Company's revenues are derived from sales from Company-owned restaurants and franchise revenues, which consist of royalties from franchised restaurant sales as well as franchise and development fees. Franchise and development fees are initially recorded as deferred revenue until each franchised restaurant opens, at which time these fees are recorded as revenue.

    Cost of sales includes food, paper and beverage costs associated with Company-owned restaurants. Restaurant operating expenses consist primarily of labor costs, rent, advertising, utilities, maintenance and insurance associated with Company-owned restaurants. General and administrative expenses include corporate and administrative salaries, accounting, legal and direct costs associated with franchise operations.

RESULTS OF OPERATIONS

    The following table sets forth the percentage relationship of certain operating statement data to total revenues, except as otherwise indicated:


                                                                                                   SIX MONTHS   TWENTY-SIX
                                                                      YEAR ENDED DECEMBER 31,      ENDED JUNE   WEEKS ENDED
                                                                  -------------------------------      30,       JUNE 30,
                                                                    1993       1994       1995        1995         1996
                                                                  ---------  ---------  ---------  -----------  -----------
Revenues:
  Sales from Company-owned restaurants..........................       99.4%      97.1%      93.4%       94.5%        93.5%
  Franchise revenues............................................        0.6        2.9        6.6         5.5          6.5
                                                                  ---------  ---------  ---------       -----        -----
    Total revenues..............................................      100.0%     100.0%     100.0%      100.0%       100.0%
Costs and expenses:
  Cost of sales (1).............................................       43.2%      40.3%      38.0%       38.0%        35.7%
  Restaurant operating expenses (1).............................       39.2       41.1       44.9        42.8         45.4
  General and administrative expenses...........................       13.2        7.8       11.4        10.6          7.7
  Depreciation and amortization.................................        2.3        2.0        2.2         1.8          3.4
Operating income................................................        2.8       11.1        9.0        11.1         13.0
Interest expense, net...........................................        0.4        0.9        0.5         0.6          3.1
  Net earnings..................................................        2.1       10.3        8.4        10.6          9.9


- ------------------------
(1) As a percentage of sales from Company-owned restaurants.


TWENTY-SIX WEEKS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995



    Total revenues increased by $1.7 million, or 46.6%, to $5.2 million for the period ended June 30, 1996 compared to $3.5 million for the period ended June 30, 1995, primarily due to an increase in the number of Company-owned and franchised restaurants open.



    Sales from Company-owned restaurants increased $1.5 million, or 45.0%, to $4.8 million for the period ended June 30, 1996 compared to $3.3 million for the period ended June 30, 1995. This increase is largely the result of the acquisitions of Nashville Bagel and a franchised restaurant in December 1995, the opening of a Company-owned restaurant in October 1995, and the opening of five additional Company-owned restaurants during the first half of 1996. In addition, the Company experienced a 5.1% increase in same restaurant sales during the period. At June 30, 1996, the Company had 20 Company-owned restaurants compared to 12 restaurants at June 30, 1995.



    Franchise revenues increased by $146,000, or 75.7%, to $340,000 for the period ended June 30, 1996 compared to $193,000 for the period ended June 30, 1995. This increase is primarily due to an increase in royalty revenue of $136,000, or 156.3%, to $223,000 for the period ended June 30, 1996 from $87,000 during the period ended June 30, 1995. This is attributable to the significant growth in the number of franchised restaurants opened during the last half of 1995 and continuing into the first half of 1996. At June 30, 1996, there were 30 franchised restaurants compared to 16 restaurants at June 30, 1995.



    Cost of sales increased by $461,000, or 36.2%, to $1.7 million for the period ended June 30, 1996 compared to $1.3 million for the period ended June 30, 1995, primarily due to the increase in Company-owned restaurant sales discussed above. As a percentage of Company-owned restaurant sales, cost of sales decreased to 35.7% for the period ended June 30, 1996 from 38.0% for the period ended June 30, 1995, as a result of purchasing and operating efficiencies experienced in 1996. Prices of the Company's commodities (meat and cheese, flour and other bakery ingredients) have generally remained stable during the comparable periods.



    Restaurant operating expenses increased by $769,000, or 53.7%, to $2.2 million for the period ended June 30, 1996 compared to $1.4 million for the period ended June 30, 1995, primarily due to the increase in restaurant sales discussed above. As a percentage of Company-owned restaurant sales, restaurant operating expenses increased to 45.4% for the period ended June 30, 1996 from 42.8% for the period ended June 30, 1995. This increase is primarily due to increased labor costs associated with the Company's acquisition of Nashville Bagel in December 1995, and the opening of three Company-owned restaurants in Nashville, Tennessee during the first half of 1996.



    General and administrative expenses increased by $27,000, or 7.2%, to $402,000 for the period ended June 30, 1996 compared to $375,000 for the period ended June 30, 1995. This increase is primarily attributable to the increase in franchise activity. As a percentage of total revenues, general and administrative expenses decreased to 7.7% for the period ended June 30, 1996 from 10.6% for the period ended June 30, 1995. The decrease as a percentage of total revenues was primarily due to increased economies of scale resulting from franchise infrastructure implemented in 1995.



    Depreciation and amortization increased by $112,000, or 174.4%, to $177,000 for the period ended June 30, 1996 compared to $65,000 for the period ended June 30, 1995. As a percentage of total revenues, depreciation and amortization increased to 3.4% for the period ended June 30, 1996 from 1.8% for the period ended June 30, 1995. This increase is primarily the result of higher depreciation and amortization associated with the Acquisitions, and the opening of five additional Company-owned restaurants during the first half of 1996.



    Interest expense increased by $143,000 to $163,000 for the period ended June 30, 1996 compared to the period ended June 30, 1995. This increase in interest expense is primarily the result of increased borrowings during the period ended June 30, 1996.


FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

    Total revenues increased by $1.5 million, or 26.4%, to $7.4 million for 1995 compared to $5.8 million for 1994, primarily due to an increase in the number of Company-owned and franchised restaurants open.

    Sales from Company-owned restaurants increased $1.2 million, or 21.6%, to $6.9 million for 1995 compared to $5.7 million for 1994. This is primarily the result of the opening of one additional Company-owned restaurant in October 1995 and two additional Company-owned restaurants in late 1994. In addition, the Company experienced an 9.8% increase in same restaurant sales during 1995. At December 31, 1995, the Company had 15 Company-owned restaurants compared to 12 restaurants at December 31, 1994.

    Franchise revenues increased by $315,000, or 187.1%, to $484,000 for 1995 compared to $169,000 for 1994. This increase is primarily due to the opening of franchised restaurants in 1995. There were 25 franchised restaurants at the end of 1995 and nine franchised restaurants at the end of 1994, which impacted both franchise fees and royalty revenue. Franchise and development fees increased $143,000, or 132.4%, to $251,000 for 1995 compared to $108,000 for 1994.
Franchise royalty revenue increased by $173,000, or 283.6%, to $234,000 for 1995 compared to $61,000 for 1994.

    Cost of sales increased by $333,000, or 14.6%, to $2.6 million for 1995 compared to $2.3 million for 1994. This increase is primarily attributable to the increase in sales from Company-owned restaurants. As a percentage of sales from Company-owned restaurants, cost of sales decreased to 38.0% in 1995 from 40.3% in 1994 as a result of purchasing and operating efficiencies and portioning refinements achieved in 1995. Prices of the Company's commodities (meat and cheese, flour and other bakery ingredients) have generally remained stable during the comparable periods.

    Restaurant operating expenses increased by $758,000, or 32.6%, to $3.1 million for 1995 compared to $2.3 million for 1994. This increase is primarily due to the increase in sales from Company-owned restaurants discussed above and to approximately two weeks of operating expenses attributable to Nashville Bagel subsequent to its acquisition by the Company on December 14, 1995. As a percentage of sales from Company-owned restaurants, restaurant operating expenses increased to

44.9% for 1995 from 41.1% for 1994. This increase is primarily the result of higher operating expenses attributable to a restaurant which opened in October 1995, the acquisition of Nashville Bagel and two restaurants which were closed for remodeling during a portion of the fourth quarter of 1995.

    General and administrative expenses increased by $386,000, or 85.5%, to $838,000 for 1995 compared to $452,000 for 1994. This increase is primarily attributable to the increase in franchise activity and to merger-related expenses related to the Reorganization in 1995. As a percentage of total revenues, general and administrative expenses increased to 11.4% in 1995 from 7.8% in 1994, primarily as a result of the further development of the franchise program.

    Depreciation and amortization increased by $42,000, or 35.9%, to $159,000 for 1995 compared to $117,000 for 1994. As a percentage of total revenues, depreciation and amortization increased to 2.2% for 1995 from 2.0% in 1994. This increase is primarily attributable to the opening of the additional restaurants discussed above.

    Interest expense decreased by $12,000 to $40,000 for 1995 compared to 52,000 for 1994. This decrease in interest expense is primarily the result of lower bank borrowings during 1995.

FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993

    Total revenues increased by $2.2 million, or 63.5%, to $5.8 million for 1994 compared to $3.6 million for 1993, primarily due to an increase in the number of Company-owned and franchised restaurants open.

    Sales from Company-owned restaurants increased $2.1 million, or 59.8%, to $5.7 million for 1994 compared to $3.5 million for 1993. This is primarily the result of the opening of three additional Company-owned restaurants in 1994. In addition, the Company experienced a 19.0% increase in same restaurant sales during 1994. At December 31, 1994, the Company had 12 Company-owned restaurants compared to nine restaurants at December 31, 1993.

    Franchise revenues increased by $146,000 to $169,000 for 1994 compared to $23,000 for 1993. This increase is primarily due to the opening of franchised restaurants in 1994. There were nine franchised restaurants open at the end of 1994 versus two franchised restaurants at the end of 1993.

    Cost of sales increased by $753,000, or 49.3%, to $2.3 million for 1994 compared to $1.5 million for 1993. This increase is primarily attributable to the opening of three additional Company-owned restaurants in 1994. As a percentage of Company-owned restaurant sales, cost of sales decreased to 40.3% in 1994 from 43.2% in 1993 primarily as a result of purchasing and operating efficiencies. Prices of the Company's commodities (meat and cheese, flour and other bakery ingredients) have generally remained stable during the comparable periods.

    Restaurant operating expenses increased by $940,000, or 67.8%, to $2.3 million for 1994 compared to $1.4 million for 1993. This increase is primarily due to the additional restaurant openings discussed above. As a percentage of Company-owned restaurant sales, restaurant operating expenses increased to 41.1% for 1994 from 39.2% for 1993.

    General and administrative expenses decreased by $17,000, or 3.6%, to $452,000 for 1994 compared to $469,000 for 1993. This decrease is primarily the result of a reduction in management compensation in 1994. This decrease was offset slightly by an increase in general and administrative expenses related to the increase in franchise activity. As a percentage of total revenue, general and administrative expenses decreased to 7.8% in 1994 from 13.2% in 1993.

    Depreciation and amortization increased by $37,000, or 45.9%, to $117,000 for 1994 compared to $80,000 for 1993. This increase is primarily attributable to the opening of the additional restaurants discussed above. As a percentage of total revenues, depreciation and amortization decreased to 2.0% in 1994 from 2.3% in 1993.

    Interest expense increased by $39,000 to $52,000 for 1994 compared to 1993. This increase in interest expense is primarily the result of increased bank borrowings in order to expand the Company's restaurant base.

QUARTERLY FINANCIAL DATA

    The following sets forth selected quarterly results from operations. This information is derived from unaudited financial statements of the Company and includes in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results for such periods. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                      QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                                       ENDED      ENDED      ENDED      ENDED      ENDED      ENDED
                                                      3/31/95    6/30/95    9/30/95   12/31/95    3/31/96    6/30/96
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Sales from Company-owned restaurants.............  $   1,649  $   1,696  $   1,652  $   1,878  $   2,219  $   2,631
  Franchise revenues...............................         59        135        145        145        170        170
                                                     ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues.................................      1,708      1,831      1,797      2,023      2,389      2,801
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of sales....................................        636        637        649        690        813        920
  Restaurant operating expenses....................        705        727        759        893        960      1,242
  General and administrative expenses..............        159        216        192        271        207        195
  Depreciation and amortization....................         31         34         41         53         71        106
                                                     ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.......................      1,531      1,614      1,641      1,907      2,051      2,463
                                                     ---------  ---------  ---------  ---------  ---------  ---------
    Operating income...............................        177        217        156        116        338        338
Interest expense, net..............................          7         13          8         12         78         86
                                                     ---------  ---------  ---------  ---------  ---------  ---------
    Earnings before income taxes...................        170        204        148        104        260        252
Income tax expense.................................     --         --              2          5     --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------
  Net earnings.....................................  $     170  $     204  $     146  $      99  $     260  $     252
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Pro forma to reflect income taxes:
  Income tax expense...............................  $      67  $      80  $      58  $      41  $     104  $      97
  Net earnings.....................................  $     103  $     124  $      90  $      63  $     156  $     155
  Net earnings per share...........................  $    0.03  $    0.04  $    0.03  $    0.02  $    0.05  $    0.05


    Although the Company's  historical and anticipated  growth makes  predicting
future   trends   difficult,  the   Company-owned  restaurants   have  generally
experienced slightly lower restaurant sales in the fourth quarter.

LIQUIDITY AND CAPITAL RESOURCES


    The Company requires capital primarily for the development of new restaurants, possible acquisitions and the remodeling of existing Company-owned restaurants. Capital expenditures totaled $584,000, $285,000 and $475,000 for 1993, 1994 and 1995, respectively, and $1.2 million for the period ended June 30, 1996. The Company has historically funded its capital expenditures with cash provided by operations and bank borrowings. Net cash provided by operating activities was $192,000, $696,000 and $777,000 for 1993, 1994 and 1995,
respectively, and $1.0 million for the period ended June 30, 1996.



    At June 30, 1996, the Company had outstanding bank borrowings of $3.8 million consisting of (i) $2.5 million under the Loan Agreement which bears interest at the prime rate plus 1.0% and matures on December 28, 2000, (ii) aggregate outstanding borrowings under the Term Notes of $800,000, each of which bear interest at the prime rate plus 0.5% and have a maturity date of June 15, 2003 and (iii) $487,000 under the Nashville Note which bears interest at the prime rate plus 0.5% and matures on March 26, 2003. Subsequent to June 30, 1996, the Company has incurred, or anticipates incurring, additional bank borrowings to finance capital expenditures of up to $747,500, consisting of (i) $300,000 under the Stillwater Note which bears interest at the prime rate plus 0.5% and matures on January 10, 2007, (ii) $125,000 under the Springfield Note which bears interest at the prime rate plus 0.5% and matures on October 8, 2001, (iii) $172,500 under the Remodel Note which bears interest at the prime rate plus 0.5% and matures on July 8, 2001, and (iv) $150,000 under the Lubbock Note which bears interest at the prime rate plus 0.5% and matures on October 15, 2003. The outstanding indebtedness under these bank financings, which is secured by substantially all of the assets of the Company, will be repaid from the proceeds of this offering. See "Use of Proceeds."


    Certain Prior Entities paid cash distributions to their stockholders in the aggregate amounts of approximately $394,000 and $2.5 million during 1994 and 1995, respectively. The distributions made in 1995 were in excess of the earnings of such Prior Entities and were partially funded by borrowings under the Loan Agreement. The Company also intends to use a portion of the net proceeds of this offering to fund a distribution to the existing stockholders in connection with their estimated federal and state income tax obligations attributable to the Company's 1996 earnings prior to the Termination Date. See "S Corporation Distributions."

    Based on its contemplated expansion plans, the Company estimates that its total capital expenditures will be approximately $3.0 million in 1996 and $3.2 million in 1997. These estimates include the estimated costs of developing new restaurants and renovating Company-owned restaurants. The Company expects that the net proceeds of this offering and cash provided by operating activities will provide sufficient funds to finance its capital expenditures through 1997.

INFLATION

    The Company believes that the relatively moderate rates of inflation over the past few years have not had a significant impact on its results of operations.

                                    BUSINESS

GENERAL


    The Company owns and franchises 50 quick-service New York Bagel restaurants in 16 states that serve generous portions of fresh, high quality food with fast, friendly service at an attractive price-value relationship. The Company has grown by developing Company-owned restaurants and by selectively adding franchisees. As of June 30, 1996, there were 20 Company-owned restaurants located in Oklahoma, Kansas, Tennessee and Texas and 30 franchised restaurants located in 15 states operated by 20 franchisees.


    The Company believes that consumption of bagels has increased in recent years, as consumers have discovered that bagels are a healthier, lower fat alternative to other quick-service foods and are a suitable substitute for sandwich breads. Management believes that the market for retail bagel restaurants is fragmented and underserved, and that the Company can capitalize on the demand for fresh bagels by expanding the New York Bagel concept in targeted markets.

THE NEW YORK BAGEL CONCEPT

    PREPARE FRESH, HIGH QUALITY PRODUCTS. New York Bagel restaurants serve up to 20 varieties of bagels that are made from scratch, boiled and baked throughout the day in the traditional "New York style." The Company believes its five-ounce bagel is larger than those served by many of its competitors. Menu items are prepared in accordance with the Company's specifications using high quality ingredients such as Philadelphia-Registered Trademark- Brand cream cheese, Kraft-Registered Trademark- cheeses and premium deli meats. Generous portions of cream cheese are applied on its breakfast bagel and four ounces of meat are served on each of its deli sandwiches. The Company believes that the quality and portion size of its menu items generally equals or exceeds those of its competitors. Because its menu pricing is competitive, the Company believes that it offers customers an attractive price-value relationship.

    MAXIMIZE TRAFFIC THROUGHOUT THE DAY. Management has recognized the versatility of the bagel and has developed a menu to attract customers throughout the day. The breakfast menu at New York Bagel restaurants includes a variety of bagels and custom-blended cream cheeses, breakfast sandwiches on bagels, gourmet coffees, muffins and croissants. Lunch and dinner items include a wide range of delicatessen sandwiches made on bagels or other breads, salads, cookies and soft drinks. Management believes that Company-owned restaurants typically generate approximately 40% of their sales before 11:00 a.m., with an average ticket of approximately $3.00 during such period and $4.00 thereafter.

    COMMITMENT TO TIMELY SERVICE. The Company believes that timely service is essential in the quick-service restaurant business. Service time is minimized through the division of employee functions, efficient store layout and design and queuing mechanisms. The Company conducts time studies of its restaurants on a periodic basis and believes that on average, breakfast customers are served within three minutes of placing their order and lunch and dinner customers are served within five minutes. As a result, the Company also has been able to successfully operate drive-through windows at certain New York Bagel restaurants.

    FOCUS ON TRAINING. The Company believes that comprehensive training is essential to the efficiency and consistency of its operations. Accordingly, the Company conducts an extensive 90-day training program for its restaurant managers and franchisees that is composed of approximately ten days of classroom instruction and approximately 80 days of on-site instruction. In addition, the Company's training team provides on-site assistance during the initial ten days of operation at each Company-owned restaurant and at a franchisee's initial franchised restaurant.

EXPANSION STRATEGY

    EMPHASIZE MID-SIZED AND SMALLER METROPOLITAN MARKETS. The Company presently targets its expansion efforts in mid-sized and smaller metropolitan markets. Management believes that these markets are attractive because they typically have fewer competing bagel restaurants and more favorable lease and labor environments than larger metropolitan markets.


    ESTABLISH STRONG MARKET PRESENCE. Since the bagel industry is highly fragmented and increasingly competitive, the Company seeks to establish a strong market presence in its targeted markets. To develop a strong market presence rapidly and efficiently, the Company employs a multiple store strategy involving a bakery restaurant which produces bagels for itself and one or more nearby satellite restaurants. By entering underserved markets and opening multiple restaurants, the Company seeks to maximize market share and establish brand awareness. The Company and its franchisees have implemented this bakery/satellite restaurant combination 15 times.


    FOCUS  ON  UNIT AND  MARKET  ECONOMICS.   Consistent  with its  market share
objective, the Company focuses not only on generating attractive unit level economics, but also on the economic returns of a particular target market. The Company believes that bakery restaurants can be opened for an initial investment, including leasehold improvements, furniture, fixtures, equipment, initial working capital and pre-opening expenses, of approximately $250,000, with satellite restaurants requiring approximately $150,000. By averaging these initial investment amounts within markets, the Company believes it achieves attractive returns on investment.

    MAINTAIN BALANCED RESTAURANT DEVELOPMENT. The Company intends to expand through a balanced development of Company-owned and franchised New York Bagel restaurants. While Company-owned restaurants provide the Company with greater revenues and profits than franchised restaurants, franchising allows the Company to accelerate its expansion and name recognition with less investment of the Company's capital or human resources.


    MAKE SELECTIVE ACQUISITIONS. The Company has acquired two bagel restaurants to date, including an unaffiliated restaurant in Nashville, Tennessee, a new market, and a franchised restaurant in an existing market. Since acquiring the Nashville restaurant, a bakery restaurant, the Company has added three satellite restaurants in that market. The Company intends to pursue other acquisitions of local and regional bagel operations with an established market presence.


RESTAURANT DESIGN AND SITE SELECTION

    The Company's prototypical restaurant is decorated in rich colors and dark woods and contains a mixture of booth, table and barstool seating and, where available, outdoor seating. Exposed ceilings with drop lighting and a combination of tile and carpeted flooring are used to enhance its comfortable ambiance. Walls are covered with black and white photographs depicting classic New York scenes. The Company's restaurants are configured to facilitate a smooth flow of dine-in and carry-out traffic while retaining a casual, cafe atmosphere. Bagels and other baked products are displayed prominently behind a glass counter while other items such as salads, packaged cream cheese for take-out and specialty sodas and drinks are located in an open, self-serve refrigerated area next to the cash register. Restaurant staff prepare sandwich and other menu items behind the counter for dine-in and take-out customers. Dine-in customers' food is delivered directly to the table. The restaurants serve cappuccino and espresso, and a fountain drink and gourmet coffee station are placed in the dining area for customer convenience. Retail merchandise, including New York Bagel logo clothing, coffee mugs and gift items, are displayed throughout the restaurant.

    The Company believes that the layout and design of each restaurant contributes to the success of its operations. The Company continually reviews the restaurant design package for its restaurants and remodels as required.
Pursuant  to  the  franchise  agreement,  franchised  restaurants'  decor   must
be updated every five years or upon renewal of each particular franchise agreement. Remodeling typically requires closing the restaurant for one to four weeks. Although restaurants may vary in size, layout and design are generally consistent.

    The Company considers the location of a restaurant to be important, and, therefore, devotes significant resources to the investigation and evaluation of potential sites. The site selection process focuses on area demographics, including population density, traffic patterns, income levels and competitive factors. The Company generally targets locations that possess a population density of at least 50,000 residents within a three mile radius and are situated on the morning side of commuter traffic. The Company's restaurants are typically located in strip shopping centers or free-standing buildings that provide visibility, curb appeal and accessibility. Certain limited hour satellite restaurants are located in office buildings and are open during business hours Monday through Friday. The Company's restaurant design may be configured to fit a wide variety of building shapes and sizes, thereby increasing the number of suitable sites for new locations.

UNIT ECONOMICS

    In targeted markets, the Company employs a multiple store strategy involving a bakery restaurant which produces bagels for itself and one or more nearby satellite restaurants. The Company's approach to opening new restaurants has been to minimize its required investment by leasing substantially all of its locations. The Company believes that bakery restaurants can be opened for an initial investment, including leasehold improvements, furniture, fixtures, equipment, initial working capital and pre-opening expenses, of approximately $250,000, with satellite restaurants requiring approximately $150,000. By averaging these initial investment amounts within a particular market, the Company believes it achieves attractive returns on investment within markets.


    During 1995 and the period ended June 30, 1996, average sales per Company-owned restaurant opened throughout each period were $559,000 and $293,000, respectively. During 1995 and the period ended June 30, 1996, the Company's restaurant level cash flow margin (defined as sales from Company-owned restaurants less cost of sales and restaurant operating expenses as a percentage of sales from Company-owned restaurants) was 17.1% and 18.9%, respectively.


RESTAURANT LOCATIONS


    The average bakery restaurant contains approximately 2,750 square feet, and the average satellite restaurant contains approximately 2,000 square feet. Approximately 1,200 square feet of a bakery restaurant is used for dough production, baking and food preparation while approximately 500 square feet of a satellite restaurant is used for food preparation. Restaurants have an average seating capacity of approximately 60 persons. The Company leases approximately 1,200 to 4,000 square feet of space for each of its 20 Company-owned restaurant sites. As of June 30, 1996, the Company has entered into an agreement to purchase land and a building under development as a restaurant and leases for three restaurants under development. Although the terms of its leases for Company-owned restaurants vary, the Company typically seeks to obtain an initial five-year term lease with two or three five-year option terms. The following table sets forth certain information as of June 30, 1996 with respect to Company-owned and franchised New York Bagel restaurants currently in operation or under development. Restaurants under development include locations for which leases have been signed, a real estate purchase agreement has been executed, or construction has commenced, but are not currently in operation.

                           COMPANY-OWNED RESTAURANTS


                                                                        DATE              TYPE OF
                          LOCATION                                     OPENED           RESTAURANT
- ------------------------------------------------------------  ------------------------  -----------
Stillwater, OK            Elm Street                          January 1986                  Bakery
Stillwater, OK            Downtown                            August 1986                Satellite
Oklahoma City, OK         Casady Square                       August 1988                   Bakery
Oklahoma City, OK         Leadership Square                   October 1989               Satellite
Tulsa, OK                 Yale and 71st Street                January 1990                  Bakery
Edmond, OK                Broadway Extension                  September 1991             Satellite
Wichita, KS               East Central Avenue                 July 1992                     Bakery
Wichita, KS               Downtown                            April 1993                 Satellite
Oklahoma City, OK         Brixton Square                      July 1993                  Satellite
Tulsa, OK                 Cherry Street                       January 1994               Satellite
Norman, OK                Lindsey Avenue                      August 1994                   Bakery
Norman, OK                Campus                              September 1994             Satellite
Wichita, KS               Rock Road                           July 1995                  Satellite
Tulsa, OK                 Peoria Avenue                       September 1995                Bakery
Nashville, TN             West End Avenue                     December 1995                 Bakery
Nashville, TN             Hillsboro Village                   March 1996                 Satellite
Tulsa, OK                 Downtown                            March 1996                 Satellite
Waco, TX                  West Waco Drive                     April 1996                    Bakery
Nashville, TN             White Bridge Road                   April 1996                 Satellite
Nashville, TN             L&C Tower                           June 1996                  Satellite
Springfield, MO           Campbell Avenue                     Under Development             Bakery
Tulsa, OK                 51st Street                         Under Development          Satellite
Stillwater, OK            Perkins Road                        Under Development          Satellite
Lubbock, TX               Quaker Avenue                       Under Development             Bakery

                                      FRANCHISED RESTAURANTS

                                                                        DATE              TYPE OF
                          LOCATION                                     OPENED           RESTAURANT
- ------------------------------------------------------------  ------------------------  -----------
Omaha, NE                 South 106th                         December 1993                 Bakery
Knoxville, TN             Kingston Pike                       March 1994                    Bakery
Olathe, KS                Mur-len Avenue                      July 1994                     Bakery
Dallas, TX                Lemmon Avenue                       July 1994                     Bakery
Kansas City, MO           Downtown                            September 1994             Satellite
Austin, TX                Research Boulevard                  October 1994                  Bakery
Little Rock, AR           Markham Avenue                      November 1994                 Bakery
Tucson, AZ                East Broadway                       February 1995                 Bakery
Omaha, NE                 Farnam Street                       February 1995              Satellite
Santa Fe, NM              St. Michaels Boulevard              March 1995                    Bakery
Littleton, CO             West Bowles Avenue                  April 1995                    Bakery
Plano, TX                 Legacy Drive                        April 1995                    Bakery
Dallas, TX                Preston Royal Centre                May 1995                   Satellite
Amarillo, TX              Soncy Road                          June 1995                     Bakery
Knoxville, TN             Gay Street                          July 1995                  Satellite
Longview, WA              Ocean Beach Highway                 July 1995                     Bakery
Columbia, SC              Harden Street                       September 1995                Bakery
Tampa, FL                 North Dale Mabry Highway            September 1995                Bakery
Hurst, TX                 Grapevine Highway                   September 1995                Bakery
Bismarck, ND              East Bismark Expressway             October 1995                  Bakery
San Antonio, TX           Embassy Oaks                        November 1995                 Bakery
Austin, TX                Research Boulevard                  November 1995              Satellite
Amarillo, TX              West Georgia Street                 December 1995              Satellite
Omaha, NE                 Pacific Street                      January 1996               Satellite
Irving, TX                North MacArthur Boulevard           March 1996                 Satellite
New Orleans, LA           Veteran's Boulevard                 March 1996                    Bakery
Tucson, AZ                North Oracle Avenue                 March 1996                 Satellite
San Antonio, TX           Broadway Avenue                     May 1996                   Satellite
Englewood, CO             Holly Street                        June 1996                     Bakery
Birmingham, AL            20th Street South                   June 1996                     Bakery
Little Rock, AR           Center Street                       Under Development          Satellite
Littleton, CO             Wadsworth Avenue                    Under Development          Satellite
Aurora, CO                East Mississippi Street             Under Development          Satellite
Columbia, SC              Palmetto Plaza                      Under Development          Satellite


PLANNED EXPANSION


    The Company intends to expand through the balanced development of Company-owned and franchised restaurants. Since January 1, 1996, the Company has opened five Company-owned restaurants and currently plans to open eight to ten additional Company-owned restaurants during the remainder of 1996 and approximately 17 to 20 in 1997. Since January 1, 1996, franchisees have opened seven franchised restaurants and the Company currently has 20 franchisees operating 30 restaurants in 15 states. The Company considers franchisees to be an integral component of its continued growth. The Company expects franchisees to open an additional 15 to 20 restaurants during the remainder of 1996 and approximately 25 to 30 franchised restaurants during 1997, although there can be no assurance that all of these restaurants will be opened.

OPERATIONS

    RESTAURANT PERSONNEL. A typical New York Bagel restaurant employs a restaurant manager, an assistant manager and approximately 25 to 30 hourly employees for a bakery restaurant and 15 to 20 hourly employees for a satellite restaurant, most of whom work part-time. The restaurant manager is responsible for the day-to-day operation of the restaurant and for compliance with Company-established operating standards. The Company also employs five area managers, each of whom has responsibility for overseeing three to six Company-owned restaurants. The Company seeks to hire experienced restaurant managers and staff, and to motivate and retain them by providing opportunities for advancement and performance-based, financial incentives. Training and compensation programs are intended to instill restaurant managers and area managers with a sense of ownership in their restaurants. The Company believes the issuance of stock awards under its 1996 Incentive Plan and the restaurant management bonus program will enhance its ability to attract and retain restaurant and area managers. To date, the Company has experienced a low managerial turnover rate which it believes results in decreased training costs and higher productivity. See "Management -- 1996 Incentive Plan."

    REPORTING. The Company's restaurant managers prepare daily and weekly reports of sales, cash deposits and operating costs. Physical inventories of all food and beverage items are taken monthly. The Company conducts monthly meetings with area managers to discuss restaurant sales, profitability and operations, personnel needs and product quality.

    HOURS OF OPERATIONS. The restaurants are generally open Monday through Saturday from 6:30 a.m. to 8:00 p.m. and on Sunday from 8:00 a.m. to 5:00 p.m. Management believes that Company-owned restaurants typically generate approximately 40% of their sales before 11:00 a.m. Although the majority of New York Bagel restaurants are open seven days a week, certain satellite restaurants are located in downtown business districts and are open during business hours Monday through Friday.

TRAINING

    The Company believes that comprehensive training is essential to the efficiency and consistency of its restaurants. Accordingly, the Company conducts an extensive 90-day training program for its restaurant managers and franchisees that is composed of approximately ten days of classroom instruction on administration, record keeping and inventory control and approximately 80 days of on-site instruction on baking and food preparation at the Company's training facility in Oklahoma City, Oklahoma. The Company has a team of five employees dedicated to training and new restaurant openings, including a full-time coordinator. In addition, the team provides on-site assistance during the initial ten days of operation at each Company-owned restaurant and at a franchisee's initial franchised restaurant. Management believes that its emphasis on training currently exceeds that of many of its competitors.

PURCHASING AND DISTRIBUTION

    The Company establishes quality standards and specifications for food products and equipment used in New York Bagel restaurants and designates primary and secondary suppliers for all food items and restaurant supplies. In order to ensure product quality and consistency, franchisees purchase certain products from the Company's approved distributors. To obtain competitive prices, the
Company contracts centrally for certain food products and supplies and negotiates volume discounts for the benefit of Company-owned and franchised restaurants. Most Company-owned and franchised restaurants purchase the majority of their food and non-food items from one nationally recognized distributor. The Company believes that the loss of this distributor would not materially affect the Company's results of operations.

MARKETING AND ADVERTISING

    The Company and its franchisees advertise through newspapers, direct mail and radio. All advertising materials must be produced or pre-approved by the Company. The Company provides restaurants with pre-opening, grand opening and ongoing advertising and in-store promotional materials. In April 1996, the Company and its franchisees commenced payments of 0.5% of gross sales to the Company's advertising fund. The advertising fund is governed by a six-member board comprised of three Company representatives and three franchisee representatives who oversee the development of advertising materials. Prior to April 1996, the Company funded the development of advertising materials and furnished such materials to all restaurants for their use. Franchisees maintain sole discretion over the placement of advertisements in their market.

FRANCHISE PROGRAM


    The Company commenced franchising its restaurant concept in 1993 and currently has 20 franchisees operating 30 New York Bagel restaurants in 15 states. The Company expects that 45 to 50 franchised restaurants will be open by the end of 1996 and 70 to 80 by the end of 1997. However, there can be no assurance that all of these restaurants will be open or that the development schedule set forth in each development agreement will be achieved. During April 1996, a franchisee in the Houston, Texas market closed two restaurants. The Company anticipates refranchising the Houston, Texas market in the future. During July 1996, the Company agreed to purchase certain restaurant operating equipment of its existing Kansas City area franchisee. The Company anticipates refranchising the Kansas City market in the future.


    The Company primarily seeks franchisees that have restaurant experience and that will enter into development agreements for multiple restaurants. Franchisees are approved on the basis of operational experience and financial resources. If the franchisee is not an owner-operator, the Company encourages the franchisee to provide the full-time operator an equity interest in the franchise operation.

    DEVELOPMENT AGREEMENT. The Company enters into a development agreement with each franchisee (a "Development Agreement") for the exclusive development of a predetermined number of New York Bagel restaurants within a designated market area (the "Area of Exclusivity"). The Area of Exclusivity is negotiated prior to the signing of a Development Agreement and varies by agreement as to size, number of New York Bagel restaurants required and the schedule for restaurant development and opening. A Development Agreement generally requires a franchisee to develop the first restaurant within 12 months of signing the Development Agreement and the second restaurant within 18 months. Subsequent restaurants are generally required to be opened in six-month intervals thereafter. Development schedules vary based upon the size of the territory and the number of restaurants to be developed. Development Agreements contain cross-default provisions, and failure to develop the restaurants on schedule may result in a loss of exclusivity within the Area of Exclusivity. Under the Company's Development Agreement, the franchisee is required to pay, at the time of signing, a non-refundable fee equal to one-third of the initial franchise fee per restaurant covered by the Development Agreement. The amount is credited against the Company's standard franchisee fee, the remainder of which is payable to the Company upon signing the franchise agreement for a specific location.

    FRANCHISE AGREEMENT. After signing a Development Agreement, the Company enters into a franchise agreement (a "Franchise Agreement") generally when a franchisee secures a location. The Franchisee Agreement provides for a term of ten years with one ten-year renewal option and contains cross-default provisions. The Company has the right to terminate any Franchise Agreement under certain specified circumstances, including a franchisee's failure to make payments when due or failure to adhere to the Company's standards or procedures. Many state franchise laws limit the ability of a franchisor to terminate or refuse to renew a franchise. The current Franchise Agreement contains a right of first refusal for the Company to purchase an interest in the franchise and the franchisee. The current Franchise Agreement provides for an initial franchise fee of $21,000 for each bakery restaurant and $12,000 for each satellite restaurant. During 1995, the initial franchisee fees for a bakery restaurant and a satellite restaurant were $18,000 and $9,000, respectively. Under the current Franchise Agreement, the franchisee pays the Company a monthly royalty fee of 4% of gross sales. Upon renewal of the Franchisee Agreement, the monthly royalty fee cannot be increased to an amount greater than the monthly royalty fee then in effect for new franchisees. See "Business -- Government Regulation."

    SERVICES. The Company assists each franchisee in the site selection and development of restaurants and provides the physical specifications and plans for each franchised location. Each franchisee is responsible for recommending the location for its restaurants, but must obtain Company approval of each restaurant design and each location based on Company requirements. Company personnel also visit each site in connection with the site approval process. The Company provides standard design plans and equipment layout and specifications for most franchisees. In addition, Company personnel provide telephone support with respect to operations issues, as well as ongoing assistance with advertising and promotion.

    QUALITY CONTROL. All franchisees are required to operate their New York Bagel restaurants in compliance with the Company's policies, standards and specifications, including matters such as menu items, ingredients, materials, supplies, fixtures, furnishings, decor and signage. Each franchisee has full discretion, however, to determine the prices to charge its customers. The Company collects sales and other operating information from its franchisees on a monthly, quarterly and annual basis. The Company monitors each franchisee's operations and product quality through review of monthly paperwork, review of quarterly financial statements and quarterly field visits. These overview mechanisms allow the Company to quickly identify potential problems and provide operational, marketing or accounting assistance.

    FRANCHISE TRAINING AND SUPPORT. Each franchisee is required to have a restaurant manager, approved by the Company, who satisfactorily completes the Company's training program and who devotes his or her full business time and efforts to the operation of the franchisee's restaurant. In addition to this program, the Company also provides an on-site training crew for ten days during the opening of the franchisee's initial restaurant and ongoing supervision thereafter. Multi-unit franchisees are encouraged to hire a full-time training coordinator to train new employees for their restaurants. The Company regularly communicates with its franchisees, and encourages active communication among its franchisees, through franchise newsletters, special bulletins and periodic meetings.

GOVERNMENT REGULATION

    The Company is subject to various federal, state and local laws affecting its business. Each of the Company's restaurants is subject to licensing and regulation by a number of governmental authorities, which include health, safety, sanitation, building and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failures to obtain required licenses or approvals could delay or prevent the opening of a new restaurant in a particular area.

    The Company is subject to Federal Trade Commission ("FTC") regulation and various state laws which regulate the offer and sale of franchises. Several state laws also regulate substantive aspects of the franchisor-franchisee relationship. The FTC requires the Company to furnish to prospective franchisees a franchise offering circular containing prescribed information. The Company is currently required to register as a franchisor in two states. A number of states in which the Company may consider franchising also regulate the sale of franchises and require registration of the franchise offering circular with state authorities. Substantive state laws that regulate the franchisor-franchisee relationship presently exist in many states, and bills have been introduced in Congress from time-to-time which would provide for Federal registration of the franchisor-franchisee relationship in certain respects. The state laws often limit, among other things, the duration and scope of non-competition provisions and the ability of a franchisor to terminate or refuse to renew a franchise.

    The Company's operations are also subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. The Company is also subject to the Americans with Disabilities Act of 1990, which, among other things, could require certain renovations to its restaurants to meet federal mandates. If such renovations are required, the Company believes the cost thereof will not materially affect the Company's results of operations. The Company believes it is in substantial compliance with all material laws.

COMPETITION


    The quick-service restaurant industry is intensely competitive and generally characterized by low barriers to entry. There are a growing number of significant national, regional and local bagel restaurant chains, operating both owned and franchised bagel restaurants including Quality Dining, Inc. (Brueggers Bagel Bakery), Einstein/Noah Bagel Corp., Manhattan Bagel Company, Inc. and BAB Holdings, Inc., many of which have greater financial resources than the Company. New York Bagel restaurants also compete with other well established quick-service restaurants that have greater product and name recognition, larger financial and other resources than the Company and longer operating histories, as well as numerous local food establishments, supermarkets and convenience stores that offer similar products. The Company believes that New York Bagel restaurants compete favorably in terms of taste, food quality, portions, service, convenience and value, which the Company believes are important factors to its targeted customers.


    The  Company  competes  for qualified  franchisees  with a  wide  variety of investment opportunities both in the restaurant business and in other industries. The Company's continued success is dependent to a substantial extent on its reputation for providing high quality and value with respect to its service, products and franchises, and this reputation may be affected not only by the performance of Company-owned restaurants, but also by the performance of its franchised restaurants over which the Company has limited operational control.

TRADEMARKS AND SERVICE MARKS

    The Company operates and franchises bagel restaurants under the names "New York Bagel Shop & Delicatessen," "New York Bagel Shop & Deli," "NY Bagel Cafe," "New York Bagel Cafe & Deli," "NYB New York Bagel," "the New York Bagel Shop" and "Nashville Bagel Co." The Company's trademark "New York Bagel Shop & Delicatessen" and service mark "Like Bread With An Attitude" are registered under applicable federal trademark law. Under federal trademark law, the Company is required to renew these marks every 20 years. The Company claims common-law rights to the marks "New York Bagel Shop & Delicatessen," "NYB," "The City's Best Bagel," and "Where Yeast Meets West," but there have been no judicial determinations of the existence, validity, or extent of the Company's rights.
Certain of the marks are licensed by the Company to franchisees pursuant to franchise agreements.

    The Company is aware of the use by other persons and entities in certain geographic areas of names and marks which are the same or similar to the Company's marks. Some of these persons or entities may have prior rights to those names or marks in their respective localities. Therefore, there is no assurance that the "New York Bagel Shop & Delicatessen" mark or any other marks are available in all locations.

PROPERTIES

    The Company's principal executive offices are located at 300 I.M.A. Plaza, 250 North Water Street, Wichita, Kansas 67202-1213, where the Company subleases approximately 1,200 square feet of office space pursuant to a sublease agreement with Murfin Drilling Company, Inc., a wholly owned subsidiary of Murfin, Inc., that expires during March 1997. The Company has the option to terminate such sublease upon 30 days' notice. Mr. David L. Murfin, a Director of the Company, is a 7.1% stockholder of Murfin, Inc. The Company believes that alternative office space is available at comparable rates from third parties. The Company's operational offices are located at 110 West Third Street, Stillwater, Oklahoma 74074, where the Company leases approximately 900 square feet of office space pursuant to a lease agreement that expires during December 1997. The Company conducts its management and franchisee training at its Casady Square, Oklahoma City, Oklahoma facility in an approximately 3,400 square foot space contiguous to the restaurant. Such facility is subject to a lease that expires during July 2003. The Company believes that its current executive offices and training facilities are adequate for the near future and does not anticipate the need for significant expansion of these facilities in the foreseeable future. See "Certain Transactions -- Leases."

EMPLOYEES


    As of June 30, 1996, the Company employed 362 persons, 202 of which are employed part-time. None of the Company's employees is subject to any collective bargaining agreements, and management considers its relations with its employees to be good.


LEGAL PROCEEDINGS

    The Company is involved from time-to-time in various legal proceedings and claims incident to the normal conduct of its business. The Company believes that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The names of the directors, executive officers and key employees of the Company and their respective ages and positions are as follows:


NAME                                               AGE                           POSITION
- ---------------------------------------------      ---      ---------------------------------------------------
Robert J. Geresi (1).........................          34   Chairman of the Board, Chief Executive Officer and
                                                             President
Paul T. Sorrentino (2).......................          34   Vice President -- New Store Development and
                                                             Director
Paul R. Hoover (1)...........................          35   Vice President -- Strategic Planning and Director
J. Chris Dennis..............................          32   Chief Financial Officer, Secretary and Treasurer
Vincent J. Vrana.............................          33   Vice President -- Training
Markus K. Scholler...........................          41   Director of Franchise Operations
William S. Atherton (3)(4)...................          63   Director
David L. Murfin (2)(4).......................          44   Director


- ------------------------
(1) Class III Director.
(2) Class II Director.
(3) Class I Director.
(4) Member of the Audit Committee and the Compensation Committee.

    ROBERT J. GERESI has served as Chairman of the Board, Chief Executive Officer and President of the Company since December 1995. Mr. Geresi served as an executive officer of each Prior Entity since their respective inceptions beginning in 1986. From 1984 through 1986, Mr. Geresi served as a Senior Financial Analyst of Grumman Aerospace Corp., Bethpage, New York. Since 1995, Mr. Geresi has served as a director of Cowboy Land Development, Inc., a real estate subsidiary of Karsten Creek Golf Course, Oklahoma State University Foundation. Mr. Geresi received a Bachelor of Arts degree in economics from Binghamton University, Binghamton, New York in 1984.

    PAUL T. SORRENTINO has served as Vice President -- New Store Development and as a Director of the Company since December 1995. Mr. Sorrentino served as an executive officer of each Prior Entity since their respective inceptions beginning in 1986. From 1985 to 1986, Mr. Sorrentino was a telecommunications consultant for Cameron Communications, Oklahoma City, Oklahoma. Mr. Sorrentino received a Bachelor of Arts degree in advertising from Oklahoma State University, Stillwater, Oklahoma in 1985.


    PAUL R. HOOVER has served as Vice President -- Strategic Planning and as a Director of the Company since December 1995. From June 1994 until December 1995, Mr. Hoover served as Vice President and as a Director of New York Bagel Enterprises, Inc., the franchisor entity of the Prior Entities. Since 1984, Mr. Hoover has been a Director and stockholder of West-Kan Foods, Inc., a Wendy's restaurant franchisee. From 1986 to 1990, Mr. Hoover was President of Midco Foods, Inc., a multi-concept restaurant franchisee. Mr. Hoover is the owner of and has served as the President of Paul R. Hoover Real Estate Company since 1990. Mr. Hoover received a Bachelor of Arts degree in geology from Wichita State University, Wichita, Kansas in 1983.


    J. CHRIS DENNIS has served as Chief Financial Officer, Secretary and Treasurer of the Company since April 1996. From 1991 to 1996, Mr. Dennis was Vice President and Controller of Railroad Savings Bank fsb in Wichita, Kansas and its parent company, Railroad Financial Corporation, a publicly-held financial institution. From 1986 to 1991, Mr. Dennis was an audit supervisor with Grant Thornton LLP, certified public accountants. Mr. Dennis is a member of the American Institute of Certified Public Accountants and Kansas Society of Certified Public Accountants, and currently serves on the Planning Committee of the Annual Wichita State University Accounting and Auditing Conference. Mr. Dennis received a Bachelor of Business Administration degree in accounting from Wichita State University, Wichita, Kansas in 1985. Mr. Dennis is a Certified Public Accountant.

    VINCENT J. VRANA has served as Vice President -- Training of the Company since December 1995. Mr. Vrana served as an executive officer of each Prior Entity since their respective inceptions beginning in 1986. Mr. Vrana received a Bachelor of Arts degree from Oklahoma State University, Stillwater, Oklahoma in 1986.

    MARKUS K. SCHOLLER has served as Director of Franchise Operations of the Company since October 1994. From 1990 to 1994, Mr. Scholler was Training General Manager for J.S. Ventures, Inc., a multi-unit Applebee's Neighborhood Grill & Bar franchisee. From 1986 to 1990, Mr. Scholler was General Manager of Midco Foods, Inc., a multi-concept restaurant franchisee. Mr. Scholler is a Director of the Kansas Restaurant and Hospitality Association.


    WILLIAM S. ATHERTON has served as a Director of the Company since January 1996. Mr. Atherton is a partner of Atherton & Murphy Investment Company, an investment partnership, and serves as Chairman of the Board of Atherton Restaurant Services, Inc. Mr. Atherton also serves as a Director of Wall Street Deli, Inc., a publicly-traded restaurant company, Chimis, Inc., a full-service casual dining concept, Oklahoma State University Foundation Board of Governors and the National Cowboy Hall of Fame. From 1964 until 1986, Mr. Atherton served as Chairman of the Board and Chief Executive Officer of A & M Food Service, Inc., a Pizza Hut franchisee. He received a Bachelors of Science degree in petroleum engineering from Oklahoma State University, Stillwater, Oklahoma in 1956.


    DAVID L. MURFIN has served as a Director of the Company since July 1994. Since 1978, Mr. Murfin has served in various capacities with, and since 1992 as President of, Murfin Drilling Company, an oil and gas production, exploration and drilling company. From 1975 to 1978, Mr. Murfin was a Production and Reservoir Engineer with Amoco Production Company. Mr. Murfin also serves as National Chairman of the Liaison Committee of Cooperating Oil and Gas
Associations, President of the Kansas Independent Oil and Gas Association, a director of the International Association of Drilling Contractors, director of the Quivira Council of the Boy Scouts of America, a member of the Economic Analysis Panel of the Wichita Chamber of Commerce, and a director of Heartspring. Mr. Murfin received Bachelors of Science degrees in business administration and in mechanical engineering from the University of Kansas in 1975.

TERM OF OFFICE

    Upon completion of this offering, the Company's Board of Directors will be divided into three classes (Class I, Class II and Class III) of as equal size as possible, with the terms of each class expiring in consecutive years so that only one class is elected in any given year. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for a term of three years until their successors are elected and qualified or their earlier resignation or removal, except for the initial Class I and Class II directors whose terms expire in 1997 and 1998, respectively. Vacancies in unexpired terms and any additional positions created are filled by action of the Board of Directors. The Board of Directors intends to appoint one additional independent Class I Director to the Company's Board of Directors during 1996 in order to fill a current vacancy on the Board of Directors. The executive officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board of Directors until their successors are elected and qualified or their earlier resignation or removal.

STOCKHOLDERS' AGREEMENTS


    In June 1994, Mr. Geresi, the Company's Chairman of the Board and Chief Executive Officer, Mr. Sorrentino, a Director and Vice President -- New Store Development, Mr. Vrana, Vice President -- Training, Mr. Hoover, a Director and Vice President -- Strategic Planning, and Mr. Murfin, a Director of the Company, entered into a Contract for Sale of Stock which contained agreements among such stockholders pertaining to the approval of certain actions, management of NYBE-OK, as defined herein, election of directors, restrictions on the transfer of stock and preemptive rights. The current directors of the Company were designated and elected pursuant to this agreement. During January 1996, this agreement was terminated and the Stockholders' Agreement became effective.



    The existing stockholders and the Company are parties to the Stockholders' Agreement which sets forth certain agreements regarding the management of the Company. The Stockholders' Agreement provides that Messrs. Geresi, Vrana and Sorrentino shall designate three persons to stand for election as directors of the Company and that Ms. Nancy Murfin, Ms. Barbara Murfin Murphy and Messrs. Hoover, Murfin, Mark A. Moxley, V. Richard Hoover and Philip Faubert shall designate three persons to stand for election as directors of the Company. All stockholders who are parties to the Stockholders' Agreement have agreed to vote their shares in favor of the election of such designees. The Stockholders' Agreement will automatically terminate three years after the completion of this offering. Following this offering, the existing stockholders will have voting control over more than 56.5% of the outstanding Common Stock (approximately 52.8% if the Underwriters' over-allotment option is exercised in full). Accordingly, the existing stockholders will be able to elect the entire Board of Directors and otherwise direct the affairs of the Company.


COMMITTEES

    The Company's Board of Directors has established an Audit Committee and a Compensation Committee, both of which are solely comprised of Independent Directors, as defined herein. The functions of the Audit Committee are to make recommendations to the Board of Directors regarding the engagement of the Company's independent accountants and to review with management and the independent accountants the Company's financial statements, basic accounting and financial policies and practices, audit scope and competency of accounting personnel. The functions of the Compensation Committee are to review and recommend to the Board of Directors the compensation, stock options and employment benefits of all officers of the Company, to administer the Incentive Plan, as defined herein, to fix the terms of other employee benefit arrangements and to make awards under such arrangements. Members of the committees are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors until their successors are appointed or their earlier resignation or removal.

EXECUTIVE COMPENSATION

    The following table sets forth the salary and other annual compensation paid by the Prior Entities during 1995 to the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose annual salary and other annual compensation during such period exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                 ANNUAL COMPENSATION
                                                                             ---------------------------
                                                                                          OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                                  SALARY(1)  COMPENSATION(2)
- ---------------------------------------------------------------------------  ---------  ----------------
Robert J. Geresi...........................................................  $  76,750     $   90,781
  Chairman of the Board, Chief Executive Officer and President
Paul T. Sorrentino.........................................................  $  79,750     $   90,699
  Vice President -- New Store Development and Director
Vincent J. Vrana...........................................................  $  46,763     $   80,846
  Vice President -- Training


- ------------------------
(1) Effective April 1, 1996, these employees' annual salaries are $65,000, $62,500 and $48,000, respectively.


(2) Consists of (i) amounts reimbursed during 1995 for the payment of taxes of $74,643, $74,643 and $74,655 for Messrs. Geresi, Sorrentino and Vrana, respectively, (ii) health and life insurance premium payments on behalf of such individuals, and (iii) directors' fees paid by certain Prior Entities.


COMPENSATION OF DIRECTORS

    Directors who are not also employees of the Company ("Independent Directors") receive $250 per board meeting attended and $125 per board committee meeting attended and are reimbursed for out-of-pocket expenses incurred for attendance at meetings. The Company granted on June 4, 1996, nonqualified stock options under the Company's 1996 Incentive Plan to purchase 17,500 shares of Common Stock to each of Messrs. Murfin and Atherton, who are Independent Directors, at an exercise price equal to 110% and 100%, respectively, of the price to public set forth on the cover page of this Prospectus. The nonqualified stock options vest over a period of four years with the initial 20% becoming exercisable on the six-month anniversary of the grant date and an additional 20% becoming exercisable on each of the first four anniversaries of the grant date. While the Company does not have a formal policy concerning the granting of nonqualified stock options to Independent Directors, the Company may grant such options to Independent Directors in the future.

1996 INCENTIVE PLAN

    SCOPE. The Board of Directors and stockholders of the Company have approved the New York Bagel Enterprises, Inc. 1996 Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock and restricted stock to officers, employees and directors of, and consultants and advisors to, the Company. The purpose of the Incentive Plan is to attract, retain and motivate such persons.

    The Incentive Plan authorizes the award of 400,000 shares of Common Stock to be used for incentive stock options, nonqualified stock options or restricted stock grants, of which options to purchase 271,000 shares of Common Stock have been granted as of the date of this Prospectus. If an award made under the Incentive Plan expires, is canceled or is otherwise terminated, those shares will be available for future awards under the Incentive Plan. The Incentive Plan will terminate during January 2006.

    ADMINISTRATION. The Incentive Plan will be administered by a committee (the "Committee") which is comprised of directors who are disinterested within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subject to the provisions of the Incentive Plan, the Committee will have authority to select those officers, employees, advisors and consultants of the Company to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, and to establish the terms, conditions and provisions of such awards. In making such award determinations, the Committee may take into account the nature of services rendered by the recipient, his or her present and potential contribution to the Company's growth and success, and such other factors as the Committee deems relevant. The Committee is authorized to interpret the Incentive Plan, to establish, amend and revoke any rules and regulations relating to the Incentive Plan, to determine the terms and provisions of any agreements made pursuant to the Incentive Plan and to make all other determinations that may be necessary or advisable for the administration of the Incentive Plan.

    STOCK OPTIONS. Both incentive stock options and nonqualified stock options (collectively referred to as "Stock Options") may be granted pursuant to the Incentive Plan. All Stock Options granted under the Incentive Plan will have an exercise price per share to be determined by the Committee; provided that the exercise price per share under each Stock Option shall not be less than the fair market value of a share of Common Stock at the time the Stock Option is granted (110% of such fair market value in the case of incentive stock options granted to a stockholder who owns 10% or more of the Company's outstanding Common Stock). The maximum term for all Stock Options granted under the Incentive Plan is ten years (five years in the case of an incentive stock option granted to a stockholder who owns 10% or more of the Company's outstanding Common Stock). Moreover, no Stock Options may be granted under the Incentive Plan more than ten years after the date of its adoption. All Stock Options are nontransferable other than by will or the laws of descent and distribution or a qualified domestic relations order, and during an optionee's lifetime may be exercised only by the optionee or the optionee's guardian or legal representative. Stock Options are exercisable at such time and in such installments as the Committee may provide at the time the Stock Option is granted. The Committee may accelerate the exercisability of any Stock Option at any time. The purchase price for shares acquired pursuant to the exercise of a Stock Option must be paid in the manner determined by the Committee. The terms and conditions of Stock Options relating to their treatment upon termination of the optionee's employment or association with the Company will be determined at the time the Stock Options are granted. An optionee is not deemed to be the owner of any shares of Common Stock subject to any Stock Option until the Stock Option has been exercised, the Company has issued and delivered the shares to the optionee and the optionee's name has been entered as a stockholder of record on the books of the Company. The stock options vest over a period of four years with the initial 20% becoming exercisable on the six-month anniversary of the grant date and an additional 20% becoming exercisable on each of the first four anniversaries of the grant date. In the event of a change in control of the Company, as defined, awards under the Incentive Plan become exercisable within 60 days of the change in control.

    RESTRICTED STOCK. Restricted stock awards are grants of Common Stock made to officers and employees, subject to conditions established by the Committee. The terms of a restricted stock award, including the restrictions placed on such shares and the time or times at which such restrictions will lapse, shall be determined by the Committee at the time the award is made. Unless the Committee determines otherwise, holders of restricted stock shall have the right to vote the shares of restricted stock and to receive all dividends thereon. The Committee may determine at the time of an award of restricted stock that dividends paid on such shares may be paid to the grantee or deferred. Deferred dividends (together with any interest accrued thereon) will be paid upon the lapsing of the restrictions on the shares of restricted stock or forfeited upon the forfeiture of the shares of restricted stock. The agreements evidencing awards of restricted stock shall set forth the terms and conditions of such awards and the effect of a grantee's termination of employment.

    ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock by reason of any reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend or similar change in the corporate structure, the aggregate number of shares of Common Stock with respect to which awards may be made under the Incentive Plan, and the terms and the number of shares of restricted stock, or the number of shares of Common Stock underlying any outstanding Stock Options may be equitably adjusted by the Committee in its sole discretion.

    TERMINATION AND AMENDMENT. The Incentive Plan may be terminated or amended by the Board of Directors, provided that, in the absence of stockholder approval, no amendment of the Incentive Plan may materially increase the total number of shares of Common Stock with respect to which awards may be made under the Incentive Plan (except as discussed in "-- Adjustments" above), change the exercise price of a Stock Option, materially modify the requirements as to eligibility for participation in the Incentive Plan or materially increase the benefits accruing to participants under the Incentive Plan. No amendment of the Incentive Plan may adversely alter or impair any Stock Option or share of restricted stock awarded under the Incentive Plan prior to such amendment without the consent of the holder thereof.

INDEMNIFICATION ARRANGEMENTS

    The Company's Restated and Amended Articles of Incorporation and Restated and Amended Bylaws will provide that the Company shall indemnify all directors and officers of the Company to the fullest extent permitted by the Kansas general corporation code. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1995, all compensation decisions concerning executive officers were made by the Company's Board of Directors and the respective boards of directors of the Prior Entities, which included Messrs. Geresi, Sorrentino, Hoover, Murfin, Vrana, Trizza, Robert D. Young, Brent E. Durham, John R. Geresi and Chad
E. Watkins. The Compensation Committee currently makes recommendations to the Board of Directors regarding compensation to the executive officers. See "Certain Transactions."

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table presents certain information as of July 26, 1996, and after giving effect to this offering, regarding the beneficial ownership of Common Stock of (i) each director of the Company, (ii) each Named Executive Officer, (iii) all persons known by the Company to be beneficial owners of five percent or more of the Common Stock, and (iv) all directors and executive officers of the Company as a group. Additionally, the table reflects each Selling Stockholder and the number of shares of Common Stock to be sold by each in this offering. The persons listed below have sole voting and investment power and record and beneficial ownership with respect to such shares.



                                                    SHARES BENEFICIALLY OWNED                SHARES BENEFICIALLY OWNED
                                                        PRIOR TO OFFERING                        AFTER OFFERING(6)
                                                    --------------------------    SHARES     --------------------------
                       NAME                           NUMBER      PERCENTAGE    OFFERED(5)     SHARES      PERCENTAGE
- --------------------------------------------------  -----------  -------------  -----------  -----------  -------------
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Robert J. Geresi (1)(2)...........................      599,343         21.4%       48,000       551,343         12.0%
Paul T. Sorrentino (1)............................      598,543         21.4        48,000       550,543         12.0
Paul R. Hoover (3)(4).............................       69,348          2.4         5,000        64,348          1.4
Vincent J. Vrana (1)..............................      556,564         19.9        44,000       512,564         11.1
David L. Murfin (3)...............................      438,246         15.7        33,000       405,246          8.8
Directors and executive officers as a group (seven
 persons).........................................    2,262,044         80.8%      178,000     2,084,044         45.3%

5% STOCKHOLDER
Rodney Joe Trizza (1).............................      161,951          5.8%       10,750       151,201          3.3%

OTHER SELLING STOCKHOLDERS
Brent E. Durham...................................       24,217            *         1,750        22,467            *
John R. Geresi....................................       21,389            *           500        20,889            *
V. Richard Hoover.................................       69,350          2.5%        2,500        66,850          1.5%
Nancy Murfin Moxley and Mark A. Moxley............       70,850          2.5         2,500        68,350          1.5
Barbara Murfin Murphy.............................       70,850          2.5         2,500        68,350          1.5
Chad E. Watkins...................................       25,833            *         1,500        24,333            *


- ------------------------
*   Represents beneficial ownership of less than 1%

(1) The address for Messrs. Geresi, Sorrentino, Vrana and Trizza is 110 West Third Street, Stillwater, Oklahoma 74074-3504.


(2) Includes 5,000 shares owned by Mr. Geresi's minor children.



(3) The address for Messrs. Hoover and Murfin is 300 I.M.A. Plaza, 250 North Water Street, Wichita, Kansas 67202-1213.



(4) Includes 5,000 shares owned by Mr. Hoover's minor children.



(5) In the event that the Underwriters' over-allotment option is exercised in full, Messrs. Geresi, Sorrentino, Hoover, Vrana, Murfin and Trizza will sell an aggregate of 54,500, 54,500, 6,500, 50,500, 38,500 and 13,250 shares, respectively, in this offering.



(6) In the event that the Underwriters' over-allotment option is exercised in full, Messrs. Geresi, Sorrentino, Hoover, Vrana, Murfin and directors and executive officers as a group will beneficially own 544,843 (11.2%), 544,043 (11.2%), 62,848 (1.3%), 506,064 (10.4%), 399,746 (8.2%) and 2,057,544 shares
    (42.3%), respectively, following this offering.

                              CERTAIN TRANSACTIONS

REORGANIZATION


    On December 31, 1995, the Company effected the Reorganization whereby, through a series of transactions, the Company succeeded to the businesses of the Prior Entities. First, New York Bagel Shop & Delicatessen, Inc., a Kansas corporation, and VPR, Inc., New York Bagel Shop, Inc., Bagel Boss, Inc. and Bagels of Norman, Inc., all Oklahoma corporations, were merged into New York Bagel Enterprises, Inc., an Oklahoma corporation ("NYBE-OK") by issuance of 1,368,704 shares of the Company's Class B Common Stock. Second, Nashville Bagel, a wholly owned subsidiary of NYBE-OK, was merged into NYBE-OK. Finally, NYBE-OK was merged into the Company for the purpose of changing the corporate domicile from Oklahoma to Kansas by issuance of 1,416,988 shares of the Company's Class A Common Stock to the pre-reorganization stockholders of NYBE-OK. As a result of the Reorganization, Messrs. Geresi, Sorrentino, Hoover, Vrana, Murfin and Trizza received 627,343, 627,343, 141,698, 584,564, 354,246 and 161,951 shares of
Common Stock, respectively. In addition, Mr. Geresi's father, John R. Geresi, received 21,389 shares; Mr. Hoover's father, V. Richard Hoover, received 70,850 shares; Mr. Murfin's sister, Barbara Murfin Murphy, received 70,850 shares; Mr. Murfin's sister and brother-in-law, Nancy Murfin Moxley and Mark A. Moxley, received 70,850 shares; and 54,608 shares were issued to others.


FRANCHISE ACQUISITION

    On December 31, 1995, the Company acquired the assets of Central & Ridge Yogurt, Inc. ("C&R"), a franchisee of the Company, in consideration of the assumption by the Company of $225,000 of liabilities of C&R. The assets, which had been acquired by C&R over time at a cost of approximately $195,000, were valued by the Company without benefit of an independent appraisal at $225,000. At the time of the acquisition, Mr. Hoover was the President of C&R and owned 10% of the stock of C&R. The terms of the transaction were negotiated by Mr. Hoover on behalf of C&R and Mr. Geresi on behalf of the Company and approved by the Board of Directors of the Company, with the purchase price being determined by arm's-length negotiation between C&R and the Company.

LEASES


    The Company currently leases space for a Company-owned New York Bagel restaurant located in Norman, Oklahoma from Bagel Land, Inc. ("Bagel Land"), an Oklahoma corporation, owned one-third each by Messrs. Geresi, Sorrentino and Vrana. The Company made aggregate rent payments under such lease of $14,100, $28,200 and $14,100 during 1994, 1995 and the period ended June 30, 1996, respectively. The lease is for a term of five years commencing June 1994 at a rent of $2,350 per month for 30 months and $2,500 per month for the remaining 30 months with an option to renew for five years at $2,650 for the first 30 months and $2,800 per month for the last 30 months. The Company also leases space for a Company-owned New York Bagel restaurant located in Tulsa, Oklahoma from Cherry Street Land, Inc., an Oklahoma corporation, owned one-fourth each by Messrs. Geresi, Sorrentino, Vrana and Trizza. The Company made aggregate rent payments under such lease of $27,600 and $13,800 during 1995 and the period ended June 30, 1996, respectively. The lease is for a term of five years beginning January 1995 with an option to renew for five years and rent for the first 24 months of $2,300 per month, $2,500 per month for the next 36 months, $2,700 per month for the next 30 months and $2,900 per month for the last 30 months. Bagel Land is anticipated to lease space to the Company for a New York Bagel restaurant to be opened in Lubbock, Texas. Bagel Land is anticipated to be paid rent of $3,500 per month commencing during the later part of 1996.



    The Company subleases space for its corporate offices located in Wichita, Kansas from Murfin Drilling Company, Inc., a wholly owned subsidiary of Murfin, Inc. which is owned 7.1% by Mr. Murfin. The Company made aggregate rent payments under such sublease of $7,449 and $6,572 during 1995 and the twenty-six week period ended June 30, 1996, respectively. The current sublease is for a term of 12 months commencing April 1, 1996, and is terminable on 30 days' notice by the Company.

STOCKHOLDER GUARANTEES


    The Loan Agreement is guaranteed in an amount up to $1.0 million by each of Messrs. Geresi, Sorrentino and Vrana. The Nashville Note is guaranteed by Messrs. Geresi, Sorrentino and Vrana each up to $83,250 and Messrs. Murfin, up to $175,000, and Hoover, up to $75,000. The Term Notes, the Stillwater Note, the Springfield Note, the Remodel Note and the Lubbock Note are guaranteed in an unlimited amount by Messrs. Geresi, Sorrentino and Vrana and in various limited amounts by Messrs. Murfin, Hoover and Trizza. The Company intends to use approximately $4.5 million of the net proceeds of this offering to repay all outstanding indebtedness under the Loan Agreement, the Nashville Note and the Term Notes. See "Risk Factors -- Benefits of Offering to Certain Stockholders" and "Use of Proceeds."


DISTRIBUTIONS


    During 1994, the Prior Entities declared distributions in the aggregate of $614,260 to their stockholders, of which Messrs. Geresi, Sorrentino, Vrana, Murfin and Hoover received $184,254, $184,254, $184,254, $7,800 and $1,200, respectively. Mr. Trizza, a 5.8% stockholder of the Company, received $49,498, $2,400 was received by members of Mr. Murfin's family, and $600 was received by
V. Richard Hoover, the father of Mr. Hoover. During 1995, the Prior Entities declared distributions in the aggregate of $2,363,030 to their stockholders of which Messrs. Geresi, Sorrentino, Vrana, Murfin and Hoover received $571,740, $571,738, $544,838, $225,000 and $90,000, respectively. Mr. Trizza received
$177,252, John R. Geresi, the father of Mr. Geresi, received $13,447, V. Richard Hoover, the father of Mr. Hoover, received $45,000, $90,000 was received by members of Mr. Murfin's family, and the balance ($34,015) was paid to other stockholders of the Prior Entities. The Company intends to make a distribution to the stockholders in connection with their estimated federal and state income tax obligations attributable to the Company's 1996 earnings. If the Company had terminated its S corporation status as of June 30, 1996, the Company's distribution would have been approximately $184,000. See "S Corporation Distributions."


FRANCHISEE

    During August 1995, the Company entered into a Development Agreement with Mr. Vrana's brother and his partner concerning the development of three New York Bagel restaurants in Columbia, South Carolina on terms and conditions comparable to all other franchisees of the Company as discussed herein. Pursuant thereto, Mr. Vrana's brother and his partner have developed one restaurant and entered into a franchise agreement with the Company in connection therewith.

FUTURE TRANSACTIONS


    Although each of the foregoing transactions were among affiliated parties and necessarily involved conflicts of interest, the Company believes that they were on terms that were no less favorable than reasonably available from unaffiliated third parties. It is the Company's policy that all transactions between the Company and its affiliated entities, executive officers or directors will be subject to the review and approval of the majority of the Company's directors that do not have an interest in the transaction and will be on terms which will be no less favorable to the Company than the Company could obtain from non-affiliated parties.


                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company consists of (i) 25,000,000 shares of Class A Common Stock, par value $0.01 per share, and (ii) 5,000,000 shares of Class B Common Stock, par value $0.01 per share. As of June 30, 1996, there were 1,416,988 shares of Class A Common Stock outstanding held by nine record holders and 1,383,012 shares of Class B Common Stock outstanding held by eight record holders.

    Concurrently with the completion of this offering, (i) the number of authorized shares of Class A Common Stock will be increased to 30,000,000, (ii) each share of outstanding Class B Common Stock will be converted into one share of Class A Common Stock resulting in the 24 stockholders prior to this offering holding 2,800,000 shares of Common Stock, (iii) the Class B Common Stock will cease to exist and the Class A Common Stock will be reclassified as Common Stock, and (iv) the Company will be authorized to issue 5,000,000 shares of Preferred Stock, no par value per share.


COMMON STOCK

    Holders of Common Stock will be entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of stockholders. Cumulative voting of shares of Common Stock will be prohibited in the Company's Restated and Amended Articles of Incorporation. Subject to the preferential rights of the holders of Preferred Stock, holders of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities and payment in full to holders of shares of Preferred Stock then outstanding, if any, of any amount required to be paid under the terms of such Preferred Stock. Holders of Common Stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of any series of Preferred Stock that the Company may issue in the future. See "Dividend Policy."

PREFERRED STOCK

    Upon completion of this offering, the Board of Directors will be authorized to issue, from time-to-time without further action by the Company's stockholders, shares of Preferred Stock, in one or more series, and fix the dividend rights, dividend rates, any conversion rights or right of exchange, any voting right, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and any other rights, preferences, privileges and restrictions of any series of Preferred Stock and the number of shares constituting such series and the designation thereof. Depending upon the rights of such Preferred Stock, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, diluting the voting rights of holders of Common Stock, making removal of the present management of the Company more difficult or resulting in the reduction of or restrictions upon the payment of dividends and other distributions to the holders of Common Stock, including, without limitation, any liquidation preferences which may relate to such Preferred Stock.

CLASS B COMMON STOCK

    Holders of Class B Common Stock have no voting rights, but otherwise have the same rights as holders of Common Stock. Concurrently with the completion of this offering, the outstanding shares of Class B Common Stock will be converted into shares of Class A Common Stock, which will be reclassified as Common Stock, and the Class B Common Stock will cease to exist.

CONVERTIBLE DEBENTURE

    In connection with the acquisition of Nashville Bagel, the Company issued a 4.0% contingently convertible subordinated debenture in the amount of $115,000 payable in annual installments of $28,750 plus interest beginning December 14, 1996 (the "Convertible Debenture"). The Convertible Debenture is convertible into a maximum of 19,320 shares of Common Stock, at the option of the holder thereof, during the period commencing ten days after the completion of this offering and ending 270 days later. The number of shares of Common Stock issuable upon conversion are subject to adjustment from time to time in the event the Company (i) pays a dividend or makes a distribution on the outstanding Common Stock payable in Common Stock, (ii) subdivides the outstanding Common

Stock into a greater number of shares, (iii) combines the outstanding Common Stock into a lesser number of shares, or (iv) issues by reclassification of the Common Stock any Common Stock of the Company. The Convertible Debenture is subordinate to the liabilities of the Company.

CERTAIN ANTI-TAKEOVER MATTERS

    The provisions of the Company's Restated and Amended Articles of Incorporation and Amended and Restated Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in the best interest of the Company or its stockholders, including those attempts that might result in a premium over the market price for the Common Stock.


    Upon completion of this offering, the Company's Restated and Amended Articles of Incorporation will provide for the Board of Directors to be divided into three classes as of equal size as possible, with the term of each class expiring in consecutive years. As a result, approximately one-third of the Board of Directors will be elected each year. The Company's Restated and Amended Articles of Incorporation will also provide that directors may be removed from office only for cause. Directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the Company, or by a majority if such removal is recommended by the Board of Directors by the affirmative vote of at least two-thirds of the directors. The Company's Bylaws may be adopted, amended or repealed (i) by the holders of at least a majority of the outstanding shares of stock of the Company or (ii) by at least a two-thirds vote of the full Board of Directors. The calling of a special meeting of the stockholders requires the written request of holders of more than two-thirds of all the outstanding shares of the stock of the Company, unless called by the Board of Directors or the Chairman of the Board of Directors.


    The Company's Articles of Incorporation require the affirmative vote of the holders of at least two-thirds of either the outstanding voting stock (excluding voting stock held by the "related person") or the directors in order to approve any "business combination" with a "related person." A "business combination" includes (i) any merger of the Company with a "related person," (ii) any transfer of a substantial part of the assets of the Company to a "related person," (iii) any transfer of a substantial part of the assets of a "related person" to the Company, (iv) the issuance of any securities of the Company to a "related person" and (v) certain reclassifications and recapitalizations which have the effect of increasing the power of a "related person." A "related person" includes any person that is the beneficial owner of five percent or more of the outstanding shares of the Company's voting stock.

LIMITATION ON LIABILITY

    As authorized by the Kansas general corporation code, the Company's Articles of Incorporation provide that to the fullest extent permitted by Kansas law, as the same exists or may hereafter be amended, directors and former directors of the Company will not be liable to the Company or its stockholders for monetary damages for an act or omission occurring in their capacity as a director. Kansas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director of the Company or that involve intentional misconduct or a knowing violation of law, (iii) for transactions from which the director received an improper benefit, whether or not the benefit resulted from action taken within the scope of the director's office, or (iv) for acts or omissions for which the liability of a director is expressly provided by law.

TRANSFER AGENT AND REGISTRAR

    Upon completion of this offering, the transfer agent and registrar for the Common Stock will be American Stock Transfer & Trust Company located in New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, the Company will have 4,600,000 shares of Common Stock outstanding (4,870,000 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the shares sold in this offering will be freely tradeable in the public market without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" (as defined in the rules and regulations under the Securities Act) of the Company. The remaining shares (the "Restricted Shares") are deemed to be "restricted securities" within the meaning of Rule 144 and may be publicly sold only if registered under the Securities Act or sold in accordance with an available exemption from registration, such as those provided by Rule 144. The beneficial owners of 2,600,000 of the Restricted Shares have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock beneficially owned or controlled by them (including subsequently acquired shares) for a period of 180 days after the date of this Prospectus without the prior written consent of Rauscher Pierce Refsnes, Inc., on behalf of the representatives of the Underwriters. See "Underwriting."


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell Restricted Shares if at least two years have passed since the later of the time such shares were acquired from the Company or an affiliate of the Company. Rule 144 provides, however, that within any three-month period such person may only sell up to the greater of (i) 1% of the then outstanding shares of Common Stock (46,000 shares upon completion of this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Under Rule 144(k), any person who has not been an affiliate of the Company for a period of 90 days preceding a sale of Restricted Shares is entitled to sell such shares without regard to such volume limitations if at least three years have passed since the later of the time such shares were acquired from the Company or an affiliate of the Company. Shares held by persons who are deemed to be affiliates of the Company are subject to such volume limitations regardless of how long they have been owned or how they were acquired. The Company is unable to estimate the number of Restricted Shares that may be sold from time to time under Rule 144, since such number will depend on the market price and trading volume for the Common Stock, the personal circumstances of the sellers and other factors.

    An aggregate of 400,000 shares of Common Stock have been reserved for issuance to employees, officers, consultants and advisors of the Company pursuant to the Incentive Plan. As of the date of this Prospectus, options to purchase 271,000 shares of Common Stock have been granted under the Incentive Plan. The Company anticipates filing registration statements on Form S-8 under the Securities Act to register all of the shares of Common Stock currently issuable or reserved for future issuance under the Incentive Plan. Shares purchased upon exercise of the options granted pursuant to the Incentive Plan generally are available for resale in the public market to the extent the stock transfer restriction agreements with the Underwriters have expired, except that any such shares issued to affiliates are subject to the volume limitations and certain other restrictions of Rule 144, unless appropriately registered under the Securities Act. See "Management -- 1996 Incentive Plan."


    The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities. Prior to this offering, there has been no established public trading market for the Common Stock. The Company anticipates that the trading market in the Common Stock, if any, will be limited based upon the number of shares currently outstanding and anticipated to be sold in this offering. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

    The Underwriters named below, represented by Rauscher Pierce Refsnes, Inc. and J.C. Bradford & Co. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The nature of the obligations of the Underwriters is such that if any of such shares are purchased, all must be purchased.

                                                                                              NUMBER OF
NAME                                                                                           SHARES
- -------------------------------------------------------------------------------------------  -----------
Rauscher Pierce Refsnes, Inc...............................................................
J.C. Bradford & Co.........................................................................

                                                                                             -----------
  Total....................................................................................    2,000,000
                                                                                             -----------
                                                                                             -----------

    The Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the price to public set forth on the cover page of this Prospectus. The Underwriters may allow a concession to selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD")
not in excess of  $       per  share, and the Underwriters  may allow, and  such
dealers may reallow, to members of the NASD a concession not in excess of $ per share. After the public offering, the price to public, the concession and the reallowance may be changed by the Representatives.

    The Company and Selling Stockholders have granted an option to the Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 270,000 and 30,000 additional shares of Common Stock, respectively, at the initial price to public, less the underwriting discount, set forth on the cover page of this Prospectus. The Underwriters may exercise the option only for the purpose of covering over-allotments. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase from the Company and Selling Stockholders on a pro rata basis that number of additional shares of Common Stock which is proportionate to such Underwriter's initial commitment.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.


    The Company, its executive officers and directors, and all of its stockholders have agreed that for a period of 180 days after the date of this Prospectus, they will not offer, sell or otherwise dispose of any shares of Common Stock beneficially owned or controlled by them (including subsequently acquired shares) without the prior written consent of Rauscher Pierce Refsnes, Inc. on behalf of the Representatives.


    Prior to this offering, there has been no market for the Common Stock and there can be no assurance that a regular trading market will develop upon the completion of this offering. The initial public offering price will be determined by negotiations between the Company and the Representatives. The primary factors considered in determining such offering price will include the history of and prospects for the industry in which the Company competes, market valuation of comparable companies, market conditions for public offerings, the history of and prospects for the Company's business, the Company's past and present operations and earnings and the trend of such earnings, the prospects for future earnings of the Company, the Company's current financial position, an assessment of the Company's management, the general condition of the securities markets, the demand for similar securities of comparable companies and other relevant factors.

    The Representatives have advised the Company that they do not expect any sales by the Underwriters to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Klenda, Mitchell, Austerman & Zuercher, L.L.C., Wichita, Kansas. Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby will be passed upon for the Underwriters by Jackson & Walker, L.L.P., Dallas, Texas.

                                    EXPERTS

    The combined balance sheets of the Company as of December 31, 1994 and 1995, and the combined statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The statements of operations, stockholder's equity, and cash flows of Nashville Bagel Co., Inc. for each of the years in the three-year period ended June 30, 1995 and for the period from July 1, 1995 through December 14, 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the June 30, 1994 financial statements of Nashville Bagel Co., Inc. refers to a change in the method of accounting for income taxes.

    The statements of operations, stockholders' deficit, and cash flows of Central & Ridge Yogurt, Inc. for the year ended December 31, 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 (as amended and together with all exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete and, where such agreement or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and to the exhibits thereto.

    The Registration Statement may be inspected, without charge, and copies may be obtained, at prescribed rates, at the public reference facilities of the Commission maintained at Judiciary Plaza,

450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of the Registration Statement may also be inspected, without charge, at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, copies of the Registration Statement may be obtained by mail at prescribed rates, from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    As a result of this offering, the Company will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and regional offices referred to above. The Company intends to furnish its stockholders with annual reports containing financial statements certified by its independent auditors and with quarterly reports for each of the first three quarters of each fiscal year containing unaudited financial information.

                        NEW YORK BAGEL ENTERPRISES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
New York Bagel Enterprises, Inc.:
  Independent Auditors' Report.............................................................................        F-2
  Combined Balance Sheets at December 31, 1994 and 1995 and June 30, 1996 (unaudited)......................        F-3
  Combined Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995 and the Six Months
   Ended June 30, 1995 (unaudited) and the Twenty-Six Weeks Ended June 30, 1996 (unaudited)................        F-4
  Combined Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1993, 1994 and
   1995 and the Twenty-Six Weeks Ended June 30, 1996 (unaudited)...........................................        F-5
  Combined Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995 and the Six Months
   Ended June 30, 1995 (unaudited) and the Twenty-Six Weeks Ended June 30, 1996 (unaudited)................        F-6
  Notes to Combined Financial Statements...................................................................        F-7
New York Bagel Enterprises, Inc. (Unaudited):
  Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 1995................       F-18
  Notes to Pro Forma Condensed Combined Statement of Operations............................................       F-19
Nashville Bagel Co., Inc.:
  Independent Auditors' Report.............................................................................       F-20
  Statements of Operations for the Years Ended June 30, 1993, 1994 and 1995 and for the Period from July 1,
   1995 through December 14, 1995..........................................................................       F-21
  Statements of Stockholder's Equity for the Years Ended June 30, 1993, 1994 and 1995 and for the Period
   from July 1, 1995 through December 14, 1995.............................................................       F-22
  Statements of Cash Flows for the Years Ended June 30, 1993, 1994 and 1995 and for the Period from July 1,
   1995 through December 14, 1995..........................................................................       F-23
  Notes to Financial Statements............................................................................       F-24
Central & Ridge Yogurt, Inc.:
  Independent Auditors' Report.............................................................................       F-26
  Statement of Operations for the Year Ended December 31, 1995.............................................       F-27
  Statement of Stockholders' Deficit for the Year Ended December 31, 1995..................................       F-28
  Statement of Cash Flows for the Year Ended December 31, 1995.............................................       F-29
  Notes to Financial Statements............................................................................       F-30

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
New York Bagel Enterprises, Inc.:

    We have audited the accompanying combined balance sheets of New York Bagel Enterprises, Inc. as of December 31, 1994 and 1995, and the related combined statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of New York Bagel Enterprises, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Wichita, Kansas
February 21, 1996, except
 note 14 which is as of
 June 4, 1996

                        NEW YORK BAGEL ENTERPRISES, INC.
                            COMBINED BALANCE SHEETS
                  DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996

                                                                                 DECEMBER 31,
                                                                           ------------------------
                                                                              1994         1995
                                                                           ----------  ------------    JUNE 30,     PRO FORMA
                                                                                                         1996        JUNE 30,
                                                                                                     ------------   1996 (NOTE
                                                                                                                       15)
                                                                                                     (UNAUDITED)   ------------
                                                                                                                   (UNAUDITED)
                             ASSETS (NOTE 7)
Current assets:
  Cash...................................................................  $   46,200  $    133,425  $    207,454  $    207,454
  Accounts receivable (note 3)...........................................     114,492       137,853       191,593       191,593
  Inventory..............................................................      81,913       143,964       139,148       139,148
  Deferred costs, net of accumulated amortization of $43,340 at June 30,
   1996 (note 4).........................................................       6,428        77,100       200,041       200,041
  Other current assets (note 9)..........................................       8,598        24,018        77,379        77,379
                                                                           ----------  ------------  ------------  ------------
    Total current assets.................................................     257,631       516,360       815,615       815,615
Property, plant and equipment, net (note 5)..............................     554,340     1,256,154     2,318,973     2,318,973
Other assets, net of accumulated amortization of $4,063, $12,433 and
 $17,367 at December 31, 1994 and 1995 and June 30, 1996, respectively...      60,027        55,658        56,726        56,726
Deferred offering costs..................................................      --             8,474       363,966       363,966
Goodwill, net of accumulated amortization of $999 and $12,475 at December
 31, 1995 and June 30, 1996 (note 12)....................................      --           458,052       446,574       446,574
                                                                           ----------  ------------  ------------  ------------
                                                                           $  871,998  $  2,294,698  $  4,001,854  $  4,001,854
                                                                           ----------  ------------  ------------  ------------
                                                                           ----------  ------------  ------------  ------------
                      LIABILITIES AND STOCKHOLDERS'
                            EQUITY (DEFICIT)
Current liabilities:
  Current installments of long-term debt (note 7)........................  $   58,700  $    519,936  $    649,017  $    649,017
  Accounts payable.......................................................      58,640       163,172       468,897       468,897
  Accrued liabilities....................................................      99,062        83,761       485,184       485,184
  Current portion of deferred franchise fees.............................     119,500        69,000        36,000        36,000
  Deferred income taxes..................................................      --           --            --             68,000
  Distributions payable (note 10)........................................      42,000        48,693        48,693       232,693
                                                                           ----------  ------------  ------------  ------------
    Total current liabilities............................................     377,902       884,562     1,687,791     1,939,791
Due to stockholders (note 8).............................................      67,341       --            --            --
Long-term debt, less current portion (note 7)............................     232,942     2,845,064     3,280,730     3,280,730
Deferred franchise fees..................................................      --            98,000        41,500        41,500
Deferred credits.........................................................      30,059        45,537        57,809        57,809
Deferred income taxes (note 9)...........................................       4,786       --            --             23,000
                                                                           ----------  ------------  ------------  ------------
    Total liabilities....................................................     713,030     3,873,163     5,067,830     5,342,830
                                                                           ----------  ------------  ------------  ------------
Stockholders' equity (deficit) (notes 10 and 14):
  Class A common stock, $.01 par value. Authorized 25,000,000 shares;
   issued and outstanding 1,416,988 shares...............................      14,170        14,170        14,170        14,170
  Class B common stock, $.01 par value. Authorized 5,000,000 shares;
   issued and outstanding 1,368,704, 1,368,704 and 1,383,012 shares at
   December 31, 1994 and 1995 and June 30, 1996, respectively............      13,687        13,687        13,830        13,830
  Additional paid-in capital (deficit)...................................     151,293       157,793       157,650    (1,368,976)
  Accumulated deficit....................................................     (20,182)   (1,764,115)   (1,251,626)      --
                                                                           ----------  ------------  ------------  ------------
    Total stockholders' equity (deficit).................................     158,968    (1,578,465)   (1,065,976)   (1,340,976)
Commitments and contingencies (notes 6 and 13)
                                                                           ----------  ------------  ------------  ------------
                                                                           $  871,998  $  2,294,698  $  4,001,854  $  4,001,854
                                                                           ----------  ------------  ------------  ------------
                                                                           ----------  ------------  ------------  ------------

            See accompanying notes to combined financial statements.

                        NEW YORK BAGEL ENTERPRISES, INC.
                       COMBINED STATEMENTS OF OPERATIONS
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
                     THE SIX MONTHS ENDED JUNE 30, 1995 AND
                    THE TWENTY-SIX WEEKS ENDED JUNE 30, 1996

                                                                                      SIX MONTHS     TWENTY-SIX
                                                 YEARS ENDED DECEMBER 31,                ENDED       WEEKS ENDED
                                        -------------------------------------------    JUNE 30,       JUNE 30,
                                            1993           1994           1995           1995           1996
                                        -------------  -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
Revenues:
  Sales from Company-owned
   restaurants........................  $   3,538,612  $   5,653,177  $   6,875,146  $   3,345,422  $   4,849,860
  Franchise revenues (note 3).........         22,677        168,704        484,300        193,413        339,733
                                        -------------  -------------  -------------  -------------  -------------
    Total revenues....................      3,561,289      5,821,881      7,359,446      3,538,835      5,189,593
                                        -------------  -------------  -------------  -------------  -------------
Costs and expenses:
  Cost of sales.......................      1,527,246      2,280,012      2,612,772      1,272,689      1,733,312
  Restaurant operating expenses (note
   6).................................      1,386,676      2,326,178      3,083,902      1,432,657      2,201,632
  General and administrative
   expenses...........................        468,691        451,900        838,190        374,972        401,883
  Depreciation and amortization.......         80,145        116,960        158,996         64,579        177,213
                                        -------------  -------------  -------------  -------------  -------------
    Total costs and expenses..........      3,462,758      5,175,050      6,693,860      3,144,897      4,514,040
                                        -------------  -------------  -------------  -------------  -------------
    Operating income..................         98,531        646,831        665,586        393,938        675,553
Interest expense......................         13,745         52,383         39,800         19,621        163,064
                                        -------------  -------------  -------------  -------------  -------------
    Earnings before income taxes......         84,786        594,448        625,786        374,317        512,489
Income tax expense (benefit) (note
 9)...................................          9,280         (2,498)         6,689       --             --
                                        -------------  -------------  -------------  -------------  -------------
    Net earnings......................  $      75,506  $     596,946  $     619,097  $     374,317  $     512,489
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Pro forma to reflect income taxes
 (note 2(i)):
  Income tax expense..................                                $     245,628                 $     201,112
  Net earnings........................                                $     380,158                 $     311,377
  Net earnings per share..............                                $         .13                 $         .10

            See accompanying notes to combined financial statements.

                        NEW YORK BAGEL ENTERPRISES, INC.
             COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                  AND THE TWENTY-SIX WEEKS ENDED JUNE 30, 1996

                                                   COMMON STOCK      ADDITIONAL
                                               --------------------    PAID-IN     ACCUMULATED
                                                CLASS A    CLASS B     CAPITAL       DEFICIT          TOTAL
                                               ---------  ---------  -----------  --------------  --------------
Balance, December 31, 1992...................  $  14,170  $  13,687  $   101,043  $      (78,374) $       50,526
Net earnings.................................     --         --          --               75,506          75,506
                                               ---------  ---------  -----------  --------------  --------------
Balance, December 31, 1993...................     14,170     13,687      101,043          (2,868)        126,032
Contributed capital (note 10)................     --         --           50,250        --                50,250
Net earnings.................................     --         --          --              596,946         596,946
Distributions to stockholders (note 10)......     --         --          --             (614,260)       (614,260)
                                               ---------  ---------  -----------  --------------  --------------
Balance, December 31, 1994...................     14,170     13,687      151,293         (20,182)        158,968
Net earnings.................................     --         --          --              619,097         619,097
Stock compensation...........................     --         --            6,500        --                 6,500
Distributions to stockholders (note 10)......     --         --          --           (2,363,030)     (2,363,030)
                                               ---------  ---------  -----------  --------------  --------------
Balance, December 31, 1995...................     14,170     13,687      157,793      (1,764,115)     (1,578,465)
Issuance of 14,308 shares of common stock
 (unaudited).................................     --            143         (143)       --              --
Net earnings (unaudited).....................     --         --          --              512,489         512,489
                                               ---------  ---------  -----------  --------------  --------------
Balance, June 30, 1996 (unaudited)...........  $  14,170  $  13,830  $   157,650  $   (1,251,626) $   (1,065,976)
                                               ---------  ---------  -----------  --------------  --------------
                                               ---------  ---------  -----------  --------------  --------------

            See accompanying notes to combined financial statements.

                        NEW YORK BAGEL ENTERPRISES, INC.
                       COMBINED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
                     THE SIX MONTHS ENDED JUNE 30, 1995 AND
                    THE TWENTY-SIX WEEKS ENDED JUNE 30, 1996

                                                                                                                TWENTY-SIX
                                                                YEARS ENDED DECEMBER 31,          SIX MONTHS    WEEKS ENDED
                                                         ---------------------------------------  ENDED JUNE     JUNE 30,
                                                            1993         1994          1995        30, 1995        1996
                                                         -----------  -----------  -------------  -----------  -------------
                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net earnings.........................................  $    75,506  $   596,946  $     619,097  $   374,317  $     512,489
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
    Depreciation and amortization......................       80,145      116,960        158,996       64,579        177,213
    Noncash stock compensation expense.................      --           --               6,500      --            --
    Increase (decrease) in cash resulting from changes
     in listed items, net of effects from acquisitions:
      Deferred income taxes............................        5,614       (2,498)         1,302      --            --
      Inventory........................................      (16,413)     (28,451)      (178,209)     (14,389)         4,816
      Income taxes receivable..........................       (1,300)     --               1,300      --            --
      Other current assets.............................        1,296       (4,348)        (1,588)       5,628        (53,361)
      Accounts receivable..............................       (8,854)    (105,638)       (23,361)     (13,877)       (53,740)
      Deferred costs...................................      --            (6,428)       (70,672)       4,019       (166,281)
      Other assets.....................................       (3,535)     (52,318)        (2,403)      (3,258)        (6,443)
      Accounts payable.................................       10,330       30,882        140,253       42,881        305,725
      Accrued liabilities and deferred credits.........       47,416       34,138         78,509       49,744        413,695
      Income taxes payable.............................        1,364       (2,295)      --            --            --
      Deferred franchise fees..........................      --           119,500         47,500       10,500        (89,500)
                                                         -----------  -----------  -------------  -----------  -------------
        Net cash provided by operating activities......      191,569      696,450        777,224      520,144      1,044,613
                                                         -----------  -----------  -------------  -----------  -------------
Cash flows from investing activities:
  Additions to property, plant and equipment...........     (583,708)    (285,080)      (474,674)    (147,373)    (1,179,839)
  Acquisitions, net of cash acquired...................      --           --            (656,174)     --            --
                                                         -----------  -----------  -------------  -----------  -------------
        Net cash used in investing activities..........     (583,708)    (285,080)    (1,130,848)    (147,373)    (1,179,839)
                                                         -----------  -----------  -------------  -----------  -------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.............      379,325      252,865      3,049,210       24,080        800,000
  Principal payments on long-term debt.................      (48,248)    (128,309)       (90,852)     (40,384)      (235,253)
  Decrease in due to stockholders......................       (1,411)     (40,274)       (26,330)     (25,318)      --
  Decrease in distributions payable....................      --           --              (8,807)      (5,307)      --
  Proceeds from contributed capital....................      --            50,250       --            --            --
  Debt issuance costs..................................      --           --             (13,916)     --            --
  Deferred offering costs..............................      --           --              (8,474)     --            (355,492)
  Distributions to stockholders........................      --          (394,080)    (2,459,982)    (269,438)      --
  (Decrease) increase in excess of checks written over
   funds on deposit....................................       62,473     (105,622)      --            --            --
                                                         -----------  -----------  -------------  -----------  -------------
        Net cash provided by (used in) financing
         activities....................................      392,139     (365,170)       440,849     (316,367)       209,255
                                                         -----------  -----------  -------------  -----------  -------------
        Net increase in cash...........................      --            46,200         87,225       56,404         74,029
Cash at beginning of period............................      --           --              46,200       46,200        133,425
                                                         -----------  -----------  -------------  -----------  -------------
Cash at end of period..................................  $   --       $    46,200  $     133,425  $   102,604  $     207,454
                                                         -----------  -----------  -------------  -----------  -------------
                                                         -----------  -----------  -------------  -----------  -------------

            See accompanying notes to combined financial statements.

                        NEW YORK BAGEL ENTERPRISES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1993, 1994 AND 1995

(1) REORGANIZATION AND OPERATIONS

REORGANIZATION

    The Company was formed as a result of a merger (the Merger) between New York Bagel Enterprises, Inc., which became the surviving corporation, and New York Bagel Shop, Inc.; New York Bagel Shop & Delicatessen, Inc.; Bagels of Norman, Inc.; Bagel Boss, Inc.; and VPR Incorporated (the five restaurant entities). The Merger was effective on December 31, 1995 whereby each of the five restaurant entities were merged into New York Bagel Enterprises, Inc. (collectively the five restaurant entities and New York Bagel Enterprises, Inc. are referred to as the Prior Entities). The term Company as used herein refers to New York Bagel Enterprises, Inc. including the five restaurant entities unless the context otherwise requires.

    To effect the Merger, New York Bagel Enterprises, Inc. issued 1,368,704 shares of its Class B common stock in exchange for all the outstanding stock of each of the five restaurant entities.

    Since the primary stockholders of each of the five restaurant entities prior to the Merger are also the primary stockholders of the Company subsequent to the Merger, the Merger essentially represents a transfer to New York Bagel
Enterprises, Inc. of nonmonetary assets in exchange for stock prior to a proposed public offering of the Company's common stock (the Offering). The Merger has been accounted for at historical cost.

    The accompanying financial statements are presented on a combined basis for all periods presented due to the common management of the Prior Entities throughout the period of the financial statements.

    The Company  converted  shares  of  Class  A  common  stock  outstanding  in connection with the Merger (effectively a 3373.78:1 stock split). The outstanding shares of common stock, as reflected in the accompanying financial statements, include the effect of such stock conversion and the shares issued to effect the Merger for all periods presented.

OPERATIONS

    The Company operates Company-owned restaurants and sells franchise rights to operate restaurants. In both instances, the restaurants operate under the New York Bagel and Delicatessen concept which is a quick-service bakery featuring freshly made bagels and deli-style sandwiches. As of December 31, 1995, the Company had 15 Company-owned restaurants primarily located in Oklahoma and Kansas and 25 franchised restaurants located throughout the United States.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  FRANCHISE REVENUES

    Franchise agreements are executed for each franchised restaurant and provide the terms of the franchise arrangement between the Company and the franchisee. The franchise agreement requires the franchisee to pay an initial, non-refundable franchise fee plus continuing royalties based upon a percentage of restaurant sales. Additionally, the Company executes development agreements with franchisees which stipulates the area, the number of restaurants, and the timeframe for development in exchange for an initial, non-refundable development fee based on a standard price per type of restaurant.

    Initial franchise fees are recognized as revenue when the Company performs substantially all initial services required by the franchise agreement, which generally occurs shortly after restaurant opening. Continuing royalties are recognized as earned with an appropriate provision for estimated

                        NEW YORK BAGEL ENTERPRISES, INC.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) uncollectible amounts. Initial franchise fees received applicable to restaurants for which substantially all initial services required by the franchise agreement have not been performed are recorded as deferred franchise fees in the accompanying balance sheets. Development fees are received upon signing the agreement and are initially recorded as deferred franchise fees. Such fees are applied to reduce the initial franchise fees paid for each store opened and are accounted for as a component of the initial franchise fees.

    Deferred initial franchise and development fees that are expected to be recognized within 12 months of the balance sheet date are classified as current portion of deferred franchise fees in the accompanying balance sheets.

    (b)  INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

    (c)  DEFERRED FRANCHISE COSTS

    Direct, incremental costs incurred to secure franchise agreements are charged to expense in the same period the related initial franchise fees are recognized as revenue. Costs applicable to initial franchise fees not yet recognized as revenue are recorded as deferred franchise costs.

    (d)  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining lease term, including renewal periods when the Company intends to exercise renewal options, or the estimated useful life of the asset.

    (e)  GOODWILL

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over 20 years. The Company periodically assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected future operating cash flows discounted at a rate commensurate with the risks involved. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

    (f)  INCOME TAXES

    Effective January 1, 1994, New York Bagel Enterprises, Inc. and certain of the restaurant entities elected and received approval to become S corporations. During the periods the entities operated as S corporations, income tax expense or benefit was not recorded in the accompanying financial statements as the entities' results of operations were reported to the entities' stockholders for inclusion in their individual income tax returns.

    Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (Statement 109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or

                        NEW YORK BAGEL ENTERPRISES, INC.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no cumulative effect of adoption of Statement 109 as of January 1, 1993.

    (g)  STATEMENTS OF CASH FLOWS

    Noncash investing and financing activities during 1994 and 1995 included:

                                                                        1994          1995
                                                                    ------------  ------------
Noncash distributions to stockholders:
  Distributions payable (see note 10).............................  $     42,000  $     15,500
                                                                    ------------  ------------
  Net asset (liability) distributions (see note 10):
    Assets distributed............................................       507,695       137,134
    Liabilities distributed.......................................      (329,515)     (249,586)
                                                                    ------------  ------------
      Net assets (liabilities) distributed........................       178,180      (112,452)
                                                                    ------------  ------------
      Total noncash distributions.................................  $    220,180  $    (96,952)
                                                                    ------------  ------------
                                                                    ------------  ------------
Property, plant and equipment acquired in exchange for increase in
 due to stockholders (see note 8).................................  $     44,250  $    --
                                                                    ------------  ------------
                                                                    ------------  ------------
Long-term debt issued to seller in connection with acquisition
 (see note 7).....................................................  $    --       $    115,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    Cash paid during the years for interest and taxes is as follows:

                                                               1993       1994       1995
                                                             ---------  ---------  ---------
Interest...................................................  $  13,745  $  52,383  $  36,676
Taxes......................................................      1,300      3,660     --

    (h)  PRE-OPENING COSTS

    Direct, incremental restaurant pre-opening costs, comprised primarily of the cost of hiring and training restaurant employees and rent, are amortized over the initial 12 months of a restaurant's operations.

    (i)  PRO FORMA INCOME TAX EXPENSE AND PRO FORMA NET EARNINGS PER SHARE

    PRO FORMA INCOME TAX EXPENSE

    Subsequent to the proposed Offering, the Company will no longer operate as an S corporation. Pro forma income tax expense, as set forth in the accompanying statements of operations, reflects what the income tax expense of the Company would have been for the year ended December 31, 1995, and the twenty-six weeks ended June 30, 1996 if none of the entities included in the combined financial statements had operated as S corporations during such periods.

    PRO FORMA NET EARNINGS PER SHARE

    Pro forma net earnings per share information, as set forth in the accompanying statements of operations, is computed based on pro forma net earnings of $380,158 and $311,377 which is based on reported earnings before income taxes less pro forma income tax expense of $245,628 and $201,112 for the year ended December 31, 1995 and the twenty-six weeks ended June 30, 1996, respectively.

                        NEW YORK BAGEL ENTERPRISES, INC.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Pro forma weighted average common shares outstanding have been determined as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1995
                                                                  ------------   TWENTY-SIX
                                                                                 WEEKS ENDED
                                                                                JUNE 30, 1996
                                                                                -------------
                                                                                 (UNAUDITED)
Weighted average shares outstanding.............................    2,785,692      2,800,000
Shares issued during 12-month period prior to initial filing of the registration statement at price per share below the initial
 public offering price..........................................       14,308        --
Pro forma number of shares whose proceeds would be sufficient
 (based upon the estimated net initial public offering price) to replace the excess of distributions to stockholders over net
 earnings for the year ended December 31, 1995..................      178,134        178,134
                                                                  ------------  -------------
Pro forma weighted average common shares outstanding............    2,978,134      2,978,134
                                                                  ------------  -------------
                                                                  ------------  -------------

    The 19,320 shares contingently issuable under the convertible subordinated debenture (see note 7) have not been considered in the computation of pro forma net earnings per share due to immateriality.

    (j)  USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

    (k)  INTERIM FINANCIAL DATA (UNAUDITED)

    The accompanying balance sheet as of June 30, 1996 and the accompanying statements of operations, stockholders' equity (deficit) and cash flows for the six months ended June 30, 1995 and the twenty-six weeks ended June 30, 1996 have been prepared by the Company without an audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation for such periods have been made. Results for interim periods should not be considered as indicative of results for a full year.

    Footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted herein with respect to the interim financial data. The interim information herein should be read in conjunction with the annual financial information presented herein.

    (l)  NEW ACCOUNTING STANDARD

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF as of January 1, 1996. There was no effect at the date of adoption.

    (m)  FISCAL PERIODS

    Prior to 1996, the Company's financial reporting was done on a calendar basis. Effective January 1, 1996, the Company changed to a 52/53-week fiscal year comprised of four thirteen-week periods.

                        NEW YORK BAGEL ENTERPRISES, INC.

(3) FRANCHISE REVENUES

    Franchise revenues for the years ended December 31, 1993, 1994 and 1995 consist of the following:

                                                                      1993        1994         1995
                                                                    ---------  -----------  -----------
Initial franchise and development fees............................  $  21,000  $   108,000  $   250,500
Royalty revenue...................................................      1,677       60,704      233,800
                                                                    ---------  -----------  -----------
  Total...........................................................  $  22,677  $   168,704  $   484,300
                                                                    ---------  -----------  -----------
                                                                    ---------  -----------  -----------

    The associated franchise receivables included within accounts receivable in the accompanying balance sheets at December 31, 1994 and 1995 are as follows:

                                                                                   1994         1995
                                                                                -----------  -----------
Initial franchise and development fee receivables.............................  $   104,000  $   106,416
Royalty receivables...........................................................       10,492       46,437
Less allowance for doubtful accounts..........................................      --           (15,000)
                                                                                -----------  -----------
                                                                                $   114,492  $   137,853
                                                                                -----------  -----------
                                                                                -----------  -----------

(4) DEFERRED COSTS

    Deferred costs as of December 31, 1994 and 1995 include the following:

                                                                                      1994       1995
                                                                                    ---------  ---------
Pre-opening costs.................................................................  $  --      $  60,445
Deferred franchise costs..........................................................      6,428     16,655
                                                                                    ---------  ---------
  Total deferred costs............................................................  $   6,428  $  77,100
                                                                                    ---------  ---------
                                                                                    ---------  ---------

(5) PROPERTY, PLANT AND EQUIPMENT

    A summary of property, plant and equipment and accumulated depreciation as of December 31, 1994 and 1995 is as follows:

                                                                                 1994          1995
                                                                             ------------  -------------
Buildings..................................................................  $     30,292  $      30,292
Equipment..................................................................       781,741      1,354,649
Leasehold improvements.....................................................       173,824        453,863
                                                                             ------------  -------------
                                                                                  985,857      1,838,804
Less accumulated depreciation..............................................      (431,517)      (582,650)
                                                                             ------------  -------------
  Net property, plant and equipment........................................  $    554,340  $   1,256,154
                                                                             ------------  -------------
                                                                             ------------  -------------

(6) LEASES

    The Company leases several restaurant facilities under noncancelable operating leases. These leases generally contain renewal options for periods ranging from 3 to 15 years and require the Company to pay executory costs such as maintenance and insurance. Rent expense for operating leases aggregated $126,614, $193,418 and $296,950 for the years ended December 31, 1993, 1994 and
1995, respectively.

                        NEW YORK BAGEL ENTERPRISES, INC.

(6) LEASES (CONTINUED)
    Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 1995 are:

Year ending December 31:
  1996.................................................................  $  305,200
  1997.................................................................     255,875
  1998.................................................................     222,447
  1999.................................................................     201,662
  2000.................................................................     100,592
  Thereafter...........................................................     119,697
                                                                         ----------
    Total minimum lease payments.......................................  $1,205,473
                                                                         ----------
                                                                         ----------

    The Company is party to certain operating leases with companies that are owned by certain stockholders of the Company. Rent expense paid to these related companies pursuant to lease agreements aggregated $14,100 and $63,249 for the years ended December 31, 1994 and 1995, respectively.

    Deferred credits in the accompanying balance sheets represent accruals for escalating rental payments on operating leases.

                        NEW YORK BAGEL ENTERPRISES, INC.

(7) LONG-TERM DEBT

    Long-term debt at December 31, 1994 and 1995 consists of the following:

                                                                                 1994          1995
                                                                              -----------  -------------
Prime rate plus 1.0% note payable to bank (9.5% at December 31, 1995) due in monthly installments of $57,800 including interest with the remaining balance due in December 2000. Secured by substantially all tangible and intangible assets of the Company and guaranteed by certain Company
 stockholders...............................................................  $   --       $   2,750,000
Prime rate plus 0.5% note payable to bank (9.0% at December 31, 1995) due in monthly installments of $8,110 including interest beginning in April 1996 with the remaining balance due in March 2003. Secured by substantially all tangible and intangible assets of the Company and guaranteed by certain
 Company stockholders.......................................................      --             500,000
4.0% contingently convertible subordinated debenture payable in annual installments of $28,750 plus interest beginning in December 1996. The debenture may be converted at the option of the debenture holder into shares of common stock equal to a maximum 0.69% of the Company's outstanding common stock but the conversion privilege is only operative in the event the Company has completed an initial public offering of its common stock which meets certain specified criteria. The debenture is
 subordinate to all other liabilities of the Company (note 12)..............      --             115,000
Various notes payable with a bank due in monthly installments through
 October 2001 with interest rates ranging from 8.0% to 10.875%; secured by equipment. Notes were refinanced as part of the $2,750,000 note payable to
 bank discussed above.......................................................      264,527       --
8.0% note payable to a bank due in monthly installments through 2001;
 secured by equipment. The note was fully paid-off in 1995..................       27,115       --
                                                                              -----------  -------------
  Total long-term debt......................................................      291,642      3,365,000
Less current installments of long-term debt.................................      (58,700)      (519,936)
                                                                              -----------  -------------
Long-term debt, less current installments...................................  $   232,942  $   2,845,064
                                                                              -----------  -------------
                                                                              -----------  -------------

    The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1995 are as follows: 1996 - $519,936; 1997 - $582,364; 1998 - $637,154; 1999 - $697,365; 2000 - $731,357; and thereafter
$196,824.

(8) DUE TO STOCKHOLDERS

    Amounts due to stockholders represent funds advanced to the Company from stockholders of the five restaurant entities which were used primarily for equipment additions. Such amounts were non-interest-bearing and were either repaid in 1995 or included in the transfer to stockholders described in note 10.

                        NEW YORK BAGEL ENTERPRISES, INC.

(9) INCOME TAXES

    Income tax expense (benefit) for the years ended December 31, 1993, 1994 and 1995 consists of the following:

                                                                           1993       1994       1995
                                                                         ---------  ---------  ---------
Current................................................................  $   3,666  $  --      $   9,805
Deferred...............................................................      5,614     (2,498)    (3,116)
                                                                         ---------  ---------  ---------
  Total................................................................  $   9,280  $  (2,498) $   6,689
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    As described in note 2, certain entities included in the combined financial statements elected S corporation status as of January 1, 1994, and as a result no longer pay corporate income taxes. Additionally, as a result of the Merger discussed in note 1, the Company is an S corporation effective December 31, 1995 and, accordingly, no deferred tax assets or liabilities are recorded in the accompanying balance sheet as of December 31, 1995. Consequently, income tax expense (benefit) for the years ended December 31, 1994 and 1995 include the reversal of existing deferred tax assets and liabilities for those entities which first became S corporations in each year.

    Actual income tax expense (benefit) differs from the "expected" tax expense (benefit) computed by applying the United States Federal corporate tax rate of 34% to earnings before income taxes for the years ended December 31, 1993, 1994 and 1995 as follows:

                                                                    1993         1994          1995
                                                                 ----------  ------------  ------------
Computed expected tax expense..................................  $   28,827  $    202,112  $    212,767
S corporation earnings allocated to stockholders...............      --          (193,589)     (195,515)
Surtax exemption...............................................     (16,199)       (6,488)       (7,613)
Change in valuation allowance..................................      (6,596)       (5,303)       (9,736)
Other..........................................................       3,248           770         6,786
                                                                 ----------  ------------  ------------
                                                                 $    9,280  $     (2,498) $      6,689
                                                                 ----------  ------------  ------------
                                                                 ----------  ------------  ------------

    Income taxes receivable of $1,300 and $16,747 at December 31, 1994 and 1995, respectively, are included in the accompanying balance sheets as a component of other current assets. A net deferred tax asset of $1,670 was included in other current assets at December 31, 1994.

    The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1994 are presented below:

Deferred tax assets:
  Net operating loss carryforward.................................  $   8,867
  Accrued liabilities, due to accrual for financial reporting
   purposes.......................................................      2,539
                                                                    ---------
    Total gross deferred tax assets...............................     11,406
    Less valuation allowance......................................      9,736
                                                                    ---------
    Net deferred tax asset........................................      1,670
Deferred tax liabilities:
  Property, plant and equipment, due to accelerated depreciation
   for tax reporting purposes.....................................      4,786
                                                                    ---------
    Net deferred tax liability....................................  $  (3,116)
                                                                    ---------
                                                                    ---------

                        NEW YORK BAGEL ENTERPRISES, INC.

(9) INCOME TAXES (CONTINUED)
    Differences between the tax bases and the amounts reported for financial statement purposes for the Company's assets and liabilities at December 31, 1995 are as follows:

                                                                                    AMOUNTS
                                                                                 REPORTED FOR
                                                                                   FINANCIAL
                                                                    TAX BASES     STATEMENTS
                                                                  -------------  -------------
Assets..........................................................  $   2,069,284  $   2,294,698
Liabilities.....................................................  $   3,765,972  $   3,873,163

(10)STOCKHOLDERS' EQUITY

CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS TO STOCKHOLDERS

    In July 1994, pursuant to a contract for sale of stock (the contract) of New York Bagel Enterprises, Inc., an Oklahoma corporation (NYBE-OK), the then existing stockholders (sellers) of NYBE-OK sold a 50% ownership interest in NYBE-OK to certain individuals (buyers) in exchange for a cash payment from the buyers directly to the sellers and a $50,000 contribution by the buyers to NYBE-OK of which $49,250 has been recorded as contributed capital and $750 has been applied as payment of amounts owed to NYBE-OK by the sellers. The remaining $1,000 of capital contribution in 1994 was a cash contribution to one of the five restaurant entities. Pursuant to the contract, NYBE-OK is obligated to pay to the sellers (as distributions) collections of franchise fees NYBE-OK receives subsequent to closing of the contract for certain specified locations. To the extent such fees have been recognized as income but have not yet been distributed to the sellers, such amounts are recorded as distributions payable in the accompanying balance sheets.

    Distributions to stockholders for the years ended December 31, 1994 and 1995 are comprised of the following:

                                                                       1994          1995
                                                                    -----------  -------------
Distributions of NYBE-OK..........................................  $   132,000  $     963,923
Distributions of the five restaurant entities.....................      482,260      1,399,107
                                                                    -----------  -------------
Total distributions...............................................  $   614,260  $   2,363,030
                                                                    -----------  -------------
                                                                    -----------  -------------

    As disclosed in note 2(g), distributions of the five restaurant entities include two transfers to certain stockholders in 1994 of real estate net of related indebtedness and the transfer in 1995, prior to the Merger, of certain assets and liabilities (primarily restaurant related current assets and liabilities) to the stockholders of the five restaurant entities.

CLASS B COMMON STOCK

    The Class B common stock has no voting power. Class A common stock has full voting power. The Class B common stock will be converted into Class A common stock on a one-for-one basis upon completion of the Offering of the Class A common stock.

(11)FINANCIAL INSTRUMENTS FAIR VALUE INFORMATION

    The carrying values of the Company's long-term debt approximates their fair values based on current interest rates of similar instruments. The carrying values of the Company's other financial instruments at December 31, 1995, including cash, accounts receivable, other current assets, accounts payable, and accrued expenses approximate their fair values because of their short maturity.

                        NEW YORK BAGEL ENTERPRISES, INC.

(12)ACQUISITIONS

    Effective December 14, 1995, the Company purchased all the outstanding common stock of Nashville Bagel Co., Inc. for $565,000. Acquisition expenses amounted to $23,338. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the operations of Nashville Bagel Co., Inc. have been included in the accompanying statements of operations subsequent to December 14, 1995. The purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values at date of acquisition. Goodwill arising from the acquisition amounted to $434,451.

    Effective December 31, 1995, the Company purchased certain assets of Central & Ridge Yogurt, Inc. by assuming liabilities amounting to $225,000. The acquisition has been accounted for by the purchase method of accounting. The purchase price has been allocated to the net assets acquired based on their estimated fair values at date of acquisition. Goodwill arising from the acquisition amounted to $24,600. A Company officer was also an officer and stockholder of Central & Ridge Yogurt, Inc.

    The following table summarizes the pro forma results of operations for the years ended December 31, 1994 and 1995 as if the acquisitions had been consummated at the beginning of the respective periods. In presenting the pro forma information, depreciation, amortization and interest expense have been adjusted to reflect the purchase accounting recorded in the acquisitions and income taxes have been recognized as if none of the entities included in the pro forma results had operated as a S corporation. The pro forma results do not necessarily reflect what would have occurred if the acquisitions had been made at the beginning of the respective periods or the results that may occur in the future.

                                                                      1994           1995
                                                                  -------------  -------------
Revenues........................................................  $   7,339,463  $   8,761,108
Net earnings....................................................        311,051        223,898
Net earnings per share..........................................                           .08

(13)COMMITMENTS AND CONTINGENCIES

    Pursuant to the terms of one operating lease, the Company has guaranteed the performance under a lease agreement of an unrelated lessee. As of December 31, 1995, future lease payments guaranteed aggregated $54,000; however, the lessee is current on lease payments and the Company does not currently expect to incur any loss applicable to this guaranty.

    As of December 31, 1995, the Company has issued a guaranty totaling $35,000 on a borrowing by a franchisee. The Company monitors the financial performance of such franchisee and the Company does not believe an accrual is necessary for the Company's obligation under this guaranty.

(14)SUBSEQUENT EVENTS

STOCK SPLIT

    On June 4, 1996, the Company effected a 1.4 for 1 stock split. The stock split has been reflected retroactively for all periods presented in the accompanying financial statements and, accordingly, all applicable dollar, share and per share amounts have been restated to reflect the stock split.

STOCK AWARDS

    On January 16, 1996, the Company adopted the 1996 Incentive Plan (the Plan) which authorizes the award of 400,000 shares of common stock pursuant to incentive stock options, nonqualified stock options or restricted stock. As of June 4, 1996, options to purchase 271,000 shares of common stock

                        NEW YORK BAGEL ENTERPRISES, INC.

(14)SUBSEQUENT EVENTS (CONTINUED)
have been granted pursuant to the Plan. The exercise price per share is equal to 100% of the price per share of common stock to be issued pursuant to the Offering for options pertaining to 193,500 shares and is equal to 110% of such price per share for options pertaining to 77,500 shares. One-fifth of the options will become exercisable six months after date of grant and one-fifth on each of the first four anniversaries of the date of grant.

(15)PRO FORMA BALANCE SHEET (UNAUDITED)

    The unaudited pro forma balance sheet at June 30, 1996 gives effect to the following transactions as if such transaction occurred on that date:

        (1) An accrual for the distribution of $184,000 to stockholders as if the Company had terminated its S corporation status at June 30, 1996 and made a distribution to the stockholders in connection with their estimated federal and state income tax obligations.

        (2) An estimated $91,000 of deferred tax liability which would be recorded as a debit to accumulated deficit had the Company terminated its S corporation status at June 30, 1996.

        (3) Reclassification of accumulated deficit to additional paid-in capital (deficit) as if the Company had terminated its S corporation status at June 30, 1996.

                        NEW YORK BAGEL ENTERPRISES, INC.
        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

    The following pro forma condensed combined statement of operations presents the results of operations of the Company for the year ended December 31, 1995 as if the acquisitions of Nashville Bagel Co., Inc. and Central & Ridge Yogurt, Inc. had each occurred as of January 1, 1995. The acquisitions have been accounted for by the purchase method of accounting. The pro forma financial information should be read in conjunction with the related historical financial information of the Company, Nashville Bagel Co., Inc. and Central & Ridge Yogurt, Inc. included elsewhere herein. The unaudited pro forma condensed combined statement of operations does not purport to represent what the Company's results of operations would actually have been had the transactions in fact occurred on the aforementioned date, or to project the Company's results of operations for any future periods. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. These adjustments are directly attributable to the transactions and are expected to have a continuing impact on the results of operations of the Company.

                                                       HISTORICAL
                                        -----------------------------------------
                                          NEW YORK                     CENTRAL &
                                            BAGEL        NASHVILLE       RIDGE
                                        ENTERPRISES,    BAGEL CO.,      YOGURT,
                                            INC.           INC.          INC.                      PRO FORMA
                                        -------------  -------------  -----------   PRO FORMA    -------------
                                                                                   ADJUSTMENTS
                                                                                   ------------
                                                                                     (NOTE A)
Total revenues........................  $   7,359,446  $   1,074,719  $   326,943  $    --       $   8,761,108
                                        -------------  -------------  -----------  ------------  -------------
Costs and expenses:
  Cost of sales.......................      2,612,772        363,972      162,836       --           3,139,580
  Restaurant operating expenses.......      3,083,902        677,200      186,696       --           3,947,798
  General and administrative
   expenses...........................        838,190         79,378       27,861       --             945,429
  Depreciation and amortization.......        158,996         16,421       31,108(1)        4,852       234,329
                                                                                 (2)       22,952
                                        -------------  -------------  -----------  ------------  -------------
    Total costs and expenses..........      6,693,860      1,136,971      408,501        27,804      8,267,136
                                        -------------  -------------  -----------  ------------  -------------
    Operating income (loss)...........        665,586        (62,252)     (81,558)      (27,804)       493,972
Interest expense (note B).............         39,800       --             16,893(3)       52,042       108,735
Gain on sale of business..............       --             --            (92,342 (4)       92,342      --
                                        -------------  -------------  -----------  ------------  -------------
    Earnings (loss) before income
     taxes............................        625,786        (62,252)      (6,109)     (172,188)       385,237
Income tax expense (benefit)..........          6,689        (13,176)     --     (5)      167,826       161,339
                                        -------------  -------------  -----------  ------------  -------------
    Net earnings (loss)...............  $     619,097  $     (49,076) $    (6,109) $   (340,014) $     223,898
                                        -------------  -------------  -----------  ------------  -------------
                                        -------------  -------------  -----------  ------------  -------------
Pro forma net earnings per share......  $         .13                                            $         .08
                                        -------------                                            -------------
                                        -------------                                            -------------
Pro forma weighted average common
 shares outstanding...................      2,978,134                                                2,978,134
                                        -------------                                            -------------
                                        -------------                                            -------------

                        NEW YORK BAGEL ENTERPRISES, INC.
         NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                               DECEMBER 31, 1995

NOTE A:

    The acquisition of Nashville Bagel Co., Inc. was effective as of December 14, 1995 and the acquisition of Central & Ridge Yogurt, Inc. was effective as of December 31, 1995. The results of operations of such acquired businesses have been included in the Company's historical statement of operations subsequent to the respective dates of acquisition.

    Prior to the acquisition, Nashville Bagel Co., Inc. had a fiscal year ended June 30. For purposes of the accompanying unaudited pro forma condensed combined statement of operations, the Nashville Bagel Co., Inc. historical statement of operations has been updated to a December 31 year end basis by deducting operations for the six-month period ended December 31, 1994 from the statement of operations for the year ended June 30, 1995 and adding the operations for the period from July 1, 1995 through December 14, 1995.

    Pro forma adjustments are as follows:

        (1) To reflect depreciation expense based upon the cost assigned to acquired assets based upon applying the purchase method of accounting.

        (2) To reflect the amortization of goodwill over 20 years using the straight-line method.

        (3) To reflect interest expense applicable to borrowings incurred to effect the acquisitions.

        (4) To eliminate nonrecurring gain on sale of business.

        (5) To reflect the adjustment for income taxes. Such adjustment has been derived by applying statutory rates to pro forma earnings before income taxes adjusted for permanent differences.

NOTE B:

    A pro forma adjustment has not been included to reflect interest expense applicable to borrowings incurred by the Company in December 1995 to finance distributions to stockholders because the Company intends to use the proceeds of the Offering to repay such borrowings and the number of shares whose proceeds would be sufficient (based upon the estimated net offering price) to replace the excess of distributions to stockholders over net earnings have been considered as outstanding for purposes of computing pro forma net earnings per share.

                          INDEPENDENT AUDITORS' REPORT

The Boards of Directors
Nashville Bagel Co., Inc. and
New York Bagel Enterprises, Inc.:

    We have audited the accompanying statements of operations, stockholder's equity and cash flows of Nashville Bagel Co., Inc. for each of the years in the three-year period ended June 30, 1995 and for the period from July 1, 1995 through December 14, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Nashville Bagel Co., Inc. for each of the years in the three-year period ended June 30, 1995 and for the period from July 1, 1995 through December 14, 1995, in conformity with generally accepted accounting principles.

    As discussed in note 2 to the financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, in 1994.

                                                  KPMG Peat Marwick LLP

Wichita, Kansas
February 12, 1996

                           NASHVILLE BAGEL CO., INC.
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995 AND
             THE PERIOD FROM JULY 1, 1995 THROUGH DECEMBER 14, 1995

                                                                                                     PERIOD FROM
                                                                                                     JULY 1, 1995
                                                                         JUNE 30,                      THROUGH
                                                        -------------------------------------------  DECEMBER 14,
                                                            1993           1994           1995           1995
                                                        -------------  -------------  -------------  ------------
Revenues..............................................  $   1,137,246  $   1,189,756  $   1,243,796   $  472,057
                                                        -------------  -------------  -------------  ------------
Costs and expenses:
  Cost of sales.......................................        382,512        390,289        403,966      167,414
  Restaurant operating expenses.......................        613,563        637,770        721,689      318,305
  General and administrative expenses.................         18,883         16,974         20,118        9,503
  Officers' salaries..................................         85,000         52,000         52,000       24,000
  Depreciation........................................         19,724         24,036         18,816        8,624
                                                        -------------  -------------  -------------  ------------
    Total costs and expenses..........................      1,119,682      1,121,069      1,216,589      527,846
                                                        -------------  -------------  -------------  ------------
Earnings (loss) before income taxes...................         17,564         68,687         27,207      (55,789)
Income tax expense (benefit)..........................          4,878         16,616          6,582      (11,808)
                                                        -------------  -------------  -------------  ------------
Net earnings (loss)...................................  $      12,686  $      52,071  $      20,625   $  (43,981)
                                                        -------------  -------------  -------------  ------------
                                                        -------------  -------------  -------------  ------------

                See accompanying notes to financial statements.

                           NASHVILLE BAGEL CO., INC.
                       STATEMENTS OF STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995 AND
             THE PERIOD FROM JULY 1, 1995 THROUGH DECEMBER 14, 1995

                                                                                ADDITIONAL
                                                                     COMMON       PAID-IN     RETAINED
                                                                      STOCK       CAPITAL     EARNINGS       TOTAL
                                                                   -----------  -----------  -----------  -----------
Balance, June 30, 1992...........................................   $   5,000    $  30,000   $    36,253  $    71,253
Net earnings.....................................................      --           --            12,686       12,686
                                                                   -----------  -----------  -----------  -----------
Balance, June 30, 1993...........................................       5,000       30,000        48,939       83,939
Net earnings.....................................................      --           --            52,071       52,071
                                                                   -----------  -----------  -----------  -----------
Balance, June 30, 1994...........................................       5,000       30,000       101,010      136,010
Contribution of capital..........................................      --           25,000       --            25,000
Net earnings.....................................................      --           --            20,625       20,625
                                                                   -----------  -----------  -----------  -----------
Balance, June 30, 1995...........................................       5,000       55,000       121,635      181,635
Net loss.........................................................      --           --           (43,981)     (43,981)
                                                                   -----------  -----------  -----------  -----------
Balance, December 14, 1995.......................................   $   5,000    $  55,000   $    77,654  $   137,654
                                                                   -----------  -----------  -----------  -----------
                                                                   -----------  -----------  -----------  -----------

                See accompanying notes to financial statements.

                           NASHVILLE BAGEL CO., INC.
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995 AND
             THE PERIOD FROM JULY 1, 1995 THROUGH DECEMBER 14, 1995

                                                                                                   PERIOD FROM
                                                                                                   JULY 1, 1995
                                                                            JUNE 30,                 THROUGH
                                                               ----------------------------------  DECEMBER 14,
                                                                  1993        1994        1995         1995
                                                               ----------  ----------  ----------  ------------
Cash flows from operating activities:
  Net earnings (loss)........................................  $   12,686  $   52,071  $   20,625   $  (43,981)
  Adjustments to reconcile net earnings (net loss) to net
   cash provided by (used in) operating activities:
    Depreciation.............................................      19,724      24,036      18,816        8,624
    Deferred income taxes....................................      (1,549)        104       1,710       (1,124)
    Increase in inventory....................................        (164)       (283)       (292)      --
    (Increase) decrease in income taxes receivable...........        (897)        897      (6,063)     (10,684)
    (Increase) decrease in other assets......................         232         (12)         54          140
    Increase (decrease) in accounts payable..................      11,700      (2,090)       (684)         450
    Increase (decrease) in income taxes payable..............        (799)     10,084     (13,368)      --
    Increase (decrease) in accrued liabilities...............         946       3,914       2,867       (3,714)
                                                               ----------  ----------  ----------  ------------
      Net cash provided by (used in) operating activities....      41,879      88,721      23,665      (50,289)
                                                               ----------  ----------  ----------  ------------
Cash flows from investing activities:
  Additions to property, plant and equipment.................     (41,670)     (9,723)    (24,209)      (4,771)
                                                               ----------  ----------  ----------  ------------
Cash flows from financing activities:
  Repayment of note payable to bank..........................     (34,496)    (10,400)     --           --
  Repayment of debenture payable to stockholder..............      --          --         (25,000)      --
                                                               ----------  ----------  ----------  ------------
      Net cash used in financing activities..................     (34,496)    (10,400)    (25,000)      --
                                                               ----------  ----------  ----------  ------------
      Net increase (decrease) in cash........................     (34,287)     68,598     (25,544)     (55,060)
Cash at beginning of period..................................      64,720      30,433      99,031       73,487
                                                               ----------  ----------  ----------  ------------
Cash at end of period........................................  $   30,433  $   99,031  $   73,487   $   18,427
                                                               ----------  ----------  ----------  ------------
                                                               ----------  ----------  ----------  ------------
Cash paid for taxes..........................................  $    4,040  $    5,531  $   25,298   $   --
                                                               ----------  ----------  ----------  ------------
                                                               ----------  ----------  ----------  ------------
Significant noncash financing activities:
  During the year ended June 30, 1995, $25,000 of a $50,000 debenture payable to the stockholder was contributed to additional paid-in capital.

                See accompanying notes to financial statements.

                           NASHVILLE BAGEL CO., INC.
                         NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995 AND
             THE PERIOD FROM JULY 1, 1995 THROUGH DECEMBER 14, 1995

(1) OPERATIONS
    Nashville Bagel Co., Inc. (the Company) operates a retail bagel restaurant located in Nashville, Tennessee. The Company also wholesales bagels to grocery stores and other food service entities.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

    (b)  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is calculated using the double declining balance method over the estimated useful lives of the assets. Leasehold improvements are amortized over the remaining lease term, including renewal periods.

    (c)  INCOME TAXES

    Effective July 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (Statement
109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no cumulative effect of adoption of Statement 109 as of July 1, 1993.

    (d)  USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

(3) INCOME TAXES
    Income tax expense (benefit) for years ended June 30, 1993, 1994 and 1995 and the period from July 1, 1995 through December 14, 1995 consists of the following:

                                                                                 PERIOD FROM
                                                                                 JULY 1, 1995
                                                           JUNE 30,                THROUGH
                                                -------------------------------  DECEMBER 14,
                                                  1993       1994       1995         1995
                                                ---------  ---------  ---------  ------------
Current:
  Federal.....................................  $   3,143  $  10,586  $   2,721   $  (11,706)
  State.......................................      3,284      5,926      2,151        1,022
Deferred......................................     (1,549)       104      1,710       (1,124)
                                                ---------  ---------  ---------  ------------
    Total.....................................  $   4,878  $  16,616  $   6,582   $  (11,808)
                                                ---------  ---------  ---------  ------------
                                                ---------  ---------  ---------  ------------

                           NASHVILLE BAGEL CO., INC.
                         NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995 AND
       THE PERIOD FROM JULY 1, 1995 THROUGH DECEMBER 14, 1995 (CONTINUED)

(3) INCOME TAXES (CONTINUED)
    Actual income tax expense (benefit) differs from the "expected" income tax expense (benefit) computed by applying the United States Federal corporate tax rate of 34% to earnings (loss) before income taxes for the years ended June 30, 1993, 1994 and 1995 and for the period from July 1, 1995 through December 14, 1995 and the as follows:

                                                                                PERIOD FROM
                                                                                JULY 1, 1995
                                                          JUNE 30,                THROUGH
                                              --------------------------------  DECEMBER 14,
                                                1993        1994       1995         1995
                                              ---------  ----------  ---------  ------------
Tax at statutory rate.......................  $   5,972  $   23,353  $   9,250   $  (18,968)
State income taxes, net of federal
 benefit....................................      2,167       3,911      2,076          674
Effect of graduated rates...................     (3,261)    (10,648)    (4,744)       6,486
                                              ---------  ----------  ---------  ------------
                                              $   4,878  $   16,616  $   6,582   $  (11,808)
                                              ---------  ----------  ---------  ------------
                                              ---------  ----------  ---------  ------------

    The tax effects of temporary differences that give rise to the deferred tax assets and liabilities are due to liabilities accrued for financial reporting purposes and property, plant and equipment which have different tax and financial reporting bases. Net deferred tax assets amounted to $13,523; $13,419; $11,709 and $12,833 at June 30, 1993, June 30, 1994, June 30, 1995 and December
14, 1995, respectively.

(4) LEASES
    The Company leases its restaurant facility under a noncancelable operating lease that expires in May 1996 and contains three remaining renewal options for five years each. The lease requires the Company to pay executory costs such as maintenance and insurance. Rent expense amounted to $77,651; $80,246; $83,456 and $43,110 for years ended June 30, 1993, 1994 and 1995 and the period from July 1, 1995 through December 14, 1995, respectively.

(5) SALE OF BUSINESS
    Effective December 14, 1995, the stockholder of the Company sold all of the Company's outstanding common stock to New York Bagel Enterprises, Inc.

                          INDEPENDENT AUDITORS' REPORT

The Boards of Directors
Central & Ridge Yogurt, Inc. and
New York Bagel Enterprises, Inc.:

    We have audited the accompanying statements of operations, stockholders' deficit, and cash flows of Central & Ridge Yogurt, Inc. for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Central & Ridge Yogurt, Inc. for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Wichita, Kansas
March 26, 1996

                          CENTRAL & RIDGE YOGURT, INC.
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

Revenues.........................................................................  $ 326,943
                                                                                   ---------
Costs and expenses:
  Cost of sales..................................................................    162,836
  Restaurant operating expenses..................................................    186,696
  General and administrative expenses............................................     27,861
  Depreciation and amortization..................................................     31,108
                                                                                   ---------
    Total costs and expenses.....................................................    408,501
                                                                                   ---------
    Operating loss...............................................................    (81,558)
Other expense (income):
  Interest expense...............................................................     16,893
  Gain on sale of business (note 5)..............................................    (92,342)
                                                                                   ---------
    Net loss.....................................................................  $  (6,109)
                                                                                   ---------
                                                                                   ---------

                See accompanying notes to financial statements.

                          CENTRAL & RIDGE YOGURT, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1995

                                                             COMMON STOCK      ADDITIONAL
                                                         --------------------    PAID-IN    ACCUMULATED
                                                          SHARES     AMOUNT      CAPITAL      DEFICIT       TOTAL
                                                         ---------  ---------  -----------  ------------  ----------
Balance, December 31, 1994.............................      1,000  $   1,000  $   109,000   $ (143,310)  $  (33,310)
Net loss...............................................     --         --          --            (6,109)      (6,109)
Distributions to stockholders..........................     --         --          --            (7,164)      (7,164)
                                                         ---------  ---------  -----------  ------------  ----------
Balance, December 31, 1995.............................      1,000  $   1,000  $   109,000   $ (156,583)  $  (46,583)
                                                         ---------  ---------  -----------  ------------  ----------
                                                         ---------  ---------  -----------  ------------  ----------

                See accompanying notes to financial statements.

                          CENTRAL & RIDGE YOGURT, INC.
                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net loss......................................................................  $  (6,109)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Gain on sale of business....................................................    (92,342)
    Depreciation and amortization...............................................     31,108
    Gain on sale of assets......................................................     (9,425)
    Increase (decrease) in cash resulting from changes in listed items:
      Inventory.................................................................     (1,119)
      Pre-opening costs.........................................................     (6,653)
      Accounts receivable.......................................................      5,028
      Other assets..............................................................       (879)
      Accounts payable..........................................................      2,489
      Accrued liabilities.......................................................      3,168
                                                                                  ---------
        Net cash used in operating activities...................................    (74,734)
                                                                                  ---------
Cash flows from investing activities:
  Additions to property, plant and equipment....................................   (100,499)
  Proceeds on sale of assets....................................................     27,000
                                                                                  ---------
        Net cash used in investing activities...................................    (73,499)
                                                                                  ---------
Cash flows from financing activities:
  Proceeds from notes payable...................................................    159,493
  Principal payments on notes payable...........................................    (12,493)
  Increase in due to stockholders...............................................      8,020
  Distributions to stockholders.................................................     (7,164)
  Excess of checks written over funds on deposit................................        377
                                                                                  ---------
        Net cash provided by financing activities...............................    148,233
                                                                                  ---------
        Net increase in cash....................................................     --
Cash at beginning of year.......................................................        400
                                                                                  ---------
Cash at end of year.............................................................  $     400
                                                                                  ---------
                                                                                  ---------

                See accompanying notes to financial statements.

                          CENTRAL & RIDGE YOGURT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

(1) OPERATIONS
    Central & Ridge Yogurt, Inc. (the Company) operates a restaurant as a franchisee of New York Bagel Enterprises, Inc. (Franchisor) under the New York Bagel concept which is a quick-service bakery featuring freshly made bagels and deli-style sandwiches. The Company's restaurant is located in Wichita, Kansas.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  FRANCHISE FEES

    A franchise agreement has been executed between the Company and the Franchisor that provides the terms of the franchise arrangement. The initial franchise fee is being amortized on a straight-line basis over the term of the agreement.

    (b)  INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

    (c)  PRE-OPENING COSTS

    Direct, incremental restaurant pre-opening costs, comprised primarily of the cost of hiring and training restaurant employees and rent, are amortized over the initial twelve months of the restaurant's operations.

    (d)  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining lease term, including renewal periods when the Company intends to exercise renewal options, or the estimated useful life of the asset.

    (e)  INCOME TAXES

    The Company operates as an S corporation for income tax purposes. Income taxes have not been provided because the Company's results of operations are reported to its stockholders for inclusion in their individual tax returns.

    (f)  STATEMENT OF CASH FLOWS

    Cash paid during the year for interest was $15,744.

    (g)  USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

(3) PROPERTY, PLANT AND EQUIPMENT
    Depreciation expense amounted to $26,882 for the year ended December 31, 1995.

(4) LEASES
    The Company leases its present restaurant facility under a noncancelable operating lease. The lease term expires in February 1998 and contains a renewal option for an additional three-year period. Total rent expense for the year ended December 31, 1995 was $23,629.

                          CENTRAL & RIDGE YOGURT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

(4) LEASES (CONTINUED)
    Future minimum lease payments under the noncancelable operating lease as of December 31, 1995 are:

Year ending December 31:
  1996............................................................  $  18,600
  1997............................................................     18,600
  1998............................................................     19,050
  1999............................................................     19,200
  2000............................................................     19,200
  Thereafter......................................................      4,800
                                                                    ---------
  Total minimum lease payments....................................  $  99,450
                                                                    ---------
                                                                    ---------

(5) SALE OF BUSINESS
    Effective after the close of business on December 31, 1995, the Company sold substantially all of its assets to the Franchisor. One of the Company's owners is also an officer and stockholder of the Franchisor. The gain amounting to $92,342 arising from such sale has been reflected in the accompanying statement of operations.

                              [COMPANY LOGO ON MENU.]



 [PHOTOGRAPH DEPICTING THE INTERIOR OF A COMPANY RESTAURANT AND VARIOUS COMPANY
                                   PRODUCTS.]

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES TO WHICH IT RELATES IN ANY STATE TO ANY PERSON WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           7
S Corporation Distributions....................          12
Dividend Policy................................          12
Use of Proceeds................................          13
Dilution.......................................          14
Capitalization.................................          15
Selected Combined Financial Data...............          16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          17
Business.......................................          23
Management.....................................          33
Principal and Selling Stockholders.............          39
Certain Transactions...........................          40
Description of Capital Stock...................          41
Shares Eligible for Future Sale................          44
Underwriting...................................          45
Legal Matters..................................          46
Experts........................................          46
Additional Information.........................          46
Index to Financial Statements..................         F-1

                            ------------------------

    UNTIL            , 1996  (25 DAYS AFTER  THE DATE OF  THIS PROSPECTUS),  ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,000,000 SHARES

                                     [LOGO]

                                 NEW YORK BAGEL
                               ENTERPRISES, INC.

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------
                         RAUSCHER PIERCE REFSNES, INC.

                              J.C. BRADFORD & CO.
                                         , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemized statement of the estimated expenses to be incurred in connection with the registration, issuance and distribution of the Common Stock covered by this Registration Statement, all of which will be paid by New York Bagel Enterprises, Inc. (the "Registrant"), none of which will be paid by the Selling Stockholders:


Securities and Exchange Commission Registration Fee......................  $   9,518
National Association of Securities Dealers, Inc. Filing Fee..............      3,260
Nasdaq National Market Application Fee...................................     28,000
Accounting Fees and Expenses.............................................    200,000
Legal Fees and Expenses..................................................    225,000
Blue Sky Fees and Expenses...............................................      7,500
Transfer Agent/Registrar Fees and Expenses...............................     10,000
Printing Expenses........................................................    150,000
Miscellaneous Expenses...................................................     66,722
                                                                           ---------
  Total..................................................................  $ 700,000
                                                                           ---------
                                                                           ---------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant is incorporated in Kansas. Under Section 17-6305 of the Kansas general corporation code, a Kansas corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The same test applies to actions brought by or in the right of the corporation with the additional requirement that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Article X of the Articles of Incorporation, Article VII of the Restated and Amended Articles of Incorporation to be effective upon the completion of this offering, Sec. 33 of the Bylaws and Section 60 of the Restated and Amended Bylaws of the Registrant to be effective upon the completion of this offering, provide for indemnification of directors and officers to the fullest extent permitted by the Kansas general corporation code. Reference is made to the Articles of
Incorporation, Restated and Amended Articles of Incorporation, Bylaws and Restated and Amended Bylaws of the Registrant, filed as Exhibits 3.1, 3.3, 3.2 and 3.4, respectively, hereto.

    The Registrant currently does not have directors' and officers' liability insurance covering certain liabilities incurred by the Registrant's directors and officers in connection with the performance of their duties.

    The Underwriting Agreement contains provisions by which each Underwriter severally agrees to indemnify the Registrant, any person controlling the Registrant within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Act") or Section 20 of the Securities Exchange Act of 1934, each director of the Registrant, and each officer of the Registrant who signs this Registration Statement with respect to information relating to such Underwriter furnished in writing by or on behalf of such Underwriter expressly for use in the Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The securities sold by the Registrant within the past three years have not been registered under the Act. Exemption from registration is claimed under
Section 4(2) of the Act in reference to all of such sales of securities. All securities sold within the past three years were shares of common stock, with the exception of the Convertible Debenture described below. There were no underwriting discounts or commissions on the sale of these securities. The holders of the securities referred to below agreed to take their securities for investment and not with a view to the distribution thereof. The certificates representing the securities contained legends identifying certain restrictions on the transferability thereof.

    The following sets forth information pertaining to sales of Common Stock by the Registrant within the past three years which gives effect to the 1.4-for-1 stock split effected as a stock dividend on June 4, 1996 and the conversion on a share-for-share basis of Class B Common Stock into Class A Common Stock and the reclassification of the Class A Common Stock into Common Stock:

PURCHASER                               DATE (1)              SHARES     CONSIDERATION
- ----------------------------  ----------------------------  -----------  --------------
Robert J. Geresi              December 31, 1995                 627,343  $    38,885
Paul R. Hoover                December 31, 1995                 141,698       70,000(2)
Vincent J. Vrana              December 31, 1995                 584,564       12,880
Paul T. Sorrentino            December 31, 1995                 627,343       38,885
David L. Murfin               December 31, 1995                 354,246      175,000(2)
Nancy Murfin Moxley and Mark
 A. Moxley                    December 31, 1995                  70,850       35,000(2)
Barbara Murfin Murphy         December 31, 1995                  70,850       35,000(2)
V. Richard Hoover             December 31, 1995                  70,850       35,000(2)
Rodney Joe Trizza             December 31, 1995                 161,951        1,000
Brent E. Durham               December 31, 1995                  24,217          250
John R. Geresi                December 31, 1995                  21,389       13,000
Chad E. Watkins               December 31, 1995                  30,391       25,000
Markus K. Scholler            January 1, 1996                    14,308        6,500
                                                            -----------
                                                              2,800,000
                                                            -----------
                                                            -----------

- ------------------------
(1) Shares issued on December 31, 1995 were issued in connection with the merger of New York Bagel Enterprises, Inc., an Oklahoma corporation, into the
    Registrant. Shares issued on January 1, 1996 were issued as employee compensation to the named individual.

(2) An aggregate of $350,000 in consideration was paid for shares in the Prior Entities, of which $300,000 was paid to Messrs. Geresi, Vrana and Sorrentino and $50,000 was contributed to the capital of one of the Prior Entities.

    On December 14, 1995, the Company issued a 4.0% contingently convertible subordinated debenture in the amount of $115,000 to The Estate of Stephen Z. Plotkin, a Tennessee probate estate, in connection with the acquisition of Nashville Bagel Co., Inc. (the "Convertible Debenture"). The Convertible
Debenture may be converted at the option of the debenture holder into 19,320 shares of Common Stock, in the event the entire debenture is converted.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


EXHIBIT NO.  EXHIBIT DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------
     1       Form of Underwriting Agreement.+
     2.1     Plan  and Agreement  of Merger dated  December 27, 1995,  by and between  New York Bagel
             Enterprises, Inc.,  a Kansas  corporation,  and New  York  Bagel Enterprises,  Inc.,  an
             Oklahoma corporation.*

EXHIBIT NO.  EXHIBIT DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------
     2.2     Plan  and Agreement  of Merger  dated December  27, 1995,  by and  among New  York Bagel
             Enterprises, Inc., VPR Incorporated, New York Bagel Shop, Inc., Bagel Boss, Inc., Bagels
             of Norman, Inc., New York Bagel Shop & Delicatessen, Inc.*
     2.3     Certificate of Ownership and Merger (Articles of Merger) Merging Nashville Bagel Co.  (a
             Tennessee corporation) into New York Bagel Enterprises, Inc. (an Oklahoma corporation).*
     2.4     Asset  Sale and Purchase Agreement dated December 27,  1995, by and among New York Bagel
             Enterprises, Inc., Central & Ridge Yogurt, Inc. and Paul R. Hoover.*
     3.1     Articles of Incorporation of the Registrant.*
     3.2     Bylaws of the Registrant.*
     3.3     Form of Restated and Amended Articles of Incorporation of the Registrant.
     3.4     Form of Restated and Amended Bylaws of the Registrant.*
     4.1     Specimen of Common Stock Certificate.
     4.2     Form of New York Bagel Enterprises, Inc. Grant of Incentive Stock Option.*
     4.3     Form of New York Bagel Enterprises, Inc. Grant of Nonqualified Stock Option.*
     4.4     New York Bagel Enterprises, Inc. 4% Convertible and Subordinated Debenture due  December
             14, 1999.*
     5       Opinion of Klenda, Mitchell, Austerman & Zuercher, L.L.C., counsel for the Registrant.
     9.1     Contract  for Sale  of Stock  dated June 21,  1994, by  and between  Robert Geresi, Paul
             Sorrentino and Vince Vrana and David L. Murfin and Paul R. Hoover.
     9.2     Stockholders' Agreement dated January 1, 1996, by and among Robert J. Geresi, Vincent J.
             Vrana, Paul T. Sorrentino, Paul R. Hoover, David L. Murfin, Nancy Murfin Moxley, Mark A.
             Moxley, Barbara Murfin  Murphy, V. Richard  Hoover, Philip Faubert,  Rodney Joe  Trizza,
             Brent Durham, John R. Geresi, Chad E. Watkins, Markus K. Scholler and the Company.*
    10.1     New York Bagel Enterprises, Inc. 1996 Incentive Plan.*
    10.2     Loan  Agreement dated December 26, 1995, by and between New York Bagel Enterprises, Inc.
             and Stillwater National Bank and Trust Company in the amount of $500,000.
    10.3     Loan Agreement dated December 29, 1995, by and between New York Bagel Enterprises,  Inc.
             and Stillwater National Bank and Trust Company in the amount of $2,750,000.
    10.4     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc. and
             Stillwater National Bank and Trust Company in the amount of $136,800.
    10.5     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc. and
             Stillwater National Bank and Trust Company in the amount of $136,800.
    10.6     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc. and
             Stillwater National Bank and Trust Company in the amount of $136,800.
    10.7     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc. and
             Stillwater National Bank and Trust Company in the amount of $180,800.

EXHIBIT NO.  EXHIBIT DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------
    10.8     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc. and
             Stillwater National Bank and Trust Company in the amount of $101,600.
    10.9     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc. and
             Stillwater National Bank and Trust Company in the amount of $107,200.
    10.10    Representative   Uniform  Franchise  Offering  Circular,  including  form  of  Franchise
             Agreement and form of Development Agreement.
    10.11    Lease Agreement  dated June  1, 1994,  by and  between Bagel  Land, Inc.  and Bagels  of
             Norman, Inc.
    10.12    Lease  Agreement dated  December 1, 1993,  by and  between Cherry Street  Land and Bagel
             Boss, Inc.
    10.13    Sublease dated April 1, 1996, by and between Murfin Drilling Company and New York  Bagel
             Enterprises, Inc.
    10.14    Loan  Agreement dated July 8, 1996, by and  between New York Bagel Enterprises, Inc. and
             Stillwater National Bank and Trust Company in the amount of $125,000.
    10.15    Loan Agreement dated July 8, 1996, by  and between New York Bagel Enterprises, Inc.  and
             Stillwater National Bank and Trust Company in the amount of $172,500.
    10.16    Loan  Agreement dated July 10, 1996, by and between New York Bagel Enterprises, Inc. and
             Stillwater National Bank and Trust Company in the amount of $300,000.
    10.17    Loan Agreement dated July 15, 1996, by and between New York Bagel Enterprises, Inc.  and
             Stillwater National Bank and Trust Company in the amount of $150,000.
    23.1     Consent of Klenda, Mitchell, Austerman & Zuercher, L.L.C.
    23.2     Consent of KPMG Peat Marwick LLP.
    24       Powers of Attorney included at page II-6.


- ------------------------

+To be supplied by amendment.


*Previously filed.


    (b) Financial Statement Schedules

    Financial statement schedules are not applicable or required.

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on this 26th day of July, 1996.


                                             NEW YORK BAGEL ENTERPRISES, INC.

                                          By         /s/ ROBERT J. GERESI

                                             -----------------------------------

                                                      Robert J. Geresi,
                                                 CHIEF EXECUTIVE OFFICER AND
                                                          PRESIDENT



    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

       /s/ ROBERT J. GERESI           Chairman of the Board,     July 26, 1996
- -----------------------------------   Chief Executive Officer
         Robert J. Geresi            and President (Principal
                                        Executive Officer)

        /s/ J. CHRIS DENNIS          Chief Financial Officer,    July 26, 1996
- -----------------------------------   Secretary and Treasurer
          J. Chris Dennis            (Principal Financial and
                                        Accounting Officer)

                 *                     Vice President -- New     July 26, 1996
- -----------------------------------    Store Development and
        Paul T. Sorrentino                   Director

        /s/ PAUL R. HOOVER               Vice President --       July 26, 1996
- -----------------------------------   Strategic Planning and
          Paul R. Hoover                     Director

                 *                           Director            July 26, 1996
- -----------------------------------
        William S. Atherton

                 *                           Director            July 26, 1996
- -----------------------------------
          David L. Murfin

    *By          /s/ ROBERT J.
                GERESI
- -----------------------------------
         Robert J. Geresi
         ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.  EXHIBIT DESCRIPTION
- -----------  ------------------------------------------------------------------------------------
     1       Form of Underwriting Agreement.+
     2.1     Plan  and Agreement of Merger dated December 27, 1995, by and between New York Bagel
             Enterprises, Inc., a Kansas  corporation, and New York  Bagel Enterprises, Inc.,  an
             Oklahoma corporation.*
     2.2     Plan  and Agreement of Merger  dated December 27, 1995, by  and among New York Bagel
             Enterprises, Inc., VPR Incorporated,  New York Bagel Shop,  Inc., Bagel Boss,  Inc.,
             Bagels of Norman, Inc., New York Bagel Shop & Delicatessen, Inc.*
     2.3     Certificate of Ownership and Merger (Articles of Merger) Merging Nashville Bagel Co.
             (a  Tennessee  corporation)  into  New York  Bagel  Enterprises,  Inc.  (an Oklahoma corporation).*
     2.4     Asset Sale and Purchase  Agreement dated December  27, 1995, by  and among New  York
             Bagel Enterprises, Inc., Central & Ridge Yogurt, Inc. and Paul R. Hoover.*
     3.1     Articles of Incorporation of the Registrant.*
     3.2     Bylaws of the Registrant.*
     3.3     Form of Restated and Amended Articles of Incorporation of the Registrant.
     3.4     Form of Restated and Amended Bylaws of the Registrant.*
     4.1     Specimen of Common Stock Certificate.
     4.2     Form of New York Bagel Enterprises, Inc. Grant of Incentive Stock Option.*
     4.3     Form of New York Bagel Enterprises, Inc. Grant of Nonqualified Stock Option.*
     4.4     New  York  Bagel Enterprises,  Inc. 4%  Convertible  and Subordinated  Debenture due
             December 14, 1999.*
     5       Opinion  of  Klenda,  Mitchell,  Austerman  &  Zuercher,  L.L.C.,  counsel  for  the
             Registrant.
     9.1     Contract  for Sale of Stock dated June 21,  1994, by and between Robert Geresi, Paul
             Sorrentino and Vince Vrana and David L. Murfin and Paul R. Hoover.
     9.2     Stockholders' Agreement  dated January  1,  1996, by  and  among Robert  J.  Geresi,
             Vincent  J. Vrana, Paul T. Sorrentino, Paul R. Hoover, David L. Murfin, Nancy Murfin
             Moxley, Mark A. Moxley,  Barbara Murfin Murphy, V.  Richard Hoover, Philip  Faubert,
             Rodney Joe Trizza, Brent Durham, John R. Geresi, Chad E. Watkins, Markus K. Scholler
             and the Company.*
    10.1     New York Bagel Enterprises, Inc. 1996 Incentive Plan.*
    10.2     Loan  Agreement dated December 26, 1995, by  and between New York Bagel Enterprises,
             Inc. and Stillwater National Bank and Trust Company in the amount of $500,000.
    10.3     Loan Agreement dated December 29, 1995,  by and between New York Bagel  Enterprises,
             Inc. and Stillwater National Bank and Trust Company in the amount of $2,750,000.
    10.4     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc.
             and Stillwater National Bank and Trust Company in the amount of $136,800.
    10.5     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc.
             and Stillwater National Bank and Trust Company in the amount of $136,800.
    10.6     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc.
             and Stillwater National Bank and Trust Company in the amount of $136,800.

EXHIBIT NO.  EXHIBIT DESCRIPTION
- -----------  ------------------------------------------------------------------------------------
    10.7     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc.
             and Stillwater National Bank and Trust Company in the amount of $180,800.
    10.8     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc.
             and Stillwater National Bank and Trust Company in the amount of $101,600.
    10.9     Loan Agreement dated March 15, 1996, by and between New York Bagel Enterprises, Inc.
             and Stillwater National Bank and Trust Company in the amount of $107,200.
    10.10    Representative  Uniform  Franchise Offering  Circular,  including form  of Franchise
             Agreement and form of Development Agreement.
    10.11    Lease Agreement dated June 1,  1994, by and between Bagel  Land, Inc. and Bagels  of
             Norman, Inc.
    10.12    Lease  Agreement dated December 1, 1993, by and between Cherry Street Land and Bagel
             Boss, Inc.
    10.13    Sublease dated April 1, 1996,  by and between Murfin  Drilling Company and New  York
             Bagel Enterprises, Inc.
    10.14    Loan  Agreement dated July 8, 1996, by  and between New York Bagel Enterprises, Inc.
             and Stillwater National Bank and Trust Company in the amount of $125,000.
    10.15    Loan Agreement dated July 8, 1996, by  and between New York Bagel Enterprises,  Inc.
             and Stillwater National Bank and Trust Company in the amount of $172,500.
    10.16    Loan  Agreement dated July 10, 1996, by and between New York Bagel Enterprises, Inc.
             and Stillwater National Bank and Trust Company in the amount of $300,000.
    10.17    Loan Agreement dated July 15, 1996, by and between New York Bagel Enterprises,  Inc.
             and Stillwater National Bank and Trust Company in the amount of $150,000.
    23.1     Consent of Klenda, Mitchell, Austerman & Zuercher, L.L.C.
    23.2     Consent of KPMG Peat Marwick LLP.
    24       Powers of Attorney included at page II-6.


- ------------------------

+To be supplied by amendment.


*Previously filed.